FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, FIRST AMENDMENT TO SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, FIRST AMENDMENT TO COMPANY GUARANTIES AND FIRST AMENDMENT TO SUBSIDIARY GUARANTIES
Dated as of February 26, 2016
among
GLOBAL PAYMENTS INC.,
The Other Borrowers Party Hereto,
The Guarantors Party Hereto
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
PNC CAPITAL MARKETS LLC,
TD SECURITIES (USA) LLC,
FIFTH THIRD BANK,
SUNTRUST ROBINSON HUMPHREY, INC.,
BARCLAYS BANK PLC,
and
CAPITAL ONE, N.A.,
as Joint Lead Arrangers
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Sole Bookrunner
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
PNC BANK, NATIONAL ASSOCIATION,
TD BANK, N.A.,
FIFTH THIRD BANK,
SUNTRUST BANK,
BARCLAYS BANK PLC,
and
CAPITAL ONE, N.A.,
as Co-Syndication Agents
BANK OF MONTREAL,
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
and
REGIONS BANK,
as Co-Documentation Agents
U.S. BANK NATIONAL ASSOCATION
and
HSBC BANK USA, N.A.,
as Co-Senior Managing Agents

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT,
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, FIRST AMENDMENT TO COMPANY GUARANTIES AND FIRST AMENDMENT TO SUBSIDIARY GUARANTIES

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, FIRST AMENDMENT TO SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT, FIRST AMENDMENT TO COMPANY GUARANTIES AND FIRST AMENDMENT TO SUBSIDIARY GUARANTIES dated as of February 26, 2016 (this “Amendment”) is entered into among Global Payments Inc., a Georgia corporation (the “Company”), the other borrowers party hereto (together with the Company, the “Borrowers” and each a “Borrower”), the Guarantors (as defined below) party hereto, the Lenders (as defined below) party hereto and Bank of America, N.A., as Administrative Agent (as defined below). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Amended Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrowers, the lenders party thereto (the “Revolving Lenders”) and Bank of America, N.A. (the “Revolving Administrative Agent”) entered into that certain Second Amended and Restated Credit Agreement dated as of July 31, 2015 (as amended or modified from time to time, the “Revolving Credit Agreement”);

WHEREAS, the Company, Global Payments Direct, Inc., the lenders party thereto (the “Term Lenders” and collectively with the Revolving Lenders, the “Lenders”) and Bank of America, N.A. (the “Term Administrative Agent” and collectively with the Revolving Administrative Agent, the “Administrative Agent”) entered into that certain Second Amended and Restated Term Loan Agreement dated as of July 31, 2015 (as amended or modified from time to time, the “Term Loan Agreement” and collectively with the Revolving Credit Agreement, the “Existing Credit Agreements”);

WHEREAS, the Company entered into that certain Second Amended and Restated Company Guaranty dated as of July 31, 2015 (as amended or modified from time to time, the “Revolving Company Guaranty”) in favor of the Revolving Administrative Agent and the Holders of Obligations (as defined in the Revolving Company Guaranty);

WHEREAS, certain Subsidiaries of the Company (the “Revolving Subsidiary Guarantors”) entered into that certain Second Amended and Restated Subsidiary Guaranty dated as of July 31, 2015 (as amended or modified from time to time, the “Revolving Subsidiary Guaranty”) in favor of the Revolving Administrative Agent and the Holders of Obligations (as defined in the Revolving Subsidiary Guaranty);

WHEREAS, the Company entered into that certain Second Amended and Restated Company Guaranty dated as of July 31, 2015 (as amended or modified from time to time, the “Term Company Guaranty” and collectively with the Revolving Company Guaranty, the “Existing Company Guaranties”) in favor of the Term Administrative Agent and the Holders of Obligations (as defined in the Term Company Guaranty);

WHEREAS, certain Subsidiaries of the Company (the “Term Subsidiary Guarantors” and collectively with the Revolving Subsidiary Guarantors, the “Guarantors”) entered into that certain Second Amended and Restated Subsidiary Guaranty dated as of July 31, 2015 (as amended or modified from time to time, the “Term Subsidiary Guaranty” and collectively with the Revolving Subsidiary Guaranty, the “Existing Subsidiary Guaranties”) in favor of the Term Administrative Agent and the Holders of Obligations (as defined in the Term Subsidiary Guaranty);

WHEREAS, the parties hereto agree to amend the Existing Credit Agreements, the Existing Company Guaranties and the Existing Subsidiary Guaranties as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendments to Existing Credit Agreements.

(a)    Effective upon satisfaction of the conditions precedent set forth herein, the Existing Credit Agreements, the Schedules to the Existing Credit Agreements and the Exhibits to the Existing Credit Agreements are hereby amended and restated in their entireties and combined into the agreement set forth in Annex I attached hereto (as so amended, collectively, the “Amended Credit Agreement”).
(b)    Effective upon satisfaction of the conditions precedent set forth herein, the Existing Company Guaranties are hereby amended and restated in their entireties and combined into the agreement set forth in Annex II attached hereto (as so amended, collectively, the “Amended Company Guaranty”). As so amended, the Existing Company Guaranties shall continue in full force and effect.
(c)    Effective upon satisfaction of the conditions precedent set forth herein, the Existing Subsidiary Guaranties are hereby amended and restated in their entireties and combined into the agreement set forth in Annex III attached hereto (as so amended, collectively, the “Amended Subsidiary Guaranty”). As so amended, the Existing Subsidiary Guaranties shall continue in full force and effect.
(d)    The parties hereto each hereby agree that, at such time as this Amendment shall have become effective pursuant to the terms hereof, (i) the Existing Credit Agreements automatically shall be deemed amended and restated in their entireties by the Amended Credit Agreement, (ii) the Revolving Commitments and Loans under the Revolving Credit Agreement and as defined therein and the Term Loan Commitments and Loans under the Term Loan Agreement and as defined therein automatically shall be continued as Commitments and Loans under the Amended Credit Agreement, as set forth therein, (iii) the Existing Company Guaranties automatically shall be deemed amended and restated in their entireties by the Amended Company Guaranty, (iv) the Guaranteed Obligations under the Revolving Company Guaranty and as defined therein and the Guaranteed Obligations under the Term Company Guaranty and as defined therein automatically shall be continued as Guaranteed Obligations under the Amended Company Guaranty, as set forth therein, (v) the Existing Subsidiary Guaranties automatically shall be deemed amended and restated in their entireties by the Amended Subsidiary Guaranty and (vi) the Guaranteed Obligations under the Revolving Subsidiary Guaranty and as defined therein and the Guaranteed Obligations under the Term Subsidiary Guaranty and as defined therein automatically shall be continued as Guaranteed Obligations under the Amended Subsidiary Guaranty, as set forth therein. The Amended Credit Agreement is not a novation of the Revolving Credit Agreement or the Term Loan Agreement. The Amended Company Guaranty is not a novation of the Revolving Company Guaranty or the Term Company Guaranty. The Amended Subsidiary Guaranty is not a novation of the Revolving Subsidiary Guaranty or the Term Subsidiary Guaranty.
2.     Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent:

(a)    Receipt by the Administrative Agent of counterparts of this Amendment duly executed by the Borrowers, the Guarantors, the Required Lenders under the Revolving Credit Agreement, the Required Lenders under the Term Loan Agreement and the Administrative Agent;

(b)    Receipt by the Administrative Agent of fully executed Delayed Draw Term Notes (to the extent requested by any Delayed Draw Term Lender);

(c)    Receipt by the Administrative Agent of satisfactory evidence that (i) the representations and warranties of the Borrowers set forth in Article V of the Amended Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date (in which event such representations and warranties shall have been true in all material respects on and as of such earlier date) and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default;

(d)    Receipt by the Administrative Agent of favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date), in a form reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Credit Parties, this Amendment as the Required Lenders shall reasonably request; and

(e)    Receipt by the Administrative Agent of such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party (other than the Foreign Borrowers), the authorization of this Amendment, and any other legal matters relating to the Credit Parties (other than the Foreign Borrowers), all in form and substance satisfactory to the Administrative Agent and its counsel.

3.    New Lenders. By executing this Amendment, each Lender that was not a party to the Revolving Credit Agreement or the Term Loan Agreement prior to the date of this Amendment hereby joins the Amended Credit Agreement as a Lender party thereto, ratifies the terms and conditions of the Amended Credit Agreement and agrees to be bound by all of the terms and conditions of the Amended Credit Agreement.

4.    Miscellaneous.

(a)    The Existing Credit Agreements, the Existing Company Guaranties, the Existing Subsidiary Guaranties and the obligations of the Credit Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, as amended hereby. This Amendment is a Loan Document.

(b)    Each Guarantor joins the execution of this Amendment for the purpose of (a) acknowledging and consenting to all of the terms and conditions of this Amendment, (b) affirming all of its obligations under the Loan Documents and (c) agreeing that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Existing Credit Agreements or the other Loan Documents.

(c)    Each Borrower hereby represents and warrants as follows:

(i)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(ii)    This Amendment has been duly executed and delivered by it and constitutes such Borrower’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) Debtor Relief Law and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Borrower of this Amendment.

(d)    The Borrowers represent and warrant to the Lenders that (i) the representations and warranties of the Borrowers set forth in Article V of the Amended Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date (in which event such representations and warranties shall have been true in all material respects on and as of such earlier date) and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(e)    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

Delivery of an executed counterpart of this Amendment by telecopy or other secure electronic format (.pdf) shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(f)    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:

GLOBAL PAYMENTS INC.,
as a Borrower under the Revolving Credit Agreement and as a Borrower under the Term Loan Agreement

By: /s/ David L. Green
Name: David L. Green
Title: Executive Vice President, Secretary and General Counsel

GLOBAL PAYMENTS DIRECT, INC., as a Borrower under the Revolving Credit Agreement and as a Borrower under the Term Loan Agreement By: /s/ David L. Green Name: David L. Green Title: Secretary
GLOBAL PAYMENTS UK LTD., as a Borrower under the Revolving Credit Agreement By: /s/ David L. Green Name: David L. Green Title: Director
GLOBAL PAYMENTS ACQUISITION CORPORATION 2 S.À.R.L., as a Borrower under the Revolving Credit Agreement By: /s/ David L. Green Name: David L. Green Title: Manager

GLOBAL PAYMENTS ACQUISITION PS 1 - GLOBAL PAYMENTS DIRECT S.E.N.C.,
as a Borrower under the Revolving Credit Agreement

By: Global Payments Direct, Inc., its General Partner

By: /s/ David L. Green
Name: David L. Green
Title: Secretary

GLOBAL PAYMENTS INC.
FIRST AMENDMENT

GLOBAL PAYMENTS ACQUISITION PS 2 C.V., as a Borrower under the Revolving Credit Agreement

By: Global Payments Direct., Inc., acting in its capacity as general partner of Global Payments Acquisition PS 1 C.V., in its turn representing Global Payments Acquisition PS 1 - Global Payments Direct S.e.n.c., in its turn acting in its capacity as general partner on behalf and for the benefit of Global Payments Acquisition PS 2 C.V.

By: /s/ David L. Green
Name: David L. Green
Title: Secretary

GUARANTORS:

GLOBAL PAYMENTS DIRECT INC., as a Guarantor under the Revolving Credit Agreement and the Term Loan Agreement By: /s/ David L. Green Name: David L. Green Title: Secretary
GLOBAL PAYMENTS CHECK SERVICES INC., as a Guarantor under the Revolving Credit Agreement and the Term Loan Agreement By: /s/ L.J. Williams Name: L.J. Williams Title: Secretary
GLOBAL PAYMENTS GAMING SERVICES INC., as a Guarantor under the Revolving Credit Agreement and the Term Loan Agreement By: /s/ L.J. Williams Name: L.J. Williams Title: Secretary

GLOBAL PAYMENTS INC.
FIRST AMENDMENT

ADMINISTRATIVE
AGENT:

BANK OF AMERICA, N.A., as Revolving Administrative Agent and Term Administrative Agent By: /s/ Maurice E. Washington Name: Maurice E. Washington Title: Vice President

LENDERS:

BANK OF AMERICA, N.A., as a Revolving Lender, a Term Lender, Swing Line Lender and L/C Issuer By: /s/ Thomas M. Paulk Name: Thomas M. Paulk Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Revolving Lender and a Term Lender By: /s/ Lillian Kim Name: Lillian Kim Title: Director

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Lender and a Term Lender By: /s/ Andrew Fraser Name: Andrew Fraser Title: Vice President

TD BANK, N.A., as a Revolving Lender and a Term Lender By: /s/ Shreya Shah Name: Shreya Shah Title: Senior Vice President

FIFTH THIRD BANK, as a Revolving Lender and a Term Lender By: /s/ Robert Urban Name: Robert Urban Title: Managing Director

SUNTRUST BANK, as a Revolving Lender and a Term Lender By: /s/ Michael Chanin Name: Michael Chanin Title: Vice President

GLOBAL PAYMENTS INC.
FIRST AMENDMENT

BARCLAYS BANK PLC, as a Revolving Lender and a Term Lender By: /s/ Ritam Bhalla Name: Ritam Bhalla Title: Director

CAPITAL ONE, N.A., as a Revolving Lender and a Term Lender By: /s/ Jeremy Mipro Name: Jeremy Mipro Title: Assistant Vice President

BANK OF MONTREAL, as a Revolving Lender and a Term Lender

By: /s/ Christina Boyle
Name: Christina Boyle
Title: Managing Director

By: /s/ Anthony Ebdon
Name: Anthony Ebdon
Title: MD

By: /s/ A. McClinton
Name: A. McClinton
Title: MD

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Revolving Lender and a Term Lender

By: /s/ Andrew R. Campbell
Name: Andrew R. Campbell
Title: Authorized Signatory

By: /s/ Gordon R. Eadon
Name: Gordon R. Eadon
Title: Authorized Signatory

REGIONS BANK, as a Revolving Lender and a Term Lender By: /s/ Stephen T. Hatch Name: Stephen T. Hatch Title: Director

U.S. BANK NATIONAL ASSOCIATION, as a Revolving Lender and a Term Lender By: /s/ Allison Burgun Name: Allison Burgun Title: Vice President

HSBC BANK USA, N.A., as a Revolving Lender By: /s/ Stephen J. Contino Name: Stephen J. Contino Title: Relationship Manager

GLOBAL PAYMENTS INC.
FIRST AMENDMENT

CITIBANK, N.A., as a Revolving Lender and a Term Lender By: /s/ Erik Anderson Name: Erik Anderson Title: Vice President

CITIZENS BANK, N.A., as a Delayed Draw Term Lender By: /s/ Sean J. Lynch Name: Sean J. Lynch Title: Managing Director

MIZUHO BANK, LTD., as a Delayed Draw Term Lender By: /s/ James R. Fayen Name: James R. Fayen Title: Deputy General Manager

THE NORTHERN TRUST COMPANY, as a Revolving Lender and a Term Lender By: /s/ Kimberly A. Crotty Name: Kimberly A. Crotty Title: VP

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Revolving Lender and a Term Lender By: /s/ Anthony J. Richter Name: Anthony J. Richter Title: Director

Banco Popular de Puerto Rico, New York Branch, as a Delayed Draw Term Lender By: /s/ Hector J. Gonzalez Name: Hector J. Gonzalez Title: Vice President

Capital Bank Corporation, as a Delayed Draw Term Lender By: /s/ William W. Adams, Jr. Name: William W. Adams, Jr. Title: Senior Vice President

GOLDMAN SACHS BANK USA, as a Revolving Lender and a Term Lender By: /s/ Jerry Li Name: Jerry Li Title: Authorized Signatory

GLOBAL PAYMENTS INC.
FIRST AMENDMENT

First Commercial Bank, Ltd. New York Branch, as a Delayed Draw Term Lender By: /s/ Bill Wang Name: Bill Wang Title: SVP & General Manager

TAIWAN BUSINESS BANK, LOS ANGELES BRANCH, as a Delayed Draw Term Lender By: /s/ Sandy Chen Name: Sandy Chen Title: General Manager

BANK OF TAIWAN, NEW YORK BRANCH, as a Delayed Draw Term Lender By: /s/ Yue-Li Shih Name: Yue-Li Shih Title: VP & General Manager

LAND BANK OF TAIWAN, NEW YORK BRANCH, as a Delayed Draw Term Lender By: /s/ Arthur Chen Name: Arthur Chen Title: General Manager

HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY, as a Delayed Draw Term Lender By: /s/ Wen-Taug, Wang Name: Wen-Taug, Wang Title: Vice President & General Manager

TAIWAN COOPERATIVE BANK, LTD., ACTING THROUGH ITS NEW YORK BRANCH, as a Delayed Draw Term Lender By: /s/ Li-Hua Huang Name: Li-Hua Huang Title: Senior Vice President & General Manager

FirstMerit Bank, N.A., as a Term Lender By: /s/ Sherlyn Nelson Name: Sherlyn Nelson Title: Director

TRUSTMARK BANK, N.A., as a Term Lender By: /s/ Robert Whartenby Name: Robert Whartenby Title: First Vice President

STIFEL BANK & TRUST, as a Delayed Draw Term Lender By: /s/ Matthew L. Diehl Name: Matthew L. Diehl Title: Senior Vice President

GLOBAL PAYMENTS INC.
FIRST AMENDMENT

CRÉDIT INDUSTRIEL ET COMMERCIAL - NY BRANCH, as a Delayed Draw Incremental Term Loan A Lender

By: /s/ Garry Weiss
Name: Garry Weiss
Title: Managing Director

By: /s/ Clifford Abramsky
Name: Clifford Abramsky
Title: Managing Director

First Hawaiian Bank, as a Delayed Draw Term Lender By: /s/ Jeffrey Inouye Name: Jeffrey Inouye Title: Vice President

CITY NATIONAL BANK OF FLORIDA, as a Delayed Draw Term Lender By: /s/ Tyler P. Kurau Name: Tyler P. Kurau Title: Senior Vice President

AMERICAN SAVINGS BANK, F.S.B., as a Delayed Draw Term Lender By: /s/ Danford H. Oshima Name: Danford H. Oshima Title: Senior Vice President

ATLANTIC CAPITAL BANK, N.A., as a Delayed Draw Term Lender By: /s/ Preston McDonald Name: Preston McDonald Title: Vice President

GLOBAL PAYMENTS INC.
FIRST AMENDMENT

ANNEX I

(See attached.)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
(as amended by that certain First Amendment to Second Amended and Restated Credit Agreement and First Amendment to Second Amended and Restated Term Loan Agreement dated February 26, 2016)

Dated as of July 31, 2015

among

GLOBAL PAYMENTS INC.,

The Other Borrowers Party Hereto,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer

and

The Other Lenders Party Hereto

5.03	Governmental Approvals; No Conflicts	86
5.04	Financial Condition; No Material Adverse Change	86
5.05	Properties	86
5.06	Litigation and Environmental Matters	87
5.07	Compliance with Laws and Agreements	87
5.08	Investment Company Status	87
5.09	Taxes	87
5.10	ERISA	87
5.11	Subsidiaries	87
5.12	Margin Securities	87
5.13	Disclosure	87
5.14	Taxpayer Identification Number; Other Identifying Information	88
5.15	OFAC	88
5.16	Anti-Corruption Laws	88
5.17	Perfection of Security Interests in the Collateral	88
5.18	Solvency	88
5.19	EEA Financial Institution Status	88
ARTICLE VI AFFIRMATIVE COVENANTS		88
6.01	Financial Statements and Other Information	88
6.02	Notices of Material Events	90
6.03	Maintenance of Existence	91
6.04	Payment of Obligations	91
6.05	Maintenance of Properties; Insurance	91
6.06	Books and Records; Inspection Rights	92
6.07	Compliance with Laws	92
6.08	Use of Proceeds	92
6.09A	Additional Guarantors	92
6.09B	Additional Guarantors	92
6.10	Anti-Corruption Laws	93
6.11	Pledged Assets	93
6.12	Maintenance of Ratings	94
ARTICLE VII NEGATIVE COVENANTS		94
7.01A	Subsidiary Indebtedness	94
7.01B	Indebtedness	95
7.02A	Liens	97
7.02B	Liens	98
7.03	Consolidations, Mergers and Sales of Assets	98
7.04	Lines of Business	100
7.05	Transactions with Affiliates	100
7.06	Restricted Payments	100
7.07	Accounting Changes	101
7.08A	Leverage Ratio	101
7.08B	Leverage Ratio	102
7.09A	Fixed Charge Coverage Ratio	102
7.09B	Fixed Charge Coverage Ratio	102
7.10	Sanctions	102

7.11	Anti-Corruption Laws	102
7.12	Investments	102
7.13	Burdensome Agreements	103
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		104
8.01	Events of Default	104
8.02	Application of Funds	106
ARTICLE IX ADMINISTRATIVE AGENT		107
9.01	Appointment and Authority	107
9.02	Rights as a Lender	107
9.03	Exculpatory Provisions	107
9.04	Reliance by Administrative Agent	108
9.05	Delegation of Duties	108
9.06	Resignation of Administrative Agent	109
9.07	Non‑Reliance on Administrative Agent and Other Lenders	110
9.08	No Other Duties, Etc	110
9.09	Administrative Agent May File Proofs of Claim	110
9.10	Collateral and Guaranty Matters	111
9.11	Related Swap Agreements	112
ARTICLE X MISCELLANEOUS		113
10.01	Amendments, Etc.	114
10.02	Notices; Effectiveness; Electronic Communication	116
10.03	No Waiver; Cumulative Remedies; Enforcement	116
10.04	Expenses; Indemnity; Damage Waiver	116
10.05	Payments Set Aside	118
10.06	Successors and Assigns	118
10.07	Treatment of Certain Information; Confidentiality.	122
10.08	Right to Setoff	123
10.09	Interest Rate Limitation	124
10.10	Counterparts; Integration; Effectiveness; Amendment and Restatement	124
10.11	Survival of Representations and Warranties	124
10.12	Severability	125
10.13	Replacement of Lenders	125
10.14	Governing Law; Jurisdiction; Etc.	125
10.15	Waiver of Jury Trial	127
10.16	No Advisory or Fiduciary Responsibility	127
10.17	Electronic Execution of Assignments and Certain Other Documents	127
10.18	USA PATRIOT Act	128
10.19	Judgment Currency	128
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	128

SCHEDULES
1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.11	Subsidiaries
7.01	Existing Indebtedness
7.02	Existing Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A-1	Loan Notice
A-2	Swing Line Loan Notice
B-1	Revolving Note (Domestic)
B-2	Revolving Note (Foreign)
B-3	Existing Term Note
B-4	Incremental Term Note
B-5	Delayed Draw Term Note
B-6	Heartland Incremental Term B Note
B-7	Swing Line Note
C-1	Compliance Certificate (Pre-Heartland Acquisition)
C-2	Compliance Certificate (Post-Heartland Acquisition)
D	Assignment and Assumption
E	Second Amended and Restated Subsidiary Guaranty
F	Borrower Request and Assumption Agreement
G	Borrower Notice
H	Second Amended and Restated Company Guaranty
I	U.S. Tax Compliance Certificates
J	Secured Party Designation Notice
K	Incremental Term Loan Lender Joinder Agreement
L	Heartland Incremental Term B Loan Lender Joinder Agreement
M	Solvency Certificate
N	Security Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of July 31, 2015, among GLOBAL PAYMENTS INC., a Georgia corporation (the “Company”), the other Borrowers from time to time party hereto, each Lender (defined below) from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrowers are party to a certain Amended and Restated Credit Agreement dated as of February 28, 2014 with certain Lenders and Bank of America, N.A., as administrative agent for such Lenders (as amended, supplemented or otherwise modified from time to time until (but not including) the date of this Agreement, the “2014 Credit Agreement”).

The 2014 Credit Agreement was amended and restated by this Agreement (as amended, supplemented or otherwise modified from time to time until (but not including) the First Amendment Effective Date (defined below), the “Existing Revolving Credit Agreement”).
The Company and Global Payments Direct are party to a certain Second Amended and Restated Term Loan Agreement dated as of July 31, 2015 with certain Lenders and Bank of America, N.A., as administrative agent for such Lenders (as amended, supplemented or otherwise modified from time to time until (but not including) the First Amendment Effective Date, the “Existing Term Loan Agreement” and together with the Existing Revolving Credit Agreement, the “Existing Credit Agreements”).
The parties to this Agreement desire to amend the Existing Credit Agreements as set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.18.

“Acquired Entity” means the assets, in the case of an acquisition of assets, or Equity Interests (or, if the context requires, the Person that is the issuer of such Equity Interests), in the case of an acquisition of Equity Interests, acquired by the Company or any of its Subsidiaries pursuant to an Acquisition.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Person (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership, limited liability company or division or other business unit or segment thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the aggregate Revolving Commitments of all the Revolving Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the First Amendment Effective Date is ONE BILLION TWO HUNDRED FIFTY MILLION DOLLARS ($1,250,000,000).

“Agreement” means this Second Amended and Restated Credit Agreement.

“All-In-Yield” means, with respect to any Indebtedness (including the Existing Term Loan, any Incremental Term Loan, any Delayed Draw Term Loan and any Heartland Incremental Term B Loan), the weighted average yield to maturity with respect to such Indebtedness which shall take into account interest rate margins and any interest rate floors or similar devices, and shall be deemed to include any original issue discount and any fees (other than facility arrangement, structuring, underwriting, closing or other similar fees and expenses not paid for the account of, or distributed to, all Lenders providing such Indebtedness) paid or payable in connection with such Indebtedness, in each case, as reasonably determined by the Administrative Agent in a manner consistent with customary financial practice based on an assumed four-year life to maturity or, if less, the actual remaining life to maturity of such Indebtedness, commencing from the borrowing date of such Indebtedness and assuming that the interest rate (including the Applicable Rate) for such Indebtedness in effect on such borrowing date (after giving effect to the incurrence of such Indebtedness) shall be the interest rate on such Indebtedness for the entire Weighted Average Life to Maturity of such Indebtedness.

“Alternative Currency” means, with respect to Revolving Loans and Letters of Credit, each of Euro, Sterling, Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Percentage” means, with respect to any Lender at any time, (a) with respect to such Revolving Lender’s Revolving Commitment, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender’s portion of the outstanding Existing Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Existing Term Loan held by such Lender at such time, subject to adjustment as provided in Section 2.15, (c) with respect to such Lender’s portion of any outstanding Incremental Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Incremental Term Loan held by such Lender at such time, subject to adjustment as provided in Section 2.15, (d) with respect to such Lender’s portion of any Delayed Draw Term Loan Commitment at any time during the Availability Period, the percentage (carried out to the ninth decimal place) of the amount of such Delayed Draw Term Loan Commitment held by such Lender at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Delayed Draw Term Loans has been terminated pursuant to Section 8.02 or if the Delayed Draw Term Loan Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (e) with respect to such Lender’s portion of any outstanding Delayed Draw Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Delayed Draw Term Loan held by such Lender at such time, subject to adjustment as provided in Section 2.15 and (f) with respect to such Lender’s portion of any outstanding Heartland Incremental Term B Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Heartland Incremental Term B Loan held by such Lender at such time, subject to adjustment as provided in Section 2.15. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.02(f), 2.02(g) or 2.02(h), as applicable.

“Applicable Rate” means with respect to:

(a)     any Incremental Term Loan made pursuant to any Incremental Term Loan Lender Joinder Agreement, the percentage(s) per annum set forth in such Incremental Term Loan Lender Joinder Agreement;

(b)     any Heartland Incremental Term B Loan made pursuant to any Heartland Incremental Term B Loan Lender Joinder Agreement, the percentages(s) per annum set forth in such Heartland Incremental Term B Loan Lender Joinder Agreement;

(c)     Revolving Loans, Swing Line Loans, Existing Term Loans, Delayed Draw Term Loans, the Commitment Fee and Letter of Credit Fees prior to the Heartland Acquisition Closing Date, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Pricing Level	Leverage Ratio	Eurocurrency Rate Loans and Letter of Credit Fees	Base Rate Loans	Commitment Fee
1	< 1.00 to 1.0	1.000%	0.000%	0.100%
2	> 1.00 to 1.0 but < 1.50 to 1.0	1.125%	0.125%	0.125%
3	> 1.50 to 1.0 but < 2.00 to 1.0	1.250%	0.250%	0.150%
4	> 2.00 to 1.0 but < 2.50 to 1.0	1.375%	0.375%	0.175%
5	> 2.50 to 1.0 but < 3.00 to 1.0	1.500%	0.500%	0.200%
6	> 3.00 to 1.0	1.750%	0.750%	0.250%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Subject to the proviso in the immediately preceding sentence, the Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c) for the Fiscal Quarter of the Company ending August 31, 2015, shall be determined based upon Pricing Level 5; and
(d)     Revolving Loans, Swing Line Loans, Existing Term Loans, Delayed Draw Term Loans, the Commitment Fee and Letter of Credit Fees upon and after the Heartland Acquisition Closing Date, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(c):

Pricing Level	Leverage Ratio	Eurocurrency Rate Loans and Letter of Credit Fees	Base Rate Loans	Commitment Fee

1	< 2.25 to 1.0	1.75%	0.75%	0.25%
2	> 2.25 to 1.0 or < 3.25 to 1.0	2.00%	1.00%	0.25%
3	> 3.25 to 1.0 or < 4.00 to 1.0	2.25%	1.25%	0.30%
4	> 4.00 to 1.0	2.50%	1.50%	0.35%
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Subject to the proviso in the immediately preceding sentence, the Applicable Rate in effect from the Heartland Acquisition Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c) for the second full Fiscal Quarter of the Company ending after the Heartland Acquisition Closing Date shall be determined based upon Pricing Level 4.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd., PNC Capital Markets LLC, TD Securities (USA) LLC, SunTrust Robinson Humphrey, Inc., Fifth Third Bank, Barclays Bank PLC and Capital One, N.A. in their capacity as joint lead arrangers and joint bookrunners.

“Asset Sale” means the non-ordinary course sale (including any transaction that has the economic effect of a sale), transfer or other disposition (by way of merger or otherwise, including sales in connection with a sale and leaseback transaction, or as a result of any condemnation or casualty in respect of property) by the Company or any Subsidiary to any Person other than a Credit Party, of (a) any Equity Interests of any Subsidiary, or (b) any other assets of the Company or any Subsidiary (other than inventory licenses and sublicenses granted in the ordinary course of business, obsolete or worn out assets, scrap, cash equivalents, and marketable securities, in each case disposed of in the ordinary course of business and the unwinding of any Swap Agreement), except (i) Permitted Sale-Leasebacks and (ii) sales, transfers or other dispositions of any assets in one transaction or a series of related transactions having a value not in excess of $20,000,000; provided that the aggregate value of all assets sold, transferred or disposed of during the term of this Agreement pursuant to clause (ii) shall not exceed $100,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended May 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means, (a) with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments in their entirety pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 and (b) with respect to the Delayed Draw Term Loan Commitments, the period from the First Amendment Effective Date to the earliest of (i) June 15, 2016; provided, that, if on such date, all of the conditions set forth in Article VI and Article VII of the Heartland Merger Agreement are satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Heartland Acquisition, provided that such conditions would be satisfied if the closing of the Heartland Acquisition occurred on such date) and the Marketing Period (as defined in the Heartland Merger Agreement) has commenced and not ended (the “Ongoing Marketing Period”), such date shall be automatically extended to the twenty-first (21st) Business Day following the first day of the Ongoing Marketing Period, (ii) the date of termination of the Delayed Draw Term Loan Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Delayed Draw Term Lender to make Loans pursuant to Section 8.02.

“Available ECF Amount” means, on any date, an amount determined on a cumulative basis equal to the portion of Excess Cash Flow for each Fiscal Year, commencing with the Fiscal Year of the Company ending May 31, 2017 and ending thereafter with the Fiscal Year of the Company most recently ended prior to such date for which financial statements and a Compliance Certificate have been delivered pursuant to Section 6.01(c) to the extent Not Otherwise Applied.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Subsidiary” means any Subsidiary that is a bank, limited purpose bank, or similarly regulated Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Base Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“BIN/ISO Agreements” means (a) any sponsorship, depository, processing or similar agreement with a bank or financial institution providing for the use of such bank or financial institution’s BIN or ICA (or similar mechanism) to clear credit card transactions through one or more card associations, or (b) any agreement with any independent sales organization or similar entity related to, or providing for, payments processing to merchant customers.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means each of the Company, Global Payments Direct and any Designated Borrower that is identified on Schedule 5.11 as a Borrower or becomes a Borrower under the terms of Section 2.16.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16(a).

“Borrowing” means each of the following, as the context may require: (a) a borrowing of Swing Line Loans pursuant to Section 2.04, and (b) a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Receivables” means the accounts receivable of Global Payments Direct generated in the ordinary course of business of its merchant processing business in Canada, including VISA receivables, debit card receivables, merchant charge‑back receivables and merchant business receivables (relating to fees owed to Global Payments Direct by its Canadian VISA merchants) generated in connection with such business and any indemnities or obligations of VISA related to non-payment of the foregoing.

“Canadian Receivables Collateral” means, collectively, the Canadian Receivables, the accounts maintained by Global Payments Direct with Canadian Imperial Bank of Commerce and into which are deposited only proceeds of the Canadian Receivables and other sums anticipated for use in connection with the settlement of the Canadian Receivables, and any foreign exchange hedging contracts entered into by Global Payments Direct in order to mitigate foreign currency exchange risk arising in respect of obligations under the Canadian Receivables Credit Facility, together with all products and proceeds of the foregoing.

“Canadian Receivables Credit Facility” means the documents evidencing the credit facility made available to Global Payments Direct by Canadian Imperial Bank of Commerce providing for short‑term advances to Global

Payments Direct made in respect of the Canadian Receivables, with the obligations of Global Payments Direct under such credit facility to be Guaranteed by the Company and certain Subsidiaries, together with any refinancings or replacements of such credit facility and any amendments or modifications of such credit facility or refinancing or replacement, in each case to the extent any such refinancing, replacement, amendment or modification is not on terms or otherwise less favorable in any material respect to the Lenders or the Administrative Agent.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (1) with respect to the Company or any of its Subsidiaries: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d) and (2) with respect to any Foreign Subsidiary: (a) investments of the type and maturity described in clause (1) above of foreign commercial banks, which investments or commercial banks (or the parents of such commercial banks) have the ratings described in such clauses or reasonably equivalent ratings from comparable foreign rating agencies (if available) and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management of comparable tenure and credit quality to those described in clause (1) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Cash Management Agreement in effect on or prior to the First Amendment Effective Date, is, as of the First Amendment Effective Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Cash Management Agreement or (c) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means the occurrence of one or more of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any entity, organization or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting stock of the Company; (b) during any period of up to 12 months, individuals who at the beginning of such 12 month period were directors of the Company (together with any new directors whose election or nomination for election by the Company’s board of directors was approved by a vote of at least two‑thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death, disability or voluntary retirement not for reasons related to an actual or proposed change of control) to constitute at least a majority of the directors of the Company then in office; (c) the Company ceases to own (directly or indirectly) 100% of the outstanding shares of the voting stock of Global Payments Direct; (d) the Company ceases to own (directly or indirectly) 100% of the outstanding shares of the voting stock of each Designated Borrower; or (e) the occurrence of any sale, lease, exchange or other transfer (in a single transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (as defined above).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Closing Date” means July 31, 2015.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations and excluding, for the avoidance of doubt, any Excluded Property.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by any Credit Party pursuant to the terms of Section 6.11 or any of the Loan Documents.

“Commitment” means an Existing Term Loan Commitment, a Revolving Commitment, an Incremental Term Loan Commitment, a Delayed Draw Term Loan Commitment or a Heartland Incremental Term B Loan Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Second Amended and Restated Company Guaranty substantially in the form of Exhibit H (including any and all supplements thereto) executed and delivered by the Company, in favor of the Administrative Agent, the Lenders and the Swap Providers.

“Compliance Certificate” means, prior to the consummation of the Heartland Acquisition, a certificate substantially in the form of Exhibit C-1 and, after the consummation of the Heartland Acquisition, a certificate substantially in the form of Exhibit C-2.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Corporate Restructuring” means the transfer of any Foreign Subsidiary (or any Equity Interests in any Foreign Subsidiary) to any other Foreign Subsidiary of the Company, or the transfer by any Foreign Subsidiary of any Domestic Subsidiary (or Equity Interests in any Domestic Subsidiary) to any other Foreign Subsidiary or Domestic Subsidiary of the Company, in each case, in connection with bona fide tax planning activities so long as (a) taken as a whole, the value of the Collateral securing the Obligations is not materially reduced and (b) the security interests of the Administrative Agent, on behalf of the Lenders, in the Collateral, taken as a whole, are not materially impaired, in each case, as reasonably determined by the Administrative Agent in consultation with the Company.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means, collectively, each Borrower and each Guarantor.

“Customary Settlement Lien Intercreditor Agreement” means that certain Intercreditor Agreement dated within 20 Business Days of the Heartland Acquisition Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) by and among Global Payments Direct, Wells Fargo Bank, National Association and the Administrative Agent, or any other intercreditor agreement by and among the Company, any applicable Person for the benefit of whom any applicable obligations are secured by a Settlement Lien and the Administrative Agent, in each case, in form and substance reasonably satisfactory in all respects to the Administrative Agent.

“Debt Issuance” means the issuance by the Company or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.01A or 7.01B, as applicable.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Delayed Draw Term Lender” means any Lender that holds a portion of the Delayed Draw Term Loans at such time.

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(d).

“Delayed Draw Term Loan Commitment” means, as to each Delayed Draw Term Lender, its obligation to make a portion of the Delayed Draw Term Loan to the Company pursuant to Section 2.01(d), in the principal amount set forth opposite such Delayed Draw Term Lender’s name on Schedule 2.01, as such amounts may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Delayed Draw Term Loan Commitments of all of the Delayed Draw Term Lenders in effect on the First Amendment Effective Date is SIX HUNDRED EIGHTY-FIVE MILLION DOLLARS ($685,000,000).

“Delayed Draw Term Loan Commitment Fee” has the meaning specified in Section 2.09(b).
“Delayed Draw Term Note” has the meaning specified in Section 2.11(a).

“Designated Borrower” means any Subsidiary that has been designated as a Borrower pursuant to the terms hereof and that has not ceased to be a Borrower pursuant to the terms hereof.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Subsidiaries” means the non-wholly owned Subsidiaries of the Company that are subject to an encumbrance or restriction pursuant to an agreement between the Company or the applicable Subsidiary with the Person (other than any Affiliate of the Company) owning the minority of the outstanding Equity Interests in such non-wholly owned Subsidiary of the Company requiring the consent of such Person prior to (a) paying dividends or making any other distributions on any of its Equity Interests, (b) paying any amounts owing to the Company or any of its Subsidiaries or (iii) granting any Liens on any of its assets to secure any of the Obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dutch Auction” means an auction (an “Auction”) conducted by the Company or one of its Subsidiaries in order to purchase any Heartland Incremental Term B Loans (the “Purchase”) in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Company:

(a)Notice Procedures. In connection with any Auction, the Company shall provide notification to the Administrative Agent (for distribution to the Heartland Incremental Term B Lenders) of the Heartland Incremental Term B Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 in excess thereof (the “Auction Amount”), and (ii) the discounts to par, which shall be expressed as a range of percentages of the par principal amount of the Heartland Incremental Term B Loans at issue (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction.

(b)Reply Procedures. In connection with any Auction, each Heartland Incremental Term B Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the Heartland Incremental Term B Loans such Heartland Incremental Term B Lender is willing to sell, which must be in increments of $1,000,000 or in an amount equal to such Lender’s entire remaining amount of its Heartland Incremental Term B Loans (the “Reply Amount”). The Heartland Incremental Term B Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Heartland Incremental Term B Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent.

(c)Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Company, will reasonably determine the applicable discount (the “Applicable Discount”) for the Auction, which shall be the lowest Reply Discount for which the Company or a Subsidiary of the Company, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Company or such Subsidiary, as applicable, to complete a purchase of the entire Auction Amount, the Company or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Company or such Subsidiary, as applicable, shall purchase the applicable Heartland Incremental Term B Loans (or the respective portions thereof) from each applicable Heartland Incremental Term B Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Heartland Incremental Term B Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Company or such Subsidiary, as applicable, shall purchase such Heartland Incremental Term B Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Heartland Incremental Term B Lender will receive notice of a Qualifying Bid as soon as reasonably practicable.

(d)Additional Procedures. The Purchase shall be consummated pursuant to and in accordance with Section 10.06 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by the Company or such Subsidiary, as applicable) reasonably acceptable to the Administrative Agent (provided that such Purchase shall be required to be consummated as soon as reasonably practicable but in no case later than five (5) Business Days (or such longer period as the Administrative Agent shall otherwise agree) after the time that the participating Lenders receive notice of a Qualifying Bid pursuant to the last sentence in clause (c) above). Notwithstanding anything to the contrary contained herein, if the Company or a Subsidiary of the Company, as applicable, withdraws an Auction, the Company and its Subsidiaries may not conduct a new Auction for at least 30 days after such withdrawal.

“EBITDA” means, for any period, the sum of the following (without duplication) in each case determined on a consolidated basis in accordance with GAAP (to the extent applicable): (a) with respect to the Company and its Subsidiaries (excluding any Persons or assets that became Acquired Entities at any time during such period), the sum of Net Income for such period plus (1) each of the following for such period (to the extent included in determining Net Income): (i) federal, state, local and foreign income, value added and similar taxes, (ii) depreciation, (iii) amortization, (iv) Interest Expense; (v) extraordinary or unusual losses incurred other than in the ordinary course of business, (vi) Non-Cash Items to the extent such Non-Cash Items do not represent an accrual or reserve for a future cash expenditure, charge or loss; and (vii) Non-Recurring Items in an amount not to exceed, for any period of determination, the Non-Recurring Cash Items Charge Limit; minus (2) each of the following for such period (to the extent deducted in determining Net Income): (i) extraordinary or unusual gains realized other than in the ordinary course of business; and (ii) non-cash income or gains plus (3) with respect to each Acquisition not prohibited hereunder (other than the Heartland Acquisition), cost synergies (net of continued associated expenses) and integration, business optimization and operating improvement expenses that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 12 months following such Acquisition; provided that (A) such cost synergies are factually supportable and (B) the aggregate amount of such adjustments under this clause (a)(3) taken into account in determining EBITDA for any period of determination shall not exceed an aggregate amount equal to 10% of the EBITDA attributable to the property acquired (or the property of the Person acquired) in such Acquisition plus (4) with respect to the Heartland Acquisition, cost synergies (net of continued associated expenses) and integration, business optimization and operating improvement expenses that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 18 months following the Heartland Acquisition; provided that (A) such cost synergies are factually supportable and (B) the aggregate amount of such adjustments under this clause (a)(4) taken into account in determining EBITDA for any period of determination shall not exceed $125,000,000 and (b) “EBITDA” of any Persons or assets that became Acquired Entities at any time during such period, calculated on a pro forma basis for such Acquired Entities for the entire period in a manner otherwise consistent with this definition and the definitions referred to herein. Notwithstanding the foregoing, “EBITDA” for Heartland and its Subsidiaries (i) for the Fiscal Quarter ended March 31, 2015 shall be deemed to be $45,563,000.00, (ii) for the Fiscal Quarter ended June 30, 2015 shall be deemed to be $60,149,000.00, (3) for the Fiscal Quarter ended September 30, 2015 shall be deemed to be $62,983,000.00 and (4) for any other Fiscal Quarter ending prior to the Heartland Acquisition Closing Date, such amounts as agreed by the Administrative Agent and the Company, in each case, as may be adjusted on a pro forma basis in accordance with the terms hereof.

“EBITR” means, for the Company and its Subsidiaries for any period, an amount equal to the sum of each of the following for such period (without duplication) in each case determined on a consolidated basis in accordance with GAAP: (a) EBITDA plus (b) Lease Expense, minus (c) depreciation and amortization.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(ii) and (iv) (subject to such consents, if any, as may be required under Section 10.06(b)(ii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the failure to contribute the minimum required contribution under Section 412 of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e)

the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the single currency of the Participating Member States.

“Eurocurrency Base Rate” means:

(a)for any Interest Period with respect to a Eurocurrency Rate Loan:

(i)in the case of Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or, if not available, a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii)in the case of any Eurocurrency Rate Loan denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or, if not available, a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii)in the case of any Eurocurrency Rate Loan denominated in any other Non-LIBOR Quoted Currency (other than those specified above), the rate designated and disclosed to the Company in writing with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits for a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice and disclosed to the Company prior to such application; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and disclosed to the Company prior to such application.
“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 ‑ Eurocurrency Reserve Percentage

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in Alternative Currencies must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Fiscal Year of the Company, determined on a consolidated basis, an amount equal to (a) the sum, without duplication, of (i) EBITDA for such Fiscal Year, and (ii) to the extent received in cash and deducted from the calculation of EBITDA for such Fiscal Year, all gains or other income identified in clause (a)(2) of the definition thereof for such Fiscal Year less (b) the sum, without duplication, of (i) the amount of any taxes paid in cash by the Company and its Subsidiaries with respect to such Fiscal Year or with respect to any applicable payment required by Section 2.05(b)(iv), (ii) Interest Expenses for such Fiscal Year paid in cash, (iii) capital expenditures made in cash during such Fiscal Year, except to the extent financed with the proceeds of Indebtedness (other than Revolving Loans to the extent such Revolving Loans are repaid during such Fiscal Year), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, (iv) cash consideration in an aggregate amount not to exceed $250,000,000 paid during such period to make (and (x) transaction expenses incurred in connection with and (y) amounts paid in cash during such Fiscal Year in respect of earn-out arrangements in connection with) any Permitted Acquisitions and Investments in joint ventures, except to the extent financed with the proceeds of Indebtedness (other than Revolving Loans to the extent such Revolving Loans are repaid during such Fiscal Year), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA and (v) permanent repayments of Indebtedness (other than prepayments of Revolving Loans unless accompanied by a corresponding permanent reduction in the Revolving Commitments) made in cash by the Company or any of its Subsidiaries during such Fiscal Year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, less (c) the net increase in Working Capital for such Fiscal Year plus (d) the net decrease in Working Capital for such Fiscal Year.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of a CFC or (b) a Foreign Subsidiary Holding Company.

“Excluded Property” means, with respect to any Credit Party, (a)(i) any owned real property which is located outside of the United States, (ii) any owned real property with a Fair Market Value of less than $10,000,000 and the Heartland Service Center, and (iii) any leasehold interest in any real property, (b) any Intellectual Property (as defined in the Security Agreement) for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Equity Interests of any direct Foreign Subsidiary or Foreign Subsidiary Holding Company of any Credit Party to the extent not required to be pledged to secure the Obligations pursuant to Section 6.11, (e) any property which, subject to the terms of Section 7.01A(b) or 7.01B(b), as applicable, is subject to a Lien of the type described in Section 7.02A(a)(iii) or 7.02B(a)(iii), as applicable, pursuant to documents which prohibit such Credit Party from granting, or requires the consent of any applicable Person (other than the Company or any of its Subsidiaries) in order for such Credit Party to grant, any other Liens in such property, (f) pledges of, and security interests in, certain assets, which are prohibited by applicable Law; provided, that (i) any such limitation described in this clause (f) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code (assuming a customary UCC financing statement has been filed) or could not be rendered ineffective pursuant to any other applicable Law and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral, (g) any property if the grant of a security interest therein requires any consent, approval, license or authorization of any Governmental Authority unless (i) such consent, approval, license or authorization has been received or (ii) such requirement would be rendered ineffective pursuant to the Uniform Commercial Code (assuming a customary UCC-1 financing statement has been filed) or is rendered ineffective pursuant to any other applicable Law, (h) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (i) any property as to which the Administrative Agent and the Company agree that the cost of obtaining a security interest in such property or perfecting a security interest in such property is excessive in relation to the benefit to the holders of the Obligations to be afforded thereby, (j) any property to the extent the granting of a security interest in such property would result in material adverse tax consequences to the Company or any of its Subsidiaries as determined by the Company in its reasonable discretion, (k) any commercial tort claim with a face amount of less than $10,000,000, (l) letter-of-credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement, (m) those assets to the extent that granting a security interest in such assets would result in a violation of a contractual obligation so long as (i) such contractual restriction is not incurred in contemplation of the owning Person becoming a Subsidiary or the entry of such Person into the Loan Documents and (ii) such contract is permitted under this Agreement; provided, that in the event of the termination or elimination of any such restriction contained in any applicable contract, a security interest in such assets shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral and (n) any assets which are subject to a Settlement Lien, other than those assets that are subject to a Customary Settlement Lien Intercreditor Agreement.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant under a Loan Document by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 22 of the Company Guaranty and Section 24 of the Subsidiary Guaranty and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Credit Party, or grant by such Credit Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or United Kingdom withholding Taxes (excluding (x) the portion of any United Kingdom withholding Taxes with respect to which any applicable Lender is entitled to claim a reduction under an income tax treaty, provided such Lender has complied with Section 3.01(e) and (y) United Kingdom withholding Taxes imposed on payments by any Guarantor under any Guaranty of the Obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), 3.01(a)(iii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreements” has the meaning set forth in the recitals hereto.

“Existing Letters of Credit” means the standby letters of credit (a) existing as of the First Amendment Effective Date and described on Schedule 1.01, and (b) existing as of the Heartland Acquisition Closing Date and described on Schedule 1.01.

“Existing Revolving Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Term Lender” means any Lender that holds a portion of the Existing Term Loan at such time.

“Existing Term Loan” has the meaning specified in Section 2.01(b).

“Existing Term Loan Agreement” has the meaning set forth in the recitals hereto.

“Existing Term Loan Commitment” means, as to each Existing Term Lender, its obligation to make its portion of the Existing Term Loan to the Company pursuant to Section 2.01(b), in the principal amount set forth opposite such Existing Term Lender’s name on Schedule 2.01. The aggregate principal amount of the Existing Term Loan Commitments of all of the Term Lenders as in effect on the Closing Date is ONE BILLION SEVEN HUNDRED FIFTY MILLION DOLLARS ($1,750,000,000).

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Company in good faith in consultation with the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Letter” means, collectively, (a) the letter agreement, dated January 8, 2016, among the Company, the Administrative Agent and MLPFS and (b) the letter agreement, dated January 8, 2016, among the Company, the Administrative Agent, MLPFS, The Bank of Tokyo-Mitsubishi UFJ, Ltd., PNC Capital Markets LLC, PNC Bank, National Association, TD Securities (USA) LLC, Toronto Dominion (Texas) LLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., Fifth Third Bank, Barclays Bank PLC, Capital One, N.A., Regions Capital Markets, a division of Regions Bank, Bank of Montreal and Canadian Imperial Bank of Commerce, New York Branch.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company or any other Credit Party, as applicable, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“First Amendment Effective Date” means February 26, 2016.

“Fiscal Quarter” means any fiscal quarter of the Company.

“Fiscal Year” means any fiscal year of the Company.

“Fixed Charges” means, without duplication, for the Company and its Subsidiaries for any period, the sum of each of the following for such period: (a) Interest Expense, and (b) Lease Expense.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Company other than a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means each Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary Holding Company” means, as of any time of determination, a Subsidiary substantially all of the assets of which consist of, directly or indirectly, Equity Interests in or Equity Interests in and Indebtedness of one or more CFCs.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Indemnity Letter” means a letter by and among the Company and the Administrative Agent, on behalf of the Lenders, entered into on or prior to the date that is three Business Days prior to the Closing Date pursuant to which the Company agrees to compensate the Lenders for certain losses, costs or expenses incurred by such Lender as a result of any failure for any reason to make the Loan Borrowings on the date set forth therein, in the form agreed to by the parties thereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Payments Acquisition Corporation 2” is a Luxembourg société à responsabilité limitée, with a share capital of EUR 1,660,669.-, having its registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand-Duchy of Luxembourg, and registered with the Registre de Commerce et des Sociétés, Luxembourg under number B 139.629.

“Global Payments Acquisition PS 1 - Global Payments Direct” is a Luxembourg société en nom collectif, with a share capital of EUR 862,094.-, having its registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand-Duchy of Luxembourg, and registered with the Registre de Commerce et des Sociétés, Luxembourg under number B 139.804.

“Global Payments Direct” means Global Payments Direct, Inc., a New York corporation.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means the collective reference to (a) each Subsidiary (other than a Bank Subsidiary) that qualifies as a Significant Subsidiary as provided herein and each additional Subsidiary that executes and delivers to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to Section 6.09A or 6.09B, as applicable, and (b) with respect to (i) Obligations of the Designated Borrowers and Global Payments Direct, (ii) Obligations under any Related Swap Agreement and (iii) any Swap Obligation of a Specified Credit Party (determined before giving effect to Sections 3 and 22 of the Company Guaranty and Sections 3 and 24 of the Subsidiary Guaranty) under the Guaranty, the Company.

“Guaranty” means the Company Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Heartland” means Heartland Payment Systems, Inc., a Delaware corporation.

“Heartland Acquisition” means the acquisition by the Company, directly or indirectly, of all of the outstanding Equity Interests of Heartland pursuant to and in accordance with the Heartland Merger Agreement.

“Heartland Acquisition Closing Date” means the date that the Heartland Acquisition is consummated and the funding of the Heartland Facilities occurs.

“Heartland Acquisition Costs” means (a) the purchase price for the Heartland Acquisition, (b) the refinancing or repayment of third party indebtedness for borrowed money of Heartland and its Subsidiaries and (c) fees, costs and expenses incurred in connection with the Heartland Acquisition and the financing therefor and the other transactions relating thereto.

“Heartland Facilities” means any Delayed Draw Term Loan, any Heartland Incremental Term B Loan and up to $950,000,000 of Revolving Loans used to finance the Heartland Acquisition Costs on the Heartland Acquisition Closing Date.

“Heartland Incremental Term B Lender” means each of the Persons identified as a “Heartland Incremental Term B Lender” in the Heartland Incremental Term B Loan Lender Joinder Agreement, together with their respective successors and assigns.

“Heartland Incremental Term B Loan” has the meaning specified in Section 2.01(e).

“Heartland Incremental Term B Loan Commitment” means, as to each Heartland Incremental Term B Lender, its obligation to make Heartland Incremental Term B Loans hereunder pursuant to a Heartland Incremental Term B Loan Lender Joinder Agreement; provided, that at any time after the funding of a Heartland Incremental Term B Loan, the determination of “Required Lenders” shall include the Outstanding Amount of all Heartland Incremental Term B Loans.

“Heartland Incremental Term B Loan Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit L, executed and delivered in accordance with the provisions of Section 2.02(h)(i).

“Heartland Incremental Term B Loan Maturity Date” shall be, with respect to any Heartland Incremental Term B Loan, as set forth in the applicable Heartland Incremental Term B Loan Lender Joinder Agreement.

“Heartland Incremental Term B Note” has the meaning specified in Section 2.11(a).

“Heartland Merger Agreement” means that certain Agreement and Plan of Merger, dated December 15, 2015, by and among Heartland, the Company, Data Merger Sub One, Inc., a Delaware corporation, and Data Merger Sub Two, LLC, a Delaware limited liability company.

“Heartland Service Center” means the service center located at 1 Heartland Way, Jeffersonville, Indiana.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Incremental Amount” means, as of any date of determination, the sum of (a) the total of (i) $250,000,000 minus (ii) the aggregate amount of increases in the Aggregate Revolving Commitments, increases in the Existing Term Loans and/or institution of any Incremental Term Loans incurred in reliance on clause (a)(i) above prior to such date pursuant to Section 2.02(f) plus (b) an unlimited additional amount so long as the Maximum Leverage Ratio Requirement at such time is satisfied at the time of incurrence of the applicable Revolving Commitments or Term Loans minus (c) the aggregate amount of any Permitted Incremental Equivalent Debt incurred prior to such date.

“Incremental Term Lender” means each of the Persons identified as an “Incremental Term Lender” in an Incremental Term Loan Lender Joinder Agreement, together with their respective successors and assigns.

“Incremental Term Loan” has the meaning specified in Section 2.01(c).

“Incremental Term Loan Commitment” means, as to each Incremental Term Lender, its obligation to make Incremental Term Loans hereunder pursuant to an Incremental Term Loan Lender Joinder Agreement; provided, that at any time after the funding of an Incremental Term Loan, the determination of “Required Lenders” and “Required Financial Covenant Lenders” shall include the Outstanding Amount of all Incremental Term Loans.

“Incremental Term Loan Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit K, executed and delivered in accordance with the provisions of Section 2.02(f)(iii).

“Incremental Term Loan Maturity Date” with respect to any Incremental Term Loan, shall be as set forth in the applicable Incremental Term Loan Lender Joinder Agreement for such Incremental Term Loan.

“Incremental Term Note” has the meaning specified in Section 2.11(a).

“Indebtedness” of any Person means, without duplication, (a) obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person in respect of the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of business on terms customary in the trade and (ii) the current and long-term portions of accrued buyout obligations), (d) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) Capital Lease Obligations of such Person, (f) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) Guarantees by such Person of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, and (j) off‑balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries. “Indebtedness” shall not include (i) Settlement Obligations or any contingent obligations under surety bonds or similar obligations incurred in the ordinary course of business or (ii) any liabilities of a Bank Subsidiary for, or in respect of, deposits received by such Bank Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multi‑national or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know‑how processes and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds in damages therefrom.

“Interest Expense” means, for the Company and its Subsidiaries for any period determined on a consolidated basis, the sum (without duplication) of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case paid in cash and to the extent treated as interest in accordance with GAAP, (b) all interest paid in cash with respect to discontinued operations to the extent treated as interest in accordance with GAAP and (c) the interest component of any payments in respect of Capital Lease Obligations (whether capitalized or expensed) that is treated as interest in accordance with GAAP, in each case, of or by the Company and its Subsidiaries for any period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest

Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each February, May, August and November, and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week or one, two, three or six months thereafter (in each case, subject to availability), as selected by the applicable Borrower in its Loan Notice or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the Lenders required to fund or maintain a portion of such Loan; provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance (other than (i) deposits with financial institutions available for withdrawal on demand, accounts receivable, trade credit and similar advances to customers, commission, salary and similar advances to officers, employees, consultants or independent contractors and (ii) in the case of the Company and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms), in each case, made in the ordinary course of business) or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person from such Investment. For the avoidance of doubt, a Guarantee that is not a Guarantee of debt shall be deemed not to constitute an “Investment”.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Latest Maturity Date” means the latest of (i) the Maturity Date for the Revolving Loans, (ii) the Maturity Date for the Existing Term Loan, (iii) after the consummation of the Heartland Acquisition, the Maturity Date for the Delayed Draw Term Loan, (iv) after the consummation of the Heartland Acquisition, the Maturity Date for the Heartland Incremental Term B Loan and (v) any Incremental Term Loan Maturity Date, as of any date of determination.

“Lease Expense” means, for any period, the aggregate amount of fixed and contingent rentals payable by the Company and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. Notwithstanding the foregoing, on and after the Heartland Acquisition Closing Date, PNC Bank, National Association shall be the L/C Issuer with respect to the Existing Letters of Credit issued by it, as further specified on Schedule 1.01.

“L/C Obligations” means, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Leverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of Total Debt of the Company and its Subsidiaries as of such date to EBITDA of the Company and its Subsidiaries for such Fiscal Quarter and the immediately preceding three Fiscal Quarters.

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“LIBOR Quoted Currency” means Dollars, Euros, Sterling and any other Alternative Currency for which there is a published LIBOR rate, in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Conditionality Acquisition” means a Permitted Acquisition or other Investment, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, an Existing Term Loan, an Incremental Term Loan, a Delayed Draw Term Loan, a Heartland Incremental Term B Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Subsidiary Guaranty, any Subsidiary Guaranty Supplements, the Company Guaranty, the Collateral Documents, each Issuer Document, each Incremental Term Loan Lender Joinder Agreement, each Heartland Incremental Term B Loan Lender Joinder Agreement, each Borrower Request and Assumption Agreement, any Customary Settlement Lien Intercreditor Agreement, the Secured Cash Management Intercreditor Agreement and all other documents and agreements contemplated hereby and executed by the Company or any Subsidiary of the Company in favor of the Administrative Agent or any Lender.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Financial Officer of the applicable Borrower.

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, results of operations, business, or properties of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or the ability of any of the Credit Parties to perform its obligations under the Loan Documents to which it is a party (such obligations to include, without limitation, payment of the Obligations and observance and performance of the covenants set forth in Articles VI and VII hereof), as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary that, as of the most recent Fiscal Quarter, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered, or are required to have been delivered, pursuant to Section 6.01, (a) contributed more than five percent (5%) of the Company’s consolidated revenues for such period or (b) contributed more than five percent (5%) of the EBITDA of the Company and its Subsidiaries for such period; provided all Subsidiaries that are not Material Subsidiaries shall not account in the aggregate for more than (i) twenty-five percent (25%) of the EBITDA of the Company and its Subsidiaries for such period or (ii) twenty-five percent (25%) of the Company’s consolidated revenues for such period. Such determinations shall be made with respect to Subsidiaries at each time that the financial statements for the Company and its Subsidiaries are delivered, or are required to be delivered, pursuant to Section 6.01; provided that if a Person becomes a Subsidiary pursuant to or in connection with an Acquisition, then such initial determination shall be made as of the date such Acquisition is consummated, based on the financial statements of such Person for its most recent quarter end (for the four Fiscal Quarters then ended) for which financial statements are available (which may be unaudited). Notwithstanding anything to the contrary contained herein, no Bank Subsidiary shall be a “Material Subsidiary”.

“Maturity Date” means (a) with respect to the Revolving Loans, July 31, 2020, (b) with respect to the Existing Term Loan, July 31, 2020, (c) with respect to the Delayed Draw Term Loan, July 31, 2020, (d) with respect to an Incremental Term Loan, the Incremental Term Loan Maturity Date relating to such Incremental Term Loan and (e) with respect to a Heartland Incremental Term B Loan, the Heartland Incremental Term B Loan Maturity Date relating to such Heartland Incremental Term B Loan; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Leverage Ratio Requirement” means, with respect to any request pursuant to Section 2.02(f) or in respect of any Permitted Incremental Equivalent Debt, the requirement that the Company shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that immediately after giving pro forma effect to the applicable increase in the Aggregate Revolving Commitments, increase in the Existing Term Loan, and/or institution of an Incremental Term Loan and the use of proceeds therefrom (and any related Acquisitions, other Investments or other transactions in connection therewith), (a) the Credit Parties would be in compliance with the financial covenants set forth in Section 7.08A, 7.08B, 7.09A and 7.09B, as applicable, as of the most recent Fiscal Quarter end for which financial statements were required to be delivered pursuant to Section 6.01(a) or 6.01(b) and (b) the Leverage Ratio does not exceed 3.75 to 1.00 (it being understood that any increase and/or institution may be incurred prior to any increase and/or institution in reliance on clause (a) of the definition of “Incremental Amount”, and, in the case of a simultaneous incurrence and/or advance of the maximum amount permitted to be incurred under clause (a) of the definition of “Incremental Amount”, the Company shall not be required to give pro forma effect to any such increase and/or institution in reliance on clause (a) of the definition of “Incremental Amount”); provided, that, for the purpose of calculating the Leverage Ratio pursuant to this definition, (i) such increase of the Aggregate Revolving Commitments shall be deemed to be fully drawn, and (ii) in the case of any increase in the Aggregate Revolving Commitments, increase in the Existing Term Loan, and/or institution of an Incremental Term Loan, the proceeds of which will finance a Limited Conditionality Acquisition, the applicable Maximum Leverage Ratio Requirement shall be determined at the time of signing of the applicable acquisition agreement.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding

Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests and/or leasehold interests of any Credit Party in any real property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash or cash equivalents proceeds received by the Company or any Subsidiary in respect of any Asset Sale, Recovery Event or Debt Issuance net of (a) fees, expenses and costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) Taxes paid or payable as a result thereof, and (c) in the case of any Asset Sale or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Lien permitted hereunder (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents received upon the sale or other disposition of any non‑cash consideration received by the Company or any Subsidiary in any Asset Sale, Recovery Event or Debt Issuance.

“Net Income” means, for any period, net income of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent included therein): any net income of Designated Subsidiaries and any equity interests in the net income of joint ventures or other Persons that are not Subsidiaries, in each case to the extent such net income not actually paid in cash, and the Company or its Subsidiaries do not have the ability to cause such net income to be paid in cash, to the Company or its Subsidiaries (other than Designated Subsidiaries) with respect to such period.

“No Undisclosed Information Representation” means a representation that such Person is not in possession of any material non-public information that has not been disclosed to investors or has not otherwise been disseminated in a manner making it available to investors generally, in each case within the meaning of Regulation FD, prior to such time, with respect to the Company or its Affiliates, or the securities of any of the foregoing.

“Non‑Cash Items” means, for any period, an accounting item that does not impact cash, including without limitation, the non-cash portions of gains, losses, stock based compensation expense, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Recurring Cash Items Charge Limit” means during any Fiscal Year, (a) with respect to all Non-Recurring Items other than those related to the Heartland Acquisition, an amount equal to five percent (5%) of the EBITDA of the Company and its Subsidiaries as of the end of the immediately preceding Fiscal Year and (b) with respect to all Non-Recurring Items related to the Heartland Acquisition, (i) for the first Fiscal Year ending after the Heartland Acquisition Closing Date, an amount equal to ten percent (10%) of EBITDA of the Company and its Subsidiaries as of the end of the immediately preceding Fiscal Year and (ii) for each Fiscal Year thereafter, an amount equal to five percent (5%) of EBITDA of the Company and its Subsidiaries as of the end of the immediately preceding Fiscal Year.

“Non‑Recurring Items” means, for any period, an accounting item that impacts cash in the current period or any future period and is generally non-recurring in nature, including without limitation, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles and costs, fees and expenses incurred in connection with the Heartland Acquisition, Permitted Acquisitions (whether or not consummated), other Investments permitted by Section 7.12 consisting of acquisitions of assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and Asset Sales permitted by this Agreement.

“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event or of Excess Cash Flow or the Available ECF Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.05(b)(iv) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including, without limitation, Investments permitted under Section 7.12(q) and Restricted Payments permitted under Section 7.06(j)).

“Note” or “Notes” means the Revolving Notes, the Term Notes, the Incremental Term Notes, the Delayed Draw Term Notes, the Heartland Incremental Term B Notes and/or the Swing Line Loan Notes, individually or collectively, as appropriate.

“Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on all Loans or Letters of Credit, accrued and unpaid fees, and expenses, reimbursements, indemnities and other obligations of any Credit Party to the Lenders or to any Lender, the L/C Issuer, the Administrative Agent or any Indemnitee hereunder arising under this Agreement or any other Loan Document, all amounts payable by any Credit Party under any Related Swap Agreement, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the outstanding amount of such L/C Obligations after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Investment consisting of an Acquisition by any Credit Party or any Subsidiary; provided that (a) no Default (or, in the case of a Limited Conditionality Acquisition, no Specified Event of Default) shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the First Amendment Effective Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Company shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that immediately after giving pro forma effect to the Acquisition, (i) the Credit Parties would be in compliance with the financial covenants set forth in Section 7.08A, 7.08B, 7.09A and 7.09B, as applicable, recomputed as of the end of the period of the four Fiscal Quarters most recently ended for which the Company has delivered financial statements pursuant to Section 6.01(a) or (b) and (ii) the Leverage Ratio shall be 0.25x less than the then permitted maximum Leverage Ratio in Section 7.08A or 7.08B, as applicable, recomputed as of the end of the period of the four Fiscal Quarters most recently ended for which the Company has delivered financial statements pursuant to Section 6.01(a) or (b), (e) if such transaction involves the purchase of an interest in a partnership between any Credit Party as a general partner and entities unaffiliated with the Company as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly owned by such Credit Party newly formed for the sole purpose of effecting such transaction and (f) the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Company of the maximum amount of any deferred purchase price obligations (including any earn out payments) and Equity Interests) for all such Acquisitions of Persons that will not become Credit Parties (or of property purchased by a Person that is not a Credit Party) occurring during the term of this Agreement shall not exceed $1,000,000,000.

“Permitted Encumbrances” means:

(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not Indebtedness, which do not in the aggregate materially impair the use thereof in the operation of the business;

(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(j);

(f)imperfections of title, statutory exceptions to title, restrictive covenants, easements, municipal and zoning restrictions and by laws and ordinances or similar laws or rights, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)Settlement Liens, which Settlement Liens may be secured subject to a Customary Settlement Lien Intercreditor Agreement;

(h)Liens pursuant to any Loan Document;

(i)Liens such as banker’s liens, rights of set off, revocation, refund, chargeback or similar rights and remedies and burdening only deposit, disbursement, concentration or other accounts or other funds maintained with a depository institution in the ordinary course of business, including such Liens arising under the Uniform Commercial Code (or comparable foreign law) or by operation of law or agreement;

(j)Liens of landlords or mortgages of landlords on fixtures, equipment and movable property located on premises leased by the Company or any Subsidiary in the ordinary course of business;

(k)deposits of cash or the issuance of a Letter of Credit made to secure liability to insurance carriers under insurance or self-insurance arrangements;

(l)Liens incurred and financing statements filed or recorded in each case with respect to property leased by the Company and its Subsidiaries in the ordinary course of business to the owners of such property which are operating leases; provided that such Lien does not extend to any other property of the Company and its Subsidiaries;

(m)Liens on existing and future cash or Cash Equivalents securing or supporting letters of credit or bank guaranties permitted by Section 7.01B(t);

(n)Liens arising from the granting of a lease or license to enter into or use any asset of the Company or any Subsidiary of the Company to any Person in the ordinary course of business of the Company or any Subsidiary of the Company that does not interfere in any material respect with the use or application by the Company or any Subsidiary of the Company of the asset subject to such lease or license in the business of the Company or such Subsidiary;

(o)Liens attaching solely to cash earnest money deposits made by the Company or any Subsidiary of the Company in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;

(p)Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

(q)Liens on insurance policies and proceeds thereof to secure premiums thereunder;

(r)Liens on assets that may be deemed to exist by reason of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on such assets to the extent such restrictions are permitted by Section 7.13;

(s)Liens in favor of the trustee under any indenture (as provided for therein) on money or property held or collected by the trustee thereunder in its capacity as such in connection with the defeasance or discharge of Indebtedness thereunder, so long as the payment of such money or property to such trustee or administrative agent would be permitted by the Loan Documents;

(t)Liens created under any agreement relating to any Asset Sale permitted hereunder, provided that such Liens relate solely to the assets subject to such Asset Sale;

(u)Liens securing Indebtedness permitted by Section 7.01B(s); and

(v)Liens securing Secured Cash Management Agreements so long as such Liens are subject to the Secured Cash Management Intercreditor Agreement.

“Permitted Incremental Equivalent Debt” means any Indebtedness incurred by the Company (which may be guaranteed by the Subsidiary Guarantors) in the form of one or more series of secured or unsecured debt securities or loans; provided that (i) other than in respect of any Indebtedness which is secured by the Collateral on a pari passu basis with the Lien securing the Obligations (in which case the final maturity date shall not be earlier than the Latest Maturity Date), the final maturity date of any such Indebtedness shall not be earlier than the date that is 91 days following the Latest Maturity Date, (ii) such Indebtedness shall be either (A) solely in the case of debt securities, secured by the Collateral on a pari passu basis (but with the Administrative Agent (for the benefit of the Lenders and the L/C Issuer) having control of remedies) with the Lien securing the Obligations and shall not be secured by any property or assets of the Company or any Subsidiary other than Collateral, and a senior representative acting on behalf of the holders of such Indebtedness shall have become party to a first lien intercreditor or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the pari passu status of the Liens securing such Indebtedness, (B) secured by the Collateral on a junior basis with the Obligations and shall not be secured by any property or assets of the Company or any Subsidiary other than Collateral, and a senior representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a junior lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness or (C) unsecured, (iii) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not the Company or a Subsidiary Guarantor and (iv) prior to the Latest Maturity Date, such Indebtedness does not contain financial maintenance or other covenants which are more restrictive, as reasonably determined by the Company in good faith, than those contained in this Agreement, except to the extent that such financial maintenance or other covenant is added for the benefit of the Lenders hereunder, which additional covenant shall be effected by an amendment hereto with only the consent of the Administrative Agent.

“Permitted Pari Passu Indebtedness” means senior secured indebtedness of the Company or any Guarantor providing for Liens securing such indebtedness and the Obligations as described in this Agreement on a pari passu basis with respect to all assets serving as collateral for such indebtedness and the Obligations, and providing for guaranties of such indebtedness by no Subsidiaries of the Company or any Guarantor other than Guarantors under this Agreement, and if such indebtedness is secured by Liens, subject in all respects to an intercreditor agreement negotiated in good faith by the Administrative Agent acting on behalf of the Lenders and the holders of such indebtedness or such holders’ trustee, agent, or other representative, and making provisions for, among other things, the sharing of proceeds of collateral and amounts received or collected from guarantors in connection with such indebtedness and the Obligations.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or longer than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; and (d) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Sale-Leaseback” means any arrangement with any Person providing for property of the Company or a Subsidiary to be sold or transferred to such Person and as part of such arrangement the Company or its Subsidiary to lease (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Company and a Subsidiary or between Subsidiaries) such property and use such property for substantially the same purpose or purposes as the property being sold or transferred; provided that the aggregate Fair Market Value of all such property sold or transferred shall not exceed (i) $15,000,000 per Fiscal Year and (ii) $40,000,000 during the term of this Agreement; provided, further, that notwithstanding the limitations in the foregoing proviso, the Company may be permitted to consummate a Permitted Sale-Leaseback with respect to the Heartland Service Center.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.01.

“PMP” means a professional market party (professionele marktpartij) as defined in the Dutch Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

“Public Lender” has the meaning specified in Section 6.01.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Ratings” means a public corporate family rating from Moody’s and S&P in respect of the Company after giving effect to the Heartland Acquisition, the Borrowings hereunder and the other transactions contemplated by this Agreement and the Heartland Merger Agreement.

“Real Property Security Documents” means with respect to the fee interest of any Credit Party in any real property:

(a)a fully executed and notarized Mortgage encumbering the fee interest and/or leasehold interest of such Credit Party in such real property;

(b)if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Liens permitted hereunder, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d)evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Company and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e)if requested by the Administrative Agent in its sole discretion, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent; and

(f)if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Credit Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent, the L/C Issuer, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Company or any Subsidiary.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Swap Agreement” means any Swap Agreement that is entered into by and between a Credit Party and a Swap Provider. For the avoidance of doubt, a holder of Obligations in respect of Related Swap Agreements shall be subject to the last paragraph of Section 8.02 and Section 9.11.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Repricing Event” shall mean (a) there shall occur any amendment, amendment and restatement or other modification of the this Agreement or the Heartland Incremental Term B Loan Lender Joinder Agreement which reduces the All-In-Yield then in effect for the Heartland Incremental Term B Loan, (b) all or any portion of the Heartland Incremental Term B Loan is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of debt obligations, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new Indebtedness that has an effective All-In-Yield lower than the All-In-Yield in effect for the Heartland Incremental Term B Loans so prepaid and such issuance, offering or placement provides for such Indebtedness to have a reduced All-In-Yield or (c) a Lender must assign its loans under the Heartland Incremental Term B Loan as a result of its failure to consent to an amendment, amendment and restatement or other modification of this Agreement or the Heartland Incremental Term B Loan Lender Joinder Agreement which reduces the All-In-Yield then in effect for the Heartland Incremental Term B Loan; provided, in each case of clauses (a), (b) and (c), solely to the extent the primary purpose of such amendment, amendment and restatement, modification, issuance, offering, placement, prepayment or assignment, as determined in good faith by the Administrative Agent, is to reduce the All-In-Yield then in effect for the Heartland Incremental Term B Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Financial Covenant Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of (a) the unfunded Revolving Commitments, the outstanding Loans (other than the Heartland Incremental Term B Loans), L/C Obligations and participations therein or (b) if the Revolving Commitments have been terminated, the outstanding Loans (other than the Heartland Incremental Term B Loans), L/C Obligations and participations therein. The unfunded Revolving Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of (a) the unfunded Revolving Commitments, the outstanding Loans, L/C Obligations and participations therein or (b) if the Revolving Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Revolving Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be increased or decreased from time to time in accordance with this Agreement.

“Revolving Exposure” means the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other sanctions authority in other jurisdictions with authority or jurisdiction over the Borrowers or their Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank with respect to such Cash Management Agreement. For the avoidance of doubt, a holder of obligations in respect of Secured Cash Management Agreements shall be subject to the terms of the Secured Cash Management Intercreditor Agreement.

“Secured Cash Management Intercreditor Agreement” means an intercreditor agreement by and among the Company and the Administrative Agent (on behalf of the Cash Management Banks and the Lenders) in form and substance reasonably satisfactory in all respects to the Administrative Agent and which agreement may be incorporated into the terms of the Collateral Documents.

“Secured Party Designation Notice” shall mean a notice from any Swap Provider substantially in the form of Exhibit J.

“Security Agreement” means the security and pledge agreement in the form of Exhibit N or in such other form as may otherwise be reasonably satisfactory to the Administrative Agent, to be dated on or about the Heartland Acquisition Closing Date, executed in favor of the Administrative Agent for the benefit of the holders of the Obligations by each of the Credit Parties.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Lien” means a Lien securing obligations arising under or related to any Settlement or Settlement Obligation that attaches to (i) Settlement Assets (including any assignment of Settlement Assets in consideration of Settlement Payments), (ii) any intraday and overnight overdraft and automated clearing house exposure or asset specifically related to Settlement Assets, (iii) loss reserve accounts specifically related to Settlement Assets, (iv) merchant suspense funds specifically related to Settlement Assets, (v) rights under any BIN/ISO Agreement or fees paid or payable under any BIN/ISO Agreement, (vi) the Canadian Receivables Collateral or (vii) the Wells Fargo Settlement Receivables Collateral.

“Settlement Obligations” means any payment or reimbursement obligation in respect of a Settlement Payment (including, for the avoidance of doubt, any Short Term Line of Credit Obligations).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Term Line of Credit” means any agreement with a bank or financial institution providing for short term financing for the purpose of funding any Settlement (including, for the avoidance of doubt, the Wells Fargo Settlement Facility).

“Short Term Line of Credit Obligations” means any payment or reimbursement obligation in respect of a Short Term Line of Credit.

“Significant Subsidiary” means each wholly owned Domestic Subsidiary that, as of the most recent Fiscal Quarter, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered, or are required to have been delivered, pursuant to Section 6.01, contributed more than five percent (5%) (on a consolidated basis) of the Company’s consolidated revenues for such period. Such determinations shall be made with respect to Subsidiaries at each time that the financial statements for the Company and its Subsidiaries are delivered, or are required to be delivered, pursuant to Section 6.01; provided that if a Person becomes a Subsidiary pursuant to or in connection with an Acquisition, then such determination shall be made as of the date such Acquisition is consummated, based on the financial statements of such Person for its most recent quarter end (for the four Fiscal Quarters then ended) for which financial statements are available (which may be unaudited).

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country (a) that is a member of the Organization for Economic Cooperation and Development at such time and (b) is located in North America or Europe.

“Specified Credit Party” means any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act.

“Specified Event of Default” means an Event of Default pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(h) or Section 8.01(i).

“Specified Merger Agreement Representations” means such of the representations made by Heartland with respect to Heartland and its subsidiaries in the Heartland Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or its Affiliate) has the right (taking into account any applicable cure provisions) to terminate its (or its Affiliate’s) obligations under the Heartland Merger Agreement, or the right not to consummate the Heartland Acquisition, as a result of a breach of such representations in the Heartland Merger Agreement.

“Specified Representations” means the representations and warranties made in Sections 5.01 (other than with respect to due organization or good standing), Section 5.02, Section 5.03(b), Section 5.08, Section 5.12, Section 5.15, Section 5.16, Section 5.17 (but only with respect to (i) assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, (ii) the pledge and perfection of security interests in Equity Interests of the Company’s Material Subsidiaries (excluding delivery of stock certificates of Heartland and its Subsidiaries to the extent not received from the seller under the Heartland Merger Agreement) and (iii) other assets a security interest in which can be provided and perfected after the Company’s use of commercially reasonable efforts to do so or without undue burden or expense) and Section 5.18 (after giving effect to the consummation of the Heartland Acquisition, the borrowings under the Heartland Facilities and the payment of the Heartland Acquisition Costs).

“Spot Rate” for an Alternative Currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Administrative Agent or the L/C Issuer, as applicable, as the spot rate for the purchase by such Person of such Alternative Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. London time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Administrative

Agent or the L/C Issuer, as applicable, does not have as of the date of determination a spot buying rate for any such Alternative Currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent, or by the parent and one or more subsidiaries of the parent, and the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” means each Subsidiary that is at any time a party to the Subsidiary Guaranty, whether on the Closing Date, pursuant to the execution and delivery to the Administrative Agent of a Subsidiary Guaranty Supplement pursuant to Section 6.09A or 6.09B, as applicable, or otherwise.

“Subsidiary Guaranty” means the Second Amended and Restated Subsidiary Guaranty substantially in the form of Exhibit E (including any and all supplements thereto) executed and delivered by the Subsidiary Guarantors, in favor of the Administrative Agent, the Lenders and the Swap Providers.

“Subsidiary Guaranty Supplement” means each supplement substantially in the form of Annex I to the Subsidiary Guaranty executed and delivered by a Subsidiary pursuant to Section 6.09A or 6.09B, as applicable.

“Surety Indemnification Obligations” means all obligations of the Company or any Subsidiary to indemnify any issuers for amounts required to be paid under any surety bonds issued by such issuers and posted in accordance with applicable legal requirements with any Governmental Authority at the request and for the use of the Company or any Subsidiary in the ordinary course of its business.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means with respect to any Credit Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that, at the time it enters into a Swap Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Agreement.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2 or such other form as approved by the Administrative

Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Financial Officer of the Company.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Tangible Assets” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the tangible assets of the Company and its Subsidiaries.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means any Lender that holds a portion of the Existing Term Loan, the Delayed Draw Term Loans, the Heartland Incremental Term B Loans, or any Incremental Term Loans at such time.

“Term Loan” means any Existing Term Loan, Delayed Draw Term Loan, Heartland Incremental Term B Loan or Incremental Term Loan.

“Term Loan Commitment” means, as to each Term Lender, its obligation to make its portion of the Term Loan to the applicable Borrower.

“Term Note” means has the meaning specified in Section 2.11(a).

“Total Debt” means at any date, all Indebtedness of the Company and its Subsidiaries measured on a consolidated basis as of such date (excluding therefrom, however, without duplication, (a) Guarantees of Indebtedness of such Person or any of its Subsidiaries, respectively, by such Person or any such Subsidiary and (b) any obligations in respect of Swap Agreements).

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the borrowing of Loans, the use of the proceeds thereof.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“United Kingdom” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date of determination and the making of such payment by (b) the then outstanding principal amount of such Indebtedness as of such date of determination.

“Wells Fargo Merchant Agreement” has the meaning as is assigned to the term “Merchant Agreement” in the Wells Fargo Settlement Facility.

“Wells Fargo Settlement Facility” means the documents evidencing the credit facility made available to Global Payments Direct by Wells Fargo Bank, National Association providing for short-term advances to Global Payments Direct made in respect of the Wells Fargo Settlement Receivables, with the obligations of Global Payments Direct under such credit facility to be Guaranteed by the Company, together with any refinancings or replacements of such credit facility and any amendments or modifications of such credit facility or refinancing or replacement, in each case, in accordance with the terms of the Customary Settlement Lien Intercreditor Agreement.

“Wells Fargo Settlement Receivables” means all accounts (as such term is defined in the Uniform Commercial Code), payment intangibles (as such term is defined in the Uniform Commercial Code) and other amounts owed to Global Payments Direct by the Merchants (as defined in the Wells Fargo Merchant Agreement) arising from or created pursuant to the Wells Fargo Merchant Agreement.

“Wells Fargo Settlement Receivables Collateral” means the Wells Fargo Settlement Receivables, together with all products and proceeds thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, as of any date of determination, with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, (a) all assets (other than cash and Cash Equivalents) which, in accordance with GAAP, would be included as current assets on the Company’s consolidated balance sheet at such date (other than any Settlement Assets) minus (b) all amounts, which, in accordance with GAAP, would be included as current liabilities (other than the current portion of long-term debt and capitalized leases) on the Company’s consolidated balance sheet at such date (other than (i) any Settlement Obligations and (ii) the current portion of deferred revenue of the Company and its Subsidiaries).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“2014 Credit Agreement” has the meaning set forth in the recitals hereto.

“2014 Term Loan Agreement” means that certain Amended and Restated Term Loan Agreement, dated as of February 28, 2014, among the Company and Global Payments Direct, as borrowers, the lenders party thereto and Bank of America, as administrative agent.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 - Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04    Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated in accordance with this Agreement and, if necessary, by carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).
1.05    Exchange Rates; Currency Equivalents; Rates.

(a)The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, rounded upward to the nearest 1000 units), as reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be.

(c)The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.06    Additional Alternative Currencies.

(a)The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each Revolving Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the

Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that a Eurocurrency Base Rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent, such Lenders and the Company may amend the definition of Eurocurrency Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Base Rate for such currency and (ii) to the extent the definition of Eurocurrency Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Borrowings of Eurocurrency Rate Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent, the L/C Issuer and the Company may amend the definition of Eurocurrency Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Base Rate for such currency and (B) to the extent the definition of Eurocurrency Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07    Change of Currency.

(a)Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as agreed to by the Administrative Agent and the Company from time to time to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as agreed to by the Administrative Agent and the Company from time to time to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09    Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.10    Certain Determinations.

For purposes of determining compliance with any of the covenants set forth in Article VI or Article VII (including in connection with any Incremental Term Loans or Permitted Incremental Equivalent Debt) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article VI or Article VII (including in connection with any Incremental Term Loans or Permitted Incremental Equivalent Debt), the Company (i) shall in its sole discretion determine under which category such Lien (other than Liens with respect to the Existing Term Loans and the Revolving Loans), Investment, Indebtedness (other than Indebtedness consisting of the Existing Term Loans and the Revolving Loans), Asset Sale, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted to make any such determination or redetermination or classification at such time and from time to time as it may determine and without notice to the Administrative Agent or any Lender.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Loans.

(a)Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars and one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

(b)On the Closing Date, each Existing Term Lender made available to one of the Borrowers a term loan in Dollars in an aggregate principal amount equal to the Existing Term Loan Commitments. As of the First Amendment Effective Date, the outstanding principal amount of such Loan equals ONE BILLION SEVEN HUNDRED FIFTY MILLION DOLLARS ($1,750,000,000) (the “Existing Term Loan”). Subject to Section 2.02(f), each Existing Term Lender agrees to make a portion of any increase in the aggregate Existing Term Loan Commitments available to one of the Borrowers on the effective date of any such increase pursuant to Section 2.02(f). Amounts repaid on the Existing Term Loan may not be reborrowed. The Existing Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

(c)Subject to Section 2.02(f), on the effective date of any Incremental Term Loan Lender Joinder Agreement, each Incremental Term Lender party to such Incremental Term Loan Lender Joinder Agreement severally agrees to make its portion of a term loan (each, an “Incremental Term Loan”) in a single advance to the applicable Borrower in the amount of its respective Incremental Term Loan Commitment for such Incremental Term Loan as set forth in the applicable Incremental Term Loan Lender Joinder Agreement; provided, however, that after giving effect to such advances, the Outstanding Amount of such Incremental Term Loans shall not exceed the aggregate amount of the Incremental Term Loan Commitments set forth in the applicable Incremental Term Loan Lender Joinder Agreement of the applicable Incremental Term Lenders. Each Incremental Term Loan prepaid or repaid may not be reborrowed. Each Incremental Term Loan may be Base Rate Loans or Eurocurrency Rate Loans, as further provided.

(d)Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make its portion of a term loan (the “Delayed Draw Term Loan”) to the Company in Dollars in a single advance during the Availability Period in an amount not to exceed such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment; provided, however, that after giving effect to such advance, the Outstanding Amount of the Delayed Draw Term Loans shall not exceed the aggregate amount of the Delayed Draw Term Loan Commitments. Amounts repaid on the Delayed Draw Term Loan may not be reborrowed. The Delayed Draw Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

(e)Subject to Section 2.02(h), on the effective date of any Heartland Incremental Term B Loan Lender Joinder Agreement, each Heartland Incremental Term B Lender party to such Heartland Incremental Term B Loan Lender Joinder Agreement severally agrees to make its portion of a term loan (each, a “Heartland Incremental Term B Loan”) in a single advance to the applicable Borrower in the amount of its respective Heartland Incremental Term B Loan Commitment for such Heartland Incremental Term B Loan as set forth in the applicable Heartland Incremental Term B Loan Lender Joinder Agreement; provided, however, that after giving effect to such advances, the Outstanding Amount of such Heartland Incremental Term B Loans shall not exceed the aggregate amount of the Heartland Incremental Term B Loan Commitments set forth in the applicable Heartland Incremental Term B Loan Lender Joinder Agreement of the applicable Heartland Incremental Term B Lenders. Each Heartland Incremental Term B Loan prepaid or repaid may not be reborrowed. Each Heartland Incremental Term B Loan may be Base Rate Loans or Eurocurrency Rate Loans, as further provided.

2.02    Borrowings, Conversions and Continuations.

(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. on the requested date of any Borrowings of Base Rate Loans, (ii) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, and (iii) 11:00 a.m. four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in any Alternative Currency (or five Business Days in the case of a Special Notice Currency); provided, however, that if such Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one week, one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than (i) 1:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) 11:00 a.m. five Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in any Alternative Currency, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. In the case of a request pursuant to the proviso in the preceding sentence, not later than (i) 1:00 p.m. three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in any Alternative Currency, the Administrative Agent shall notify such Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether such Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be Borrowed. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in such Alternative Currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency. The initial Borrowing from any Lender and any initial L/C Credit Extension by the L/C Issuer, to any Borrower governed by the laws of The Netherlands shall exceed EUR 100,000 (or its equivalent in another currency) or such other amount as a result of which such Lender or the L/C Issuer qualifies as a PMP.

(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in an Alternative Currency, in each case as described in the preceding subsection. In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than (i) 1:00 p.m., in the case of any Loan denominated in Dollars or (ii) the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Sections 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to such Borrower as provided above. Each Lender, at its option, may make any Eurocurrency Rate Loans by causing any domestic or, if such Loan is denominated in an Alternative Currency, foreign branch or Affiliate of such Lender to make such Eurocurrency Rate Loan (and in the case of an Affiliate, the provisions of Sections 3.01, 3.02, 3.03, 3.04 and 3.05 shall apply to such Affiliate to the same extent as they apply to such Lender).

(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, at the request of the Required Lenders or the Administrative Agent, no Loans may be requested as, converted to or, if such Loan is denominated in Dollars, continued as Eurocurrency Rate Loans. During the existence of an Event of Default, Eurocurrency Rate Loans denominated in an Alternative Currency may be maintained and at the end of the Interest Period with respect thereto shall automatically be continued as Eurocurrency Rate Loans in such Alternative Currency with an Interest Period of one month.

(d)The Administrative Agent shall promptly notify the applicable Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to all Loans.

(f)The Company may at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit), increase the Existing Term Loan and/or establish one or more Incremental Term Loans, by a maximum aggregate amount not to exceed the Incremental Amount, as follows:

(i)The Company may at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) with additional Revolving Commitments from any existing Revolving Lender or new Revolving Commitments from any other Person selected by the Company and acceptable to the Administrative Agent, the L/C Issuer and the Swing Line Lender; provided that:

(A)any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B)no Default or Event of Default shall exist and be continuing at the time of any such increase;

(C)no existing Revolving Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Revolving Lender’s sole and absolute discretion;

(D)(1) any new Revolving Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (2) any existing Revolving Lender electing to increase its Revolving Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent; and

(E)as a condition precedent to such increase, the Company shall deliver to the Administrative Agent (1) a certificate of each Credit Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Financial Officer of such Credit Party (x) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (I) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (II) no Default or Event of Default exists; (2) customary opinions of legal counsel to the Credit Parties, addressed to the Administrative Agent and each Lender, dated as of the effect date of such increase; and (3) such amendments to the Collateral Documents as the Administrative Agent may deem necessary in connection with such increase.

The Borrowers shall prepay any Loans owing by them and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.
(ii)The Company may at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, increase the Existing Term Loan with additional Existing Term Loan Commitments from any Existing Term Lender or new Existing Term Loan Commitments from any other Person selected by the Company and acceptable to the Administrative Agent; provided that:
(A)any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B)no Default or Event of Default shall exist and be continuing at the time of any such increase; provided, that in the case of any such increase used to finance a Limited Conditionality Acquisition, such requirement shall be limited to no Specified Event of Default;

(C)no Existing Term Lender shall be under any obligation to increase its Existing Term Loan Commitment and any such decision whether to increase its Existing Term Loan Commitment shall be in such Lender’s sole and absolute discretion;

(D)(1) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (2) any Existing Term Lender electing to increase its Existing Term Loan Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent; and

(E)as a condition precedent to such increase, the Company shall deliver to the Administrative Agent (1) a certificate of each Credit Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Financial Officer of such Credit Party (x) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (I) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (provided, that in the case of any such increase used to finance a Limited Conditionality Acquisition, such requirement shall be limited to certain specified representations and acquisition agreement representations to be agreed by the Company and the Lenders providing such increase), and (II) no Default or Event of Default exists (provided, that in the case of any such increase used to finance a Limited Conditionality Acquisition, such requirement shall be limited to no Specified Event of Default); (2) customary opinions of legal counsel to the Credit Parties, addressed to the Administrative Agent and each Lender, dated as of the effect date of such increase; and (3) subject to any applicable grace periods under Section 6.09A or Section 6.10, such amendments to the Collateral Documents as the Administrative Agent may deem necessary in connection with such increase.

(iii)The Company may at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, institute an Incremental Term Loan; provided that:

(A)the Company (in consultation and coordination with the Administrative Agent) shall obtain commitments for the amount of such Incremental Term Loan from existing Lenders or other Persons reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld), which Lenders shall join this Agreement as Incremental Term Lenders by executing an Incremental Term Loan Lender Joinder Agreement;

(B)any such Incremental Term Loan shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(C)no Default or Event of Default shall exist and be continuing at the time of any such institution; provided, that in the case of any such institution used to finance a Limited Conditionality Acquisition, such requirement shall be limited to no Specified Event of Default;

(D)no existing Lender shall be under any obligation to become an Incremental Term Lender and any such decision whether to become an Incremental Term Lender shall be in such Lender’s sole and absolute discretion;

(E)the Applicable Rate of such Incremental Term Loan shall be as set forth in the Incremental Term Loan Lender Joinder Agreement relating to such Incremental Term Loan; provided, that if the All-In-Yield on such Incremental Term Loan exceeds the All-In-Yield on any Heartland Incremental Term B Loan by more than fifty basis points (0.50%) per annum, then the Applicable Rate or fees payable with respect to such Heartland Incremental Term B Loan shall on the effective date of such Incremental Term Loan be increased to the extent necessary to cause the All-In-Yield on such Heartland Incremental Term B Loan to be fifty basis points (0.50%) less than the All-In-Yield on such Incremental Term Loan (such increase to be allocated as reasonably determined by the Administrative Agent);

(F)the Incremental Term Loan Maturity Date for such Incremental Term Loan shall be as set forth in the Incremental Term Loan Lender Joinder Agreement relating to such Incremental Term Loan; provided, that (1) if such Incremental Term Loan is a term loan A, such date shall not be earlier than the Maturity Date for the Existing Term Loan and (2) if such Incremental Term Loan is a term loan B, such date shall not be earlier than the Heartland Incremental Term B Loan Maturity Date;

(G)the scheduled principal amortization payments under such Incremental Term Loan shall be as set forth in the Incremental Term Loan Lender Joinder Agreement relating to such Incremental Term Loan; provided, that (1) if such Incremental Term Loan is a term loan A, the Weighted Average Life to Maturity of such Incremental Term Loan shall not be shorter than the then-remaining Weighted Average Life to Maturity of the Existing Term Loan and (2) if such Incremental Term Loan is a term loan B, the Weighted Average Life to Maturity of such Incremental Term Loan shall not be shorter than the then-remaining Weighted Average Life to Maturity of the Heartland Incremental Term B Loan;

(H)as a condition precedent to such institution, the Company shall deliver to the Administrative Agent (1) a certificate of each Credit Party dated as of the date of such institution (in sufficient copies for each Lender) signed by a Financial Officer of such Credit Party (x) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such institution, and (y) in the case of the Company, certifying that, before and after giving effect to such institution, (I) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of such institution, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (provided, that in the case of any such increase used to finance a Limited Conditionality Acquisition, such requirement shall be limited to certain specified representations and acquisition agreement representations to be agreed by the Company and the Lenders providing such Incremental Term Loan), and (II) no Default or Event of Default exists (provided, that in the case of any such institution used to finance a Limited Conditionality Acquisition, such requirement shall be limited to no Specified Event of Default); (2) customary opinions of legal counsel to the Credit Parties, addressed to the Administrative Agent and each Lender, dated as of the effect date of such institution; and (3) subject to any applicable grace periods under Section 6.09A or Section 6.10, such amendments to the Collateral Documents as the Administrative Agent may deem necessary in connection with such institution; and

(I)such Incremental Term Loan shall share ratably in any prepayments of the Existing Term Loan, any existing Incremental Term Loan, any existing Delayed Draw Term Loan and any existing Heartland Incremental Term B Loan pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the Existing Term Loan, any existing Incremental Term Loan, any existing Delayed Draw Term Loan and any existing Heartland Incremental Term B Loan) and shall have ratable voting rights as the Existing Term Loan, any existing Incremental Term Loan, any existing Delayed Draw Term Loan and any existing Heartland Incremental Term B Loan and any previously incurred Incremental Term Loans (or otherwise provide for more favorable voting rights for the Existing Term Loan, any existing Incremental Term Loan, any existing Delayed Draw Term Loan and any existing Heartland Incremental Term B Loan).

(g)Delayed Draw Term Loan. The Company may at any time prior to the Heartland Acquisition Closing Date, upon prior written notice by the Company to the Administrative Agent, increase the Delayed Draw Term Loan Commitments with additional Delayed Draw Term Loan Commitments from any Delayed Draw Term Lender or new Delayed Draw Term Loan Commitments from any other Person selected by the Company and acceptable to the Administrative Agent; provided that:

(i)the aggregate amount of all increases of the Delayed Draw Term Loan Commitments shall not exceed $150,000,000;

(ii)any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(iii)no Default or Event of Default shall exist and be continuing at the time of any such increase;

(iv)no Delayed Draw Term Lender shall be under any obligation to increase its Delayed Draw Term Loan Commitment and any such decision whether to increase its Delayed Draw Term Loan Commitment shall be in such Lender’s sole and absolute discretion;

(v)(A) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (B) any Delayed Draw Term Lender electing to increase its Delayed Draw Term Loan Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent; and

(vi)as a condition precedent to such increase, the Company shall deliver to the Administrative Agent (1) a certificate of each Credit Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Financial Officer of such Credit Party (x) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (I) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (II) no Default or Event of Default exists; and (2) customary opinions of legal counsel to the Credit Parties, addressed to the Administrative Agent and each Lender, dated as of the effect date of such increase.

(h)Heartland Incremental Term B Loan. The Company may at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, institute a Heartland Incremental Term B Loan; provided that:

(i)the Company (in consultation and coordination with the Administrative Agent) shall obtain commitments for the amount of such Heartland Incremental Term B Loan from existing Lenders or other Persons reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld), which Lenders shall join this Agreement as Heartland Incremental Term B Lenders by executing a Heartland Incremental Term B Loan Lender Joinder Agreement;

(ii)any such Heartland Incremental Term B Loan shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(iii)no existing Lender shall be under any obligation to become a Heartland Incremental Term B Lender and any such decision whether to become a Heartland Incremental Term B Lender shall be in such Lender’s sole and absolute discretion;

(iv)the Applicable Rate of such Heartland Incremental Term B Loan shall be as set forth in the Heartland Incremental Term B Loan Lender Joinder Agreement relating to such Heartland Incremental Term B Loan;

(v)the Heartland Incremental Term B Loan Maturity Date for such Heartland Incremental Term B Loan shall be as set forth in the Heartland Incremental Term B Loan Lender Joinder Agreement relating to such Heartland Incremental Term B Loan;

(vi)the scheduled principal amortization payments under such Heartland Incremental Term B Loan shall be as set forth in the Heartland Incremental Term B Loan Lender Joinder Agreement relating to such Heartland Incremental Term B Loan;

(vii)as a condition precedent to such institution, the conditions precedent set forth in Section 4.03 shall be satisfied; and

(viii)such Heartland Incremental Term B Loan shall share ratably in any prepayments of any existing Incremental Term Loan that is a term B loan made pursuant to Section 2.05 and shall have ratable voting rights as the Existing Term Loan, any existing Incremental Term Loan and any existing Delayed Draw Term Loan.

(i)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender. On the Closing Date, the Lenders that are party to the 2014 Credit Agreement (other than Compass Bank, Citizens Bank of Pennsylvania, Deutsche Bank AG New York Branch and Comerica Bank) will continue their existing loans under the 2014 Credit Agreement as Loans under this Agreement.

2.03    Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or one or more Alternative Currencies for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company or any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company or such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s and the applicable Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company or such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)The L/C Issuer shall not issue any Letter of Credit if:

(A)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders under which such Letter of Credit is to be issued have approved such expiry date; or

(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)the issuance of such Letter of Credit would violate one or more material policies of the L/C Issuer applicable to letters of credit generally applied on a consistent basis to similarly situated letter of credit applicants;

(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(D)such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)except in the case of a Letter of Credit to be denominated in Dollars, Euros, Sterling and Canadian Dollars, the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(F)any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its reasonable discretion) with the applicable Borrowers or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Financial Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof (and in the absence of specification of currency shall be deemed to be a request for a Letter of Credit denominated in Dollars); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Credit Party, at least two Business Days prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer agrees to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency; provided that such Borrower has received notice of such payment by 11:00 a.m., or two hours prior to the Applicable Time with respect to a Letter of Credit to be reimbursed in an Alternative Currency, on such Honor Date, and if such Borrower receives notice of such payment after such time, such Borrower shall make such payment not later than 11:00 a.m., or the Applicable Time with respect to a Letter of Credit to be reimbursed in an Alternative Currency, on the Business Day following receipt of such notice (together with interest thereon). In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the applicable Borrower, whether on the Honor Date (as a result of an error in calculating the Dollar amount to be paid by the applicable Borrower, but in any event, not as a result of any intraday fluctuation in a currency exchange rate) or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, such Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 or the prior notice required therefor for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Overnight Rate. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute. The obligation of each Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of any Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice any Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP;

(vii)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)Role of L/C Issuer. Each Revolving Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary and reasonably acceptable to the beneficiary.

(g)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies any the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the applicable Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04    Swing Line Loans.

(a)Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Company in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (B) the aggregate Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, (ii) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company.

(c)Refinancing of Swing Line Loans.

(i)The Swing Line Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice); provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)Repayment of Participations.
(i)At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Revolving Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05    Prepayments.

(a)Optional Prepayments.

(i)Any Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (other than as set forth in the last sentence of this Section 2.05(a)(i)); provided, in each case, that (w) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than (A) 1:00 p.m. three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) 11:00 a.m. four Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) 11:00 a.m. on the date of prepayment of Base Rate Loans; (x) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (y) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (z) any prepayment of the Existing Term Loan, any Incremental Term Loan, the Delayed Draw Term Loan or any Heartland Incremental Term B Loan shall be applied to the remaining principal amortization payments thereof as directed by the Borrower. Each such notice shall specify the date and amount of such prepayment, the Loans to be prepaid, and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective Applicable Percentages. Each prepayment of the Heartland Incremental Term B Loan made in connection with a Repricing Event on or before the date to be determined in the Heartland Incremental Term B Loan Lender Joinder Agreement shall be accompanied by a prepayment premium equal to 1.00% of the principal amount being repaid in connection with such Repricing Event.

(ii)Swing Line Loans. The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)Mandatory Prepayments of Loans.

(i)Revolving Commitments. If for any reason, including exchange rate fluctuations, the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall promptly following notice from the Administrative Agent prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)Asset Sales and Recovery Events. The Borrowers shall prepay the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of any Asset Sale or Recovery Event to the extent such Net Cash Proceeds are not reinvested or committed to be reinvested in assets (including Acquisitions) that are useful in the business of the Company and its Subsidiaries within 365 days of the date of such Asset Sale or Recovery Event (it being understood that such prepayment shall be due immediately upon the expiration of such 365 day period); provided, that in the case of any legally binding commitment to reinvest such Net Cash Proceeds within 365 days of receipt thereof, such 365 day period shall be extended by an additional 180 days; provided, further, that if such Net Cash Proceeds are received by any Foreign Subsidiary in connection with any Asset Sale or Recovery Event by a Foreign Subsidiary, then the mandatory prepayment required by this Section 2.05(b)(ii) shall be limited to the amount of such prepayment that (x) is not prohibited by applicable law; provided that the Company and its Subsidiaries shall take commercially reasonable actions under applicable local law to permit such repatriation or (y) could not reasonably be expected to result in adverse Tax consequences to the Company as determined by the Company in good faith in consultation with the Administrative Agent.

(iii)Debt Issuance. Immediately upon receipt by the Company or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrowers shall prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)Excess Cash Flow. Within ninety days after the end of each Fiscal Year of the Company (such date the “Excess Cash Flow Payment Date”) commencing with the Fiscal Year ending May 31, 2017, the Company shall prepay the Heartland Incremental Term B Loan as hereafter provided with a portion of Excess Cash Flow as set forth in the Heartland Incremental Term B Loan Lender Joinder Agreement; provided, that if such Excess Cash Flow is from any Foreign Subsidiary, then the mandatory prepayment required by this Section 2.05(b)(iv) shall be limited to the amount of such prepayment that (x) is not prohibited by applicable law; provided that the Company and its Subsidiaries shall take commercially reasonable actions under applicable local law to permit such repatriation or (y) could not reasonably be expected to result in adverse Tax consequences to the Company as determined by the Company in good faith in consultation with the Administrative Agent; provided that the Company and its Subsidiaries shall take commercially reasonable actions under applicable local law to permit such repatriation; provided, further, that the amount required to be prepaid pursuant to this Section 2.05(b)(iv) for any Fiscal Year shall be reduced by, without duplication, (1) the aggregate amount of any Loans prepaid pursuant to Section 2.05(a) or 2.06(a) (including any prepayments of Revolving Loans, to the extent the corresponding Revolving Commitments have been permanently reduced pursuant to Section 2.06(a) and to the extent not funded with proceeds from the incurrence of long-term indebtedness) during such Fiscal Year or, at the option of the Company (without counting such amounts against the subsequent Fiscal Year’s Excess Cash Flow calculation) after the end of such Fiscal Year and prior to such Excess Cash Flow Payment Date and (2) the aggregate amount of any Permitted Incremental Equivalent Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations voluntarily prepaid or repaid (in the case of any “excess cash flow” or similar required prepayments) (including any prepayments of revolving loans constituting Permitted Incremental Equivalent Debt (to the extent such Permitted Incremental Equivalent Debt is secured by a first priority lien on the Collateral), to the extent the corresponding revolving commitments with respect thereto have been permanently reduced and to the extent not funded with proceeds from the incurrence of long-term indebtedness) during such Fiscal Year or, at the option of the Company (without counting such amounts against the subsequent Fiscal Year’s Excess Cash Flow calculation) after the end of such Fiscal Year and prior to such Excess Cash Flow Payment Date (or, in the case of any “excess cash flow” or similar required prepayment, on such Excess Cash Flow Payment Date).

(v)Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations; (B) with respect to all amounts prepaid pursuant to Section 2.05(b)(ii) or (iii), ratably to the Term Loans (in each case to the remaining scheduled principal amortization payments on a pro rata basis) and (C) with respect to all amounts prepaid pursuant to Section 2.05(b)(iv), to the Heartland Incremental Term B Loan. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06    Termination or Reduction of Commitments.

(a)Revolving Commitments. The Company may, upon notice to the Administrative Agent, (i) terminate the Aggregate Revolving Commitments, (ii) from time to time permanently reduce the Letter of Credit Sublimit and/or the Swing Line Sublimit or (iii) from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (A) any such notice shall be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction, (B) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (C) the Company shall not terminate or reduce (x) (1) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (2) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (3) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b)Delayed Draw Term Loan Commitments. The Delayed Draw Term Loan Commitments will be automatically reduced to $0 upon the Borrowing of the Delayed Draw Term Loan pursuant to Section 2.01(d).

(c)Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swing Line Sublimit, the Aggregate Revolving Commitments or the Delayed Draw Term Loan Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments or the Delayed Draw Term Loan Commitments, the Revolving Commitment of each Revolving Lender or Delayed Draw Term Lender, as applicable, shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. All fees in respect of the Delayed Draw Term Loan Commitments accrued until the effective date of any termination of the Delayed Draw Term Loan Commitments shall be paid on the effective date of such termination.

2.07    Repayment of Loans.

(a)Revolving Loans. The Borrowers shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date within ten (10) Business Days of demand therefor by the Swing Line Lender and (ii) the Maturity Date.

(c)Existing Term Loans. The Borrowers shall repay the outstanding principal amount of the Existing Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 8.01:

Payment Dates	Principal Amortization Payment (% of Existing Term Loan Advanced)
November 30, 2016	2.5%
February 28, 2017	2.5%
May 31, 2017	2.5%
August 31, 2017	2.5%
November 30, 2017	2.5%
February 28, 2018	2.5%
May 31, 2018	2.5%
August 31, 2018	2.5%
November 30, 2018	2.5%
February 28, 2019	2.5%
May 31, 2019	2.5%
August 31, 2019	2.5%
November 30, 2019	2.5%
February 29, 2020	2.5%
May 31, 2020	2.5%
Maturity Date	Outstanding Principal Balance of Existing Term Loans
If any date set for payment is not a Business Day, the payment to be made on such payment date shall be made on the immediately prior Business Day.
(d)Incremental Term Loans. The Borrowers shall repay the outstanding principal amount of all Incremental Term Loans in the installments, on the dates and in the amounts set forth in the applicable Incremental Term Loan Lender Joinder Agreement for such Incremental Term Loan (as such installments may hereafter be adjusted as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.01.

(e)Delayed Draw Term Loans. The Borrowers shall repay the outstanding principal amount of the Delayed Draw Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 8.01:

Payment Dates	Principal Amortization Payment
August 31, 2016	$1,712,500
November 30, 2016	$1,712,500
February 28, 2017	$1,712,500
May 31, 2017	$1,712,500
August 31, 2017	$1,712,500
November 30, 2017	$1,712,500
February 28, 2018	$1,712,500
May 31, 2018	$1,712,500
August 31, 2018	$8,562,500
November 30, 2018	$8,562,500

February 28, 2019	$8,562,500
May 31, 2019	$8,562,500
August 31, 2019	$8,562,500
November 30, 2019	$8,562,500
February 29, 2020	$8,562,500
May 31, 2020	$8,562,500
Maturity Date	Outstanding Principal Balance of Delayed Draw Term Loans

If any date set for payment is not a Business Day, the payment to be made on such payment date shall be made on the immediately prior Business Day. The Delayed Draw Term Lenders acknowledge and agree that the amortization payments set forth above shall not increase as a result of any increase of the Delayed Draw Term Loan Commitments implemented pursuant to Section 2.02(g) and such Delayed Draw Term Lender’s Applicable Percentage of the installments set forth above may be reduced as a result of any such increase.
(f)Heartland Incremental Term B Loans. The Borrowers shall repay the outstanding principal amount of all Heartland Incremental Term B Loans in the installments, on the dates and in the amounts set forth in the applicable Heartland Incremental Term B Loan Lender Joinder Agreement for such Heartland Incremental Term B Loan (as such installments may hereafter be adjusted as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.01.

2.08    Interest.

(a)Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus the Applicable Rate minus (B) the Commitment Fee.

(b)(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)Commitment Fee. The Company shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)Delayed Draw Term Loan Commitment Fee. The Company shall pay to the Administrative Agent, for the account of each Delayed Draw Term Lender in accordance with its Applicable Percentage, a commitment fee (the “Delayed Draw Term Loan Commitment Fee”) at a rate per annum equal to the product of (i) 0.50% times (ii) the actual daily amount of the aggregate Delayed Draw Term Loan Commitments, subject to adjustment as provided in Section 2.15. The Delayed Draw Term Loan Commitment Fee shall accrue at all times commencing March 31, 2016 through the end of the Availability Period, including at any time during which one or more of the conditions in Article 4.03 is not met, and shall be due and payable on the earlier of the Heartland Acquisition Closing Date and the last day of the Availability Period.

(c)Other Fees. The Company shall pay (i) to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter, and (ii) to the Lenders, in Dollars, such fees, if any, as shall have been separately agreed upon in writing in the amounts and at the times so specified. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies if market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States or other applicable Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Article VIII. The Company’s obligations under this paragraph shall survive the termination of all commitments and the repayment of all Obligations hereunder.

2.11    Evidence of Debt.

(a)The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder to pay any amount owing with respect to their respective Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of (x) Exhibit B-1 with respect to the Company or any other Borrower that is a Domestic Subsidiary and (y) Exhibit B-2 with respect to any Borrower that is a Foreign Subsidiary Borrower (each a “Revolving Note”), (ii) in the case of the Existing Term Loan, be in the form of Exhibit B-3 (a “Term Note”), (iii) in the case of any Incremental Term Loan, be in the form of Exhibit B-4 (an “Incremental Term Note”), (iv) in the case of any Delayed Draw Term Loan, be in the form of Exhibit B-5 (a “Delayed Draw Term Note”), (vi) in the case of any Heartland Incremental Term B Loan, be in the form of Exhibit B-6 (a “Heartland Incremental Term B Note”), and (vii) in the case of Swing Line Loans, be in the form of Exhibit B-7 (a “Swing Line Note”). Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans, as applicable. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12    Payments Generally; Administrative Agent’s Clawback.

(a)General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Alternative Currencies, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Alternative Currencies shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the applicable Alternative Currency and in Same Day Funds not later than the Applicable Time on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as may otherwise be provided in the definition of “Interest Period” or Section 2.07(c), if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, in the case of Loans denominated in Dollars or, in the case of Loans denominated in Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of (including by means of a Dutch Auction) or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
2.14    Cash Collateral.

(a)Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 8.01 or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases)

following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b)Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company, or the relevant Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15    Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to that Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy that Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to that Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any Commitment Fee or Delayed Draw Term Loan Commitment Fee payable under Section 2.09(a) or 2.09(b), as applicable, for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Administrative Agent and the Lenders may assume that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate principal amount at such time of any Non-Defaulting Lender’s outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (b) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d)Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.16    Designated Borrowers.

(a)The Company may at any time, upon not less than ten (10) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional wholly-owned Subsidiary of the Company (an “Applicant Borrower”) as a Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Revolving Commitments provided for herein, the Administrative Agent and the Revolving Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion, and Notes signed by such new Borrowers to the extent any Revolving Lenders so request. If the Administrative Agent and the Revolving Lenders agree that an Applicant Borrower shall be entitled to receive Revolving Loans, then promptly following receipt of (x) all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act and (y) all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Borrower Notice”) to the Company and the Revolving Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Borrower for purposes hereof, whereupon each of the Revolving Lenders agrees to permit such Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Borrower until the date five (5) Business Days after such effective date.

(b)The Obligations of the Company and each Borrower that is a Domestic Subsidiary shall be joint and several in nature regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Revolving Lender accounts for such Credit Extensions on its books and records. Each of the obligations of the Company and each Borrower that is a Domestic Subsidiary with respect to Credit Extensions made to it, and each such Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the Company and the other Borrowers that are Domestic Subsidiaries hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each such Borrower.

(c)The Obligations of the Borrowers that are Foreign Subsidiaries shall be several in nature.

(d)Each Subsidiary of the Company that is or becomes a “Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Loans made by the Revolving Lenders, to any such Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e)The Company may from time to time, upon not less than ten (10) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Revolving Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Revolving Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Revolving Lenders of any such termination of a Designated Borrower’s status.

(f)Notwithstanding anything herein or in any Loan Document to the contrary, if any Foreign Subsidiary is or becomes a Guarantor, such Foreign Subsidiary shall not guarantee any obligation of (i) a U.S. Person or (ii) a disregarded entity of a U.S. Person.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.

(i)Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Credit Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender of the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)Evidence of Payments. Upon request by any Credit Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Credit Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Credit Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Credit Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Credit Party or the Administrative Agent, as the case may be.

(e)Status of Lenders; Tax Documentation.

(i)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(II)executed copies of IRS Form W-8ECI,

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner,

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(iv)For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(v)A United Kingdom Borrower, the Administrative Agent and any Lender claiming relief from United Kingdom withholding Tax under an applicable United Kingdom income tax treaty shall cooperate and shall use commercially reasonable efforts to complete any procedural formalities necessary for such Borrower to make payments without deduction of United Kingdom Taxes.

(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Base Rate (whether denominated in Dollars or Alternative Currencies), or to determine or charge interest rates based upon the Eurocurrency Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurocurrency Base Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate, shall be suspended, until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurocurrency Base Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or a Base Rate Loan as to which the interest rate is determined with reference to the Eurocurrency Base Rate. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurocurrency Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurocurrency Base Rate, that Lender shall remain committed to make and maintain Base Rate Loans as to which the rate of interest is not determined with reference to the Eurocurrency Base Rate and shall be entitled to recover interest at such Base Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Each Lender at its option may make any Credit Extension to any Designated Borrower which is a Foreign Subsidiary by causing any domestic or foreign branch or Affiliate of such Lender (each a “Designated Lender”) to make such Credit Extension (and in the case of an Affiliate, the provisions of Sections 3.01 through 3.05 and 10.04 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Designated Lender to perform its obligations hereunder or to issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Designated Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended. Upon receipt of such notice, the Credit Parties shall, take all reasonable actions requested by such Lender to mitigate or avoid such illegality.
3.03    Inability to Determine Rates.

(a)If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Base Rate component of the Base Rate, the utilization of the Eurocurrency Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice and during such period Base Rate Loans shall be made and continued based on the interest rate determined by the greater of clauses (a) and (b) in the definition of Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of (or conversion to) Base Rate Loans in Dollars in the amount specified therein.

(b)Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the affected Lenders notify the Company that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.04    Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Section 3.04(e) or the Eurocurrency Rate) or the L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Base Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C

Issuer, the Company will pay (or cause the applicable Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loan held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Additional Reserve Requirements. To the extent not already reflected in the calculation of any interest rate, the Company shall pay (or cause the applicable Borrower to pay) to each Lender or the L/C Issuer, as the case may be, as long as such Lender or the L/C Issuer shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender or the L/C Issuer (as determined by such Lender or the L/C Issuer in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender or the L/C Issuer. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the applicable Borrower;

(c)any failure by any Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company (or the applicable Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender or the L/C Issuer gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates (provided, in any event, that any Loans extended to a Borrower governed by the laws of The Netherlands can only be assigned to another legal entity if the assignee will acquire a Loan of at least EUR 100,000 (or its equivalent in another currency) or otherwise qualifies as a PMP), if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.

3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive the termination of the commitments and the repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT

4.01    Conditions to Effectiveness and Initial Credit Extension. The occurrence of the Closing Date and the obligation of the L/C Issuer each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)    The Administrative Agent (or its counsel) shall have received (i) from each Borrower, a Note for each Lender as has been requested by such Lender, (ii) from the Guarantors, the Subsidiary Guaranty signed by all such parties and (iii) from the Company, the Company Guaranty signed by the Company.

(c)    The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date), in a form reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Credit Parties, this Agreement, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(d)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions to which such Credit Party is a party, and any other legal matters relating to the Credit Parties, this Agreement, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)    The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer of the Company, the President of the Company or a Financial Officer of the Company, confirming that:

(i)    on the Closing Date, both before and after giving effect to the Credit Extensions and the other Transactions occurring on such date, no Default or Event of Default shall have occurred and be continuing; and

(ii)    the representations and warranties contained in Article V of this Agreement (including, without limitation, the representation and warranty set forth in Section 5.04(b)) shall be true in all material respects on and as of the date of such Borrowing except for changes expressly permitted herein and except to the extent that such representations and warranties relate solely to an earlier date (in which event such representations and warranties shall have been true in all material respects on and as of such earlier date).

(f)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) any fees payable under this Agreement or the Fee Letter, and (ii) to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Company hereunder.

(g)    The Administrative Agent shall have received certified copies of all consents, approvals, authorizations, registrations, filings and orders required to be made or obtained by all Borrowers and all Guarantors in connection with the financings evidenced by this Agreement and the other Transactions, and all such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority in respect of such financings or other Transactions shall be ongoing.

(h)    Since May 31, 2014, there shall have occurred no events, acts, conditions or occurrences of whatever nature, singly or in the aggregate, that have had, or are reasonably expected to have, a Material Adverse Effect.

(i)    No actions, suits or other legal proceedings shall be pending or, to the knowledge of the Company, threatened, against or affecting the Borrowers or the Guarantors and seeking to enjoin, restrain, or otherwise challenge or contest the validity of the financings evidenced by this Agreement or the other Transactions. The Company shall have delivered or otherwise made available to the Administrative Agent and the Lenders the consolidated financial statements for the Company and its Subsidiaries for the Fiscal Year ended May 31, 2014, including balance sheet and income and cash flow statements, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, and the consolidated financial statements of the Company and its Subsidiaries for the Fiscal Quarter and year‑to‑date period ended February 28, 2015, and such other financial information as the Administrative Agent or the Required Lenders may have reasonably requested.

(j)    The Company shall have duly completed and submitted to the Administrative Agent a Loan Notice for funding of its Loans, and the Administrative Agent shall have received, not less than three Business Days prior to the Closing Date, a fully‑executed Funding Indemnity Letter.

(k)    The Administrative Agent shall have received evidence that (i) the 2014 Credit Agreement shall have been amended and restated concurrently with the Closing Date and all indebtedness thereunder shall have been repaid concurrently with the Closing Date and (ii) the 2014 Term Loan Agreement shall have been amended and restated concurrently with the Closing Date and all indebtedness thereunder shall have been repaid concurrently with the Closing Date.

(l)    Each Lender shall have obtained all applicable licenses, consents, permits and approvals as deemed necessary by such Lender in order to execute and perform the transactions contemplated by the Loan Documents (and each Lender that has signed this Agreement shall be deemed to have represented that the requirements of this clause (l) have been met with respect to such Lender).

(m)    The Administrative Agent shall have received all other documents, certificates, and other information as the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than any Request for Credit Extension pursuant to any Heartland Facility) is subject to the following conditions precedent:
(a)The representations and warranties of the Company and each other Credit Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith (or, in the case of any incurrence of Incremental Term Loans in connection with a Limited Conditionality Acquisition, certain specified representations and acquisition agreement representations to be agreed by the Company and the Lenders providing such Incremental Term Loans), shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)No Default (or, in the case of any incurrence of Incremental Term Loans in connection with a Limited Conditionality Acquisition, no Specified Event of Default) shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent and, if applicable, the L/C Issuer and/or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. Notwithstanding the foregoing, prior to the termination of the Revolving Commitments, any waiver of a Default in connection with a Request for Credit Extension for a Revolving Loan must be signed by the Revolving Lenders (other than Defaulting Lenders) holding at least a majority of the unfunded Revolving Commitments, the outstanding Revolving Loans, Swing Line Loans, L/C Obligations and participations therein.
4.03    Conditions to Heartland Facilities.

Notwithstanding any provision herein to the contrary, the obligation of each Lender to honor any Request for Credit Extension for the Heartland Facilities is only subject to the following conditions precedent:
(a)Receipt by the Administrative Agent of a fully executed Heartland Incremental Term B Loan Lender Joinder Agreement, Heartland Incremental Term B Notes (to the extent requested by any Heartland Incremental Term B Lender) and the Security Agreement.

(b)Except as disclosed in the Company SEC Documents (as defined in the Heartland Merger Agreement) filed with, or furnished to, the SEC (as defined in the Heartland Merger Agreement) after January 1, 2014 and prior to the date of the Heartland Merger Agreement (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) or in the Company Disclosure Letter (as defined in the Heartland Merger Agreement), since December 31, 2014, there has not been any change, event, fact, effect, condition, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Heartland Merger Agreement as in effect on the date hereof), and (B) since the date of the Heartland Merger Agreement, there shall not have been any change, event, fact, effect, condition, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)The Heartland Acquisition shall have been consummated, or substantially concurrently with the initial borrowing under the Heartland Facilities, shall be consummated, in all material respects in accordance with the terms of the Heartland Merger Agreement, without giving effect to any modifications or amendments thereto or consents or waivers thereto by the Company or any of its affiliates that are material and adverse to the Lenders or the Arrangers without the prior consent of MLPFS (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price in connection with the Heartland Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Arrangers; provided that (A) any reduction of the purchase price shall be allocated to a reduction in any amounts to be funded under the Heartland Incremental Term B Loan and (B) any increase in purchase price shall be funded by equity contributions.

(d)All existing third party Indebtedness for borrowed money of Heartland and its Subsidiaries (other than such third party Indebtedness for borrowed money which is permitted to remain outstanding pursuant to the terms of the Heartland Merger Agreement) shall have been, or substantially concurrently with the Heartland Acquisition Closing Date, will be refinanced or repaid.

(e)The Administrative Agent shall have received a certificate dated as of the Heartland Acquisition Closing Date executed by the Chief Executive Officer of the Company, the President of the Company or a Financial Officer of the Company, confirming that the Specified Representations and the Specified Merger Agreement Representations shall be true and correct in all material respects as of such date.

(f)The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(g)The Administrative Agent shall have received the favorable written opinions of counsel to the Credit Parties (addressed to the Administrative Agent and the Lenders and dated the Heartland Acquisition Closing Date), in a form reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Credit Parties, this Agreement or the Loan Documents as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(h)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of the Delayed Draw Term Loan, the Heartland Incremental Term B Loan, and any other legal matters relating to the Credit Parties, this Agreement or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(i)The Administrative Agent shall have received a solvency certificate executed by the Company’s chief executive officer in the form of Exhibit M.

(j)Personal Property Collateral. The Administrative Agent shall have received:

(i)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(ii)    all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person);
(iii)    duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Credit Parties; and
(iv)    Copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including naming the Administrative Agent and its successors and assigns as additional insured (in the case of liability insurance) or loss payee (in the case of property insurance) on behalf of the Lenders.

provided that, to the extent the items set forth in clauses (ii), (iii) and (iv) above have not been satisfied on the Heartland Acquisition Closing Date after the Company’s use of commercially reasonable efforts to do so, they shall be delivered within ninety days of the Heartland Acquisition Closing Date (or such later date as agreed by the Administrative Agent in its sole discretion).

(k)The Lenders shall have received at least three (3) business days prior to the Heartland Acquisition Closing Date all documentation and other information about the Credit Parties as has been reasonably requested in writing at least 10 business days prior to the Heartland Acquisition Closing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

(l)All fees required to be paid on the Heartland Acquisition Closing Date and reasonable out-of-pocket expenses required to be paid on the Heartland Acquisition Closing Date, to the extent invoiced at least three (3) business days prior to the Heartland Acquisition Closing Date shall, upon the initial borrowing under the Heartland Facilities, have been paid; provided that such payment may be made from the proceeds of the initial funding of the Heartland Facilities on the Heartland Acquisition Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.03, each Lender that has signed the Heartland Incremental Term B Loan Lender Joinder Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Heartland Acquisition Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01    Organization; Powers. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing, where relevant, under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

5.02    Authorization; Enforceability. The Transactions are within each Credit Party’s organizational powers and have been duly authorized by all necessary organizational action and, if required, the action by the holders of such Credit Party’s Equity Interests. This Agreement and each other Loan Document has been duly executed and delivered by each Credit Party thereto and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable Debtor Relief Law and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or Organization Documents of any of the Credit Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any of the Credit Parties or its assets (including either of the Existing Credit Agreements), and (d) will not result in the creation or imposition of any Lien on any asset of any of the Credit Parties, other than as expressly permitted by the Loan Documents.

5.04    Financial Condition; No Material Adverse Change.

(a)The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended May 31, 2014, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended February 28, 2015, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)Since May 31, 2014, there have been no events, acts, conditions or occurrences, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect.

5.05    Properties.

(a)Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property sufficient for the conduct of its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, in each case free and clear of all Liens except as expressly permitted by the Loan Documents.

(b)Each of the Company and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business, free and clear of all Liens except as expressly permitted by the Loan Documents, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.06    Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (ii) has become subject to any Environmental Liability.

5.07    Compliance with Laws and Agreements. Except where such compliance is being contested in good faith by appropriate proceedings, each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

5.08    Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.09    Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

5.11    Subsidiaries. Schedule 5.11 to this Agreement lists each Subsidiary of the Company as of the First Amendment Effective Date and accurately sets forth for such Subsidiary the type of entity, its jurisdiction of organization, the holders of its Equity Interests, and whether as of such date such Subsidiary is a Significant Subsidiary and/or a Material Subsidiary.

5.12    Margin Securities. Neither the Company nor any of its Subsidiaries (i) is engaged in the business of purchasing or carrying “margin stock” as defined in Regulation U of the Board or (ii) has used any proceeds of any Loans or Letters of Credit to purchase or carry any such “margin stock” contrary to the provisions of Regulation U or Regulation X of the Board.

5.13    Disclosure. None of the reports, financial statements, certificates and other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made or delivered; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.14    Taxpayer Identification Number; Other Identifying Information. As of the First Amendment Effective Date, the true and correct (a) U.S. taxpayer identification number of the Company and (b) unique identification number of each Credit Party that has been issued by its jurisdiction of organization, are each set forth on Schedule 10.02.

5.15    OFAC. None of Credit Parties, nor any of their Subsidiaries, nor, to the knowledge of the Credit Parties and their Subsidiaries, any director, officer, employee or Affiliate thereof, nor, to the knowledge of the Credit Parties, any agent of the Borrowers or any Subsidiary that will act as agent on behalf of the Borrowers or such Subsidiary in connection with the credit facility established hereby, is (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or (iii) located, organized or resident in a Designated Jurisdiction.

5.16    Anti-Corruption Laws. The Credit Parties and their Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions with authority or jurisdiction over the Borrowers or their Subsidiaries and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

5.17    Perfection of Security Interests in the Collateral. Subject to the proviso of clause (i) in Section 4.03, upon and after the consummation of the Heartland Acquisition, the Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Encumbrances.

5.18    Solvency. Upon the consummation of the Heartland Acquisition, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

5.19    EEA Financial Institution Status. Neither the Company nor any other Credit Party is an EEA Financial Institution.

ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:
6.01    Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a)within 100 days after the end of each Fiscal Year of the Company ending prior to the consummation of the Heartland Acquisition (commencing with the Fiscal Year ending May 31, 2015), and within 90 days after the end of each Fiscal Year of the Company ending after the consummation of the Heartland Acquisition, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any qualification that results solely from a current maturity of any Loans) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company ending prior to the consummation of the Heartland Acquisition (commencing with the Fiscal Quarter ending August 31, 2015) and within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company ending after the consummation of the Heartland Acquisition, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Company (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.08A, 7.08B, 7.09A and 7.09B, as applicable, (iii) for each Compliance Certificate delivered after the Heartland Acquisition Closing Date, an updated copy of the schedules to the Security Agreement or a certification that no such updates are needed and (iv) describing in reasonable detail any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements for the immediately preceding Fiscal Year that is material with respect to the financial statements accompanying such certificate (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(d)promptly after the same become publicly available, copies of all annual and quarterly reports filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, as the case may be;

(e)promptly upon the receipt thereof, a copy of any management letter or management report prepared by the Company’s independent certified public accountants in conjunction with the financial statements described in Section 6.01(a);

(f)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

(g)not later than 75 days (or in the case of the first Fiscal Year beginning after the consummation of the Heartland Acquisition, not later than 120 days) after the beginning of each Fiscal Year of the Company, commencing with the first Fiscal Year beginning after the consummation of the Heartland Acquisition, an annual business plan and budget of the Company and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of such Fiscal Year; and

(h)after the consummation of the Heartland Acquisition, promptly after the delivery of the information required pursuant to Sections 6.01(a) and 6.01(b) above, at a time mutually agreed with the Administrative Agent, participate in a quarterly conference call that is for Lenders to discuss the financial condition and results of operations of the Company and its Subsidiaries for the most recently-ended Fiscal Quarter (and portion of the Fiscal Year) for which financial statements have been delivered.

Notwithstanding the foregoing requirements for delivery of annual and quarterly financial statements and reports and other filings in Section 6.01(a), (b) and (d) above (to the extent such documents are included in material otherwise filed with the SEC), and notices required to be given pursuant to Section 6.02, such delivery and notice requirements may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR Database and sec.gov; provided that the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Company hereby acknowledges that (a) the Administrative Agent and/or MLPFS will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non‑public information with respect to either of the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market‑related activities with respect to such Person’s securities. The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, MLPFS and the Lenders to treat such Borrower Materials as not containing any material non‑public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z)

the Administrative Agent and MLPFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”
6.02    Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt (and in any event within five Business Days) written notice of the following:

(a)the occurrence of any Default or Event of Default;

(b)the filing or commencement of any actions, suits or proceedings by or before any arbitrators or Governmental Authorities against or affecting the Company or any Subsidiaries or other Affiliates thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)if and when the Company or any member of the ERISA Affiliate (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice, or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice, in each case where such Reportable Event, withdrawal liability, termination or appointment could reasonably be expected to have or cause a Material Adverse Effect; and

(d)the cancellation or termination of any material agreement or the receipt or sending of written notice of default or intended termination or cancellation of any material agreement, in any case that could reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.03    Maintenance of Existence. Each Borrower shall at all times maintain its legal existence in the jurisdiction of its organization. The Company shall cause each of the Credit Parties and each of the Material Subsidiaries to maintain its legal existence; provided, that (i) the Company may merge or dissolve any applicable Credit Party or Material Subsidiary from time to time if (x) the Company has determined that such dissolution is desirable, and (y) such dissolution could not reasonably be expected to have or cause a Material Adverse Effect, or (ii) the Company or any Subsidiary may eliminate or discontinue a business line pursuant to Section 7.03(c).

6.04    Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05    Maintenance of Properties; Insurance.

(a)The Company will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) maintain and keep in full force and effect all rights in respect of Intellectual Property used in the business of the Company and its Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (iii) maintain, with financially sound and reputable insurance companies or through adequate self‑insurance programs, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or consistent with past practices of the Company and such Subsidiaries.

(b)Without limiting the foregoing, following the consummation of the Heartland Acquisition, the Company will, and will cause each of its Subsidiaries to, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)Following the consummation of the Heartland Acquisition, the Company will, and will cause each of its Subsidiaries to cause the Administrative Agent and its successors and assigns to be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

6.06    Books and Records; Inspection Rights. The Company will (i) keep, and cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each of its Subsidiaries to permit, representatives of any Lender, after written notice to an officer of the Company or Subsidiary, at such Lender’s expense during any period in which a Default or Event of Default is not in existence and at the Company’s expense during any period in which a Default or Event of Default is in existence, to visit (which date of visit shall be two (2) Business Days after the date such request is made or any earlier date as may be mutually agreed by the Company and such Lender) and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Company agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired. Notwithstanding the foregoing, during any period in which no Event of Default is in existence, neither the Administrative Agent nor any Lender may engage in (i) more than two inspections per Fiscal Year or (ii) discussions with the Company’s independent public accountants, unless the Company shall have otherwise consented to same.

6.07    Compliance with Laws.. The Company will, and will cause each of its Subsidiaries and each of its ERISA Affiliates to, comply with applicable laws (including but not limited to ERISA), regulations, executive orders, and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or except where the noncompliance with which could not be reasonably expected to cause or result in a Material Adverse Effect.

6.08    Use of Proceeds. (a) The proceeds of the Heartland Facilities shall be used to finance the Heartland Acquisition Costs and (b) the proceeds of the other Loans shall be used solely (i) to refinance existing Indebtedness and pay fees, costs and expenses related thereto (ii) to finance Acquisitions and the fees and expenses related thereto, (iii) to pay fees and expenses incurred in connection with this Agreement and/or (iv) for other lawful corporate purposes (including, without limitation, share repurchases).

6.09A    Additional Guarantors. Prior to the consummation of the Heartland Acquisition, (a) not later than 30 days (or such longer period as the Administrative Agent may agree) after the date required for delivery of any quarterly or annual financial statements pursuant to Section 6.01, if any Domestic Subsidiary (other than a Bank Subsidiary or an Excluded Domestic Subsidiary) that is not a Guarantor as of the period end date of such financial statements would qualify as of such period end date as a Significant Subsidiary or (b) with respect to any Domestic Subsidiary that is not required to become a Guarantor pursuant to clause (a) of this Section 6.09A, at the option of the Company, the Company shall cause such Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of the certificates or articles of incorporation, organization or formation, by‑laws, limited liability company agreements, partnership agreements, and other applicable Organization Documents, appropriate authorizing resolutions of the board of directors, board of managers, or comparable body, and opinions of counsel for such Subsidiary comparable to those delivered pursuant to Section 4.01, and (iii) such other documents as the Administrative Agent may reasonably request. The Company may request that any Guarantor cease to be a Guarantor and be released and discharged from its obligations under the Subsidiary Guaranty if (i) the Equity Interests of such Guarantor are being sold or otherwise disposed of, or such Guarantor is being dissolved, in a transaction not prohibited by the terms of this Agreement, or (ii) such Guarantor both (A) has ceased to qualify as a Significant Subsidiary as indicated by the most recent quarterly or annual financial statements delivered pursuant to Section 6.01 or (B) after giving pro forma effect to any Asset Sale or sale or other disposition made by such Guarantor or Subsidiaries of such Guarantor as if such Asset Sale or disposition occurred during the most recent period for which financial statements have been delivered pursuant to Section 6.01, would cease to qualify as a Significant Subsidiary.
6.09B    Additional Guarantors. Upon and after the consummation of the Heartland Acquisition, (a) not later than 30 days (or such longer period as the Administrative Agent may agree) after the date required for delivery of any quarterly or annual financial statements pursuant to Section 6.01, if any Domestic Subsidiary (other than a Bank Subsidiary or an Excluded Domestic Subsidiary) that is not a Guarantor as of the period end date of such financial statements would qualify as of such period end date as a Material Subsidiary or if such Subsidiary would be required to become a Guarantor to comply with the aggregate limitations set forth in the definition of Material Subsidiary or (b) with respect to any Domestic Subsidiary that is not required to become a Guarantor pursuant to clause (a) of this Section 6.09B, at the option of the Company, the Company shall cause such Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of the certificates or articles of incorporation, organization or formation, by‑laws, limited liability company agreements, partnership agreements, and other applicable Organization Documents, appropriate authorizing resolutions of the board of directors, board of managers, or comparable body, and opinions of counsel for such Subsidiary comparable to those delivered pursuant to Section 4.01, and (iii) such other documents as the Administrative Agent may reasonably request.

6.10    Anti-Corruption Laws. Maintain and enforce policies and procedures reasonably designed to promote and achieve compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions with authority or jurisdiction over the Borrowers or their Subsidiaries.
6.11    Pledged Assets. Following the consummation of the Heartland Acquisition, the Company shall, and shall cause its Domestic Subsidiaries that are Credit Parties to:
(a)Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than Foreign Subsidiary Holding Companies and Bank Subsidiaries) directly owned by such Credit Party and (ii) (x) 65% (or such greater percentage that, due to a change in an applicable Law after the Closing Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences in each case as reasonably determined by the Company in consultation with the Administrative Agent) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)); provided that for purposes of this Section 6.11, any convertible preferred equity certificate shall be deemed to be Equity Interests entitled to vote and (y) 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary and each Foreign Subsidiary Holding Company (in each case, other than any

Bank Subsidiary) directly owned by such Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including, any filings and deliveries to perfect such Liens and favorable opinions of counsel all in form and substance reasonably satisfactory to the Administrative Agent; provided in each case that the Company determines (in consultation with the Administrative Agent) that such pledge would not result in adverse tax consequences.

(b)Other Property. Cause all Collateral (other than, for the avoidance of doubt, any Excluded Property) of each Credit Party (other than any Foreign Subsidiary Borrower) to be subject at all times to first priority (subject to any obligations secured by a Settlement Lien which are subject to any Customary Settlement Lien Intercreditor Agreement), perfected and, in the case of owned real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Encumbrances) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Notwithstanding anything contained herein to the contrary, no Credit Party shall be required to (x) grant to the Administrative Agent perfection through control agreements or perfection by control with respect to any Collateral (other than delivery of certificated pledged Equity Interests and promissory notes constituting Collateral, in each case to the extent required by the Security Agreement), including control agreements with respect to deposit accounts, securities accounts, and commodities accounts or (y) take any actions under or execute any documents or instruments governed by the laws of any jurisdiction other than the United States or any state thereof to grant, perfect or provide for the enforcement of any security interest.
6.12    Maintenance of Ratings. u Upon and after the consummation of the Heartland Acquisition, the Company shall use commercially reasonable efforts (which shall include the payment by the Company of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process) to obtain and maintain the Ratings (but not a specific Rating).

ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:
7.01A    Subsidiary Indebtedness. Prior to the consummation of the Heartland Acquisition, the Company will not permit any Subsidiary (other than a Subsidiary Guarantor) to create, incur or suffer to exist any Indebtedness, other than:
(a)Indebtedness existing as of the First Amendment Effective Date and described on Schedule 7.01;

(b)Indebtedness secured by Liens permitted pursuant to the terms of Section 7.02A(a)(iii);

(c)Indebtedness of such Subsidiary owing to the Company or any other Subsidiary;

(d)[Reserved];

(e)Indebtedness arising from the renewal or extension of any Indebtedness described in clauses (a), (b), (f) or (o); provided that the amount of such Indebtedness is not increased and any Liens securing such Indebtedness attached only to the assets previously serving as collateral for such Indebtedness prior to such renewal or extension;

(f)Indebtedness owing by such Subsidiary that was in existence at the time such Person first became a Subsidiary, or at the time such Person was merged into or consolidated with a Subsidiary, which Indebtedness was not created or incurred in contemplation of such event; provided that such Indebtedness is at the time permitted pursuant to the terms of Section 7.02A (in the case of any Indebtedness secured by any Liens on assets of such Subsidiary);

(g)Indebtedness resulting from Surety Indemnification Obligations of such Subsidiary;

(h)Indebtedness, if any, which may be deemed to exist with respect to Swap Agreements;

(i)Indebtedness, if any, that may exist in respect of deposits or payments made by customers or clients of such Subsidiaries;

(j)Indebtedness owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds or in respect of letters of credit or bankers’ acceptances supporting trade payables;

(k)to the extent constituting Indebtedness, contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation and similar obligations;

(l)Indebtedness representing deferred compensation to directors, officers, employees, members of management, managers and consultants of a Subsidiary incurred in the ordinary course of business;

(m)Guarantees by Subsidiaries in respect of Indebtedness permitted to be incurred pursuant to this Section 7.01A;

(n)Indebtedness incurred to finance workers’ compensation, health, disability or life insurance or which finances other employee benefits or property, casualty or liability insurance, or self-insurance, in each case, in the ordinary course of business;

(o)Indebtedness of the Foreign Subsidiary Borrowers that are not Subsidiary Guarantors to the extent such Indebtedness is incurred under this Agreement;

(p)other Indebtedness of such Subsidiaries not described in clauses (a) through (o) or (q) incurred or created following the Closing Date so long as on the date of such incurrence or creation the sum of (A) the aggregate principal amount of such Indebtedness and (B) the aggregate principal amount of all Indebtedness incurred under clauses (a), (e) (in the case of renewals or extension of Indebtedness described in clauses (a) or (p)), and (p) and outstanding on such date, does not exceed the greater of (i) $300,000,000 and (ii) an amount equal to thirty-five percent (35%) of EBITDA as at the end of the Company’s most recently ended four Fiscal Quarter period for which financial statements have been made available, or are required to have been made available, to the Administrative Agent prior to such date; and

(q)all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (p).

7.01B    Indebtedness. Upon and after the consummation of the Heartland Acquisition, no Credit Party will, and no Credit Party will permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, other than:

(a)Indebtedness of the Company and its Subsidiaries (determined before giving effect to the Heartland Acquisition) existing on the Heartland Acquisition Closing Date, which Indebtedness was not created or incurred in contemplation of such event;

(b)purchase money Indebtedness (including obligations in respect of capital leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $50,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(c)intercompany Indebtedness permitted under Section 7.12; provided that in the case of Indebtedness owing by a Credit Party to a Foreign Subsidiary such Indebtedness shall be subordinated prior to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent;

(d)Indebtedness under the Loan Documents;

(e)Indebtedness arising from the renewal or extension of any Indebtedness described in clauses (a) or (f); provided that the amount of such Indebtedness is not increased and any Liens securing such Indebtedness attached only to the assets previously serving as collateral for such Indebtedness prior to such renewal or extension;

(f)Indebtedness owing by any Subsidiary that was in existence at the time such Person first became a Subsidiary, or at the time such Person was merged into or consolidated with a Subsidiary, which Indebtedness was not created or incurred in contemplation of such event; provided that such Indebtedness is at the time permitted pursuant to the terms of Section 7.02B (in the case of any Indebtedness secured by any Liens on assets of such Subsidiary); provided that the aggregate amount of Indebtedness under this clause (f) shall not exceed $50,000,000 at any one time outstanding;

(g)Indebtedness resulting from Surety Indemnification Obligations of such Subsidiary;

(h)Indebtedness, if any, which may be deemed to exist with respect to Swap Agreements;

(i)Indebtedness, if any, that may exist in respect of deposits or payments made by customers or clients of such Subsidiaries;

(j)Indebtedness owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds or in respect of letters of credit or bankers’ acceptances supporting trade payables;

(k)to the extent constituting Indebtedness, contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation and similar obligations;

(l)Indebtedness representing deferred compensation to directors, officers, employees, members of management, managers and consultants of a Subsidiary incurred in the ordinary course of business;

(m)Guarantees in respect of Indebtedness permitted to be incurred pursuant to this Section 7.01B;

(n)Indebtedness incurred to finance workers’ compensation, health, disability or life insurance or which finances other employee benefits or property, casualty or liability insurance, or self-insurance, in each case, in the ordinary course of business;

(o)unsecured Indebtedness of the Company and its Subsidiaries; provided that (i) at the time of incurrence of such Indebtedness, no Default has exists or would result therefrom; (ii) after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Leverage Ratio shall be at least 0.25x less than the maximum Leverage Ratio then permitted by Section 7.08B;

(p)Indebtedness of Subsidiaries that are not Credit Parties in an aggregate amount not to exceed $75,000,000 at any one time outstanding;

(q)Indebtedness in an aggregate principal amount of up to $25,000,000 consisting of letters of credit or bank guaranties issued to support the obligations of the Company or any Subsidiary incurred in the ordinary course of business;

(r)Indebtedness in connection with any Permitted Sale-Leaseback;

(s)Permitted Incremental Equivalent Debt in an aggregate principal amount not to exceed the then applicable Incremental Amount;

(t)Indebtedness under Secured Cash Management Agreements;

(u)other Indebtedness not described in clauses (a) through (t) so long as on the date of such incurrence or creation of such Indebtedness, the aggregate principal amount of such Indebtedness does not exceed the greater of (i) $150,000,000 and (ii) an amount equal to 15% of EBITDA as at the end of the Company’s most recently ended four Fiscal Quarter period for which financial statements have been made available, or are required to have been made available, to the Administrative Agent prior to such date;

(v)Indebtedness pursuant to any Permitted Refinancing of any obligations described in clauses (a) through (u) not otherwise permitted hereunder; and

(w)all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v).

7.02A    Liens. Prior to the consummation of the Heartland Acquisition, no Credit Party will, nor will any Credit Party permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)(i)    Liens existing as of the First Amendment Effective Date and described on Schedule 7.02 securing Indebtedness outstanding on the date of this Agreement;

(i)Liens existing on any asset of any Person at the time such Person becomes a Subsidiary, or at the time such Person was merged into or consolidated with the Company or a Subsidiary, which Lien was not created in contemplation of such event and, if such Lien secures Indebtedness of a Subsidiary, such Indebtedness is permitted pursuant to the terms of Section 7.01A;

(ii)Liens on any asset securing Indebtedness (including, without limitation, a Capital Lease Obligation) incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien (x) attaches to such asset (and no other asset) concurrently with or within 18 months after the acquisition or completion of construction thereof, and (y) secures solely such Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; provided that the aggregate amount of Indebtedness secured by Liens permitted pursuant to this clause (a)(iii) of this Section 7.02A shall count toward usage of the basket for Liens contained in clause (i) below;

(a)Liens securing Permitted Pari Passu Indebtedness; provided that all requirements and conditions set forth in the definition of the term “Permitted Pari Passu Indebtedness” shall be satisfied at all times any such Liens are in effect;

(b)Liens securing Indebtedness owing by the Company or any Subsidiary to any Credit Party;

(c)Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (a) through (c) of this Section; provided that (i) such Indebtedness is not secured by any additional assets, and (ii) the amount of such Indebtedness secured by any such Lien is not increased;

(d)Permitted Encumbrances;

(e)Liens on any assets of any Person that is not a Credit Party;

(f)Liens on cash and cash equivalents deposited or pledged in the ordinary course of business to secure Surety Indemnification Obligations;

(g)Liens arising due to any cash pooling, netting or composite accounting arrangements; and

(h)other Liens securing Indebtedness so long as on the date of such creation, incurrence or assumption of such Lien the aggregate amount of Indebtedness secured by such Liens shall not exceed the greater of (i) $200,000,000 and (ii) an amount equal to twenty percent (20%) of EBITDA as at the end of the Company’s most recently ended four Fiscal Quarter period for which financial statements have been made available, or are required to have been made available, to the Administrative Agent prior to such date.

7.02B    Liens. Upon and after the consummation of the Heartland Acquisition, no Credit Party will, nor will any Credit Party permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)(i)    Liens on the assets of the Company and its Subsidiaries (determined after giving effect to the Heartland Acquisition) existing on the Heartland Acquisition Closing Date, securing Indebtedness outstanding on the Heartland Acquisition Closing Date, which Indebtedness and Liens were not created or incurred in contemplation of such event;

(i)Liens securing Indebtedness permitted under Section 7.01B(f);

(ii)Liens securing Indebtedness permitted under Section 7.01B(b); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within eighteen months after the acquisition thereof;

(b)Liens securing Indebtedness owing by the Company or any Subsidiary to any Credit Party;

(c)Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (a) through (b) of this Section; provided that (i) such Indebtedness is not secured by any additional assets, and (ii) the amount of such Indebtedness secured by any such Lien is not increased;

(d)Permitted Encumbrances;

(e)Liens on cash and cash equivalents deposited or pledged in the ordinary course of business to secure Surety Indemnification Obligations;

(f)Liens arising due to any cash pooling, netting or composite accounting arrangements;

(g)other Liens securing Indebtedness so long as on the date of such creation, incurrence or assumption of such Lien the aggregate amount of Indebtedness secured by such Liens shall not exceed in the aggregate at any one time outstanding the greater of (i) $100,000,000 and (ii) an amount equal to ten percent (10%) of EBITDA as at the end of the Company’s most recently ended four Fiscal Quarter period for which financial statements have been made available, or are required to have been made available, to the Administrative Agent prior to such date;

(h)Liens on any asset of a Person that is not a Credit Party; and

(i)    Liens in connection with any Permitted Sale-Leaseback.

7.03    Consolidations, Mergers and Sales of Assets. No Credit Party will, nor will any Credit Party permit any of its Material Subsidiaries to, consolidate or merge with or into, or effect any Asset Sale to, any other Person, or discontinue or eliminate any Material Subsidiary or business segment, provided that:
(a)the Company may merge with another Person if (i) the Company is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;

(b)any Borrower (other than the Company) may merge with another Person if (i) such Borrower is the Person surviving such merger, and (ii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;

(c)Subsidiaries other than the Borrowers (i) may merge with another Subsidiary; provided that if one of the Persons involved in such merger is a Credit Party, the surviving Person or transferee in any such transaction is, by virtue of such merger, or becomes within the period of time set forth in Section 6.09A or Section 6.09B, as applicable, a Credit Party, (ii) may merge with the Company, so long as the surviving Person or transferee in any such transaction is the Company, and (iii) may merge with another Person (other than the Company or another Subsidiary) if (x) such Subsidiary is the Person surviving such merger or such Person becomes a Subsidiary by virtue thereof, and (y) no Default or Event of Default shall have occurred and be continuing;

(d)the Company and its Subsidiaries may eliminate or discontinue business lines and segments from time to time if such elimination or discontinuance could not reasonably be expected to have a Material Adverse Effect;

(e)so long as no Event of Default shall then have occurred and be continuing or would result therefrom, the Company and its Subsidiaries may effect any Asset Sale so long as the assets to be sold pursuant to all such Asset Sales during any Fiscal Year have not contributed, in the aggregate, more than (i) at any time prior to the consummation of the Heartland Acquisition, twenty-five percent (25%) of the EBITDA of the Company for the then-most recently completed period of four consecutive Fiscal Quarters for which financial statements are available (with the determination of such contribution to EBITDA to be made in good faith by the Company) and (ii) upon and after the consummation of the Heartland Acquisition, fifteen percent (15%) of the EBITDA of the Company for the then-most recently completed period of four consecutive Fiscal Quarters for which financial statements are available (with the determination of such contribution to EBITDA to be made by the Company in a manner reasonably acceptable to the Administrative Agent); provided that the aggregate amount of all assets sold pursuant to clause (ii), calculated at the time of any such Asset Sale, shall not have contributed, in the aggregate, more than twenty-five percent (25%) of EBITDA of the Company for the then-most recently completed period of four consecutive Fiscal Quarters for which financial statements are available (with the determination of such contribution to EBITDA to be made in good faith by the Company);

(f)Subsidiaries which are formed for the sole purpose of (i) merging into Persons that will become Subsidiaries or (ii) acquiring the assets or Equity Interests of Persons and thereafter becoming Subsidiaries, may merge with such Persons or consolidate those Persons’ assets with the assets of those Subsidiaries so long as such acquisitions and related transactions are otherwise permitted by this Agreement;

(g)the Company and its Subsidiaries may consummate the Heartland Acquisition and may make any Asset Sales required by any Governmental Authority as a condition to the Heartland Acquisition; provided that (i) at the time of such Asset Sale, no Default exists or would result therefrom, (ii) immediately after giving effect thereto, the Leverage Ratio determined on a pro forma basis as if the Heartland Acquisition had occurred (x) is not more than 0.25x greater than the Leverage Ratio immediately prior thereto and (y) is at least 0.25x less than the Leverage Ratio then permitted under Section 7.08A or 7.08B, as applicable, (iii) the Ratings shall not have been decreased (and neither Moody’s nor S&P shall have announced any such Ratings are under review), in each case as a result of such Asset Sale and (iv) the Net Cash Proceeds of each such Asset Sale shall be applied in accordance with Section 2.05(b)(ii);

(h)to the extent constituting an Asset Sale, the Company and its Subsidiaries may (i) incur Indebtedness pursuant to Section 7.01A or 7.01B, as applicable, (ii) make Restricted Payments pursuant to Section 7.06 and (iii) may make Investments pursuant to Section 7.12;

(i)the Company and its Subsidiaries may make any Asset Sales occurring (i) by reason of theft, loss, physical destruction, taking or similar event with respect to any of its property or (ii) in connection with the termination of any lease (including any transfer or disposition of leasehold improvements or leased assets in connection therewith);

(j)the Company and its Subsidiaries may consummate any Corporate Restructuring; and

(k)the Company and its Subsidiaries may consummate sales, transfers or other dispositions of assets (including Equity Interests of a Subsidiary) to the Company or any Subsidiary; provided, that if the transferor of such assets is a Credit Party, (i) the transferee thereof must be a Credit Party (other than a Foreign Subsidiary Borrower) or (ii) after the consummation of the Heartland Acquisition, to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.12.

7.04    Lines of Business. No Borrower, nor any Significant Subsidiary (other than any Bank Subsidiary) shall conduct or enter into any business, either directly or through any other Subsidiary, except for any business that is the same or substantially similar as that of the Company or its existing Subsidiaries or such other businesses arising therefrom or reasonably related to the payment services, financial services, transaction processing or money transfer businesses or any business that is conducted as of the First Amendment Effective Date. No Bank Subsidiary shall conduct or enter into any business except for banking or similarly regulated businesses.

7.05    Transactions with Affiliates. No Credit Party will, nor will any Credit Party permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in any case where such transactions, singly or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary in any material respect than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and any Guarantors not involving any other Affiliate and (c) intercompany transactions permitted by Section 7.12.

7.06    Restricted Payments. Upon and after the consummation of the Heartland Acquisition, no Credit Party will, nor will any Credit Party permit any Subsidiary to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)each Credit Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c)so long as no Default exists immediately prior and after giving effect thereto, the Company may make share repurchases in an aggregate amount not to exceed $250,000,000 during any Fiscal Year of the Company (the “RP Basket”);

(d)the Company may make quarterly dividends with respect to its Equity Interests at a rate of $0.01 per share per Fiscal Quarter;

(e)so long as no Default exists immediately prior and after giving effect thereto, the Company may make other Restricted Payments; provided that after giving effect to any such Restricted Payment on a pro forma basis, the Leverage Ratio shall be less than or equal to 3.50 to 1.00;

(f)the Company may make repurchases of Equity Interests in the Company or any Subsidiary of the Company deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)the Company and its Subsidiaries may make repurchases of capital stock of the Company deemed to occur upon the payment by the Company of employee or director tax liabilities arising from stock issued pursuant to stock option, restricted stock or other equity-based incentive plans or other benefit plans approved by the Company’s board of directors (or substantially equivalent governing body) for employees, management or directors of the Company and its Subsidiaries;

(h)the Company and its Subsidiaries may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Equity Interests of the Company;

(i)the Company and its Subsidiaries may make Restricted Payments in connection with the Heartland Acquisition to the extent such Restricted Payments constitute all or any portion of the Merger Consideration (as defined in the Heartland Merger Agreement) to be paid by the Company and its Subsidiaries by the terms of the Heartland Merger Agreement;

(j)the Company and its Subsidiaries may make redemptions of (i) any Equity Interests or (ii) any obligations relating to any Equity Interests having debt-like features (such as mandatory cash dividends, mandatory redemption provisions, or other provisions which create monetary obligations on the Company and its Subsidiaries payable in cash during a period when Loans may be outstanding), in the case of each of subclauses (i) and (ii), of non-wholly-owned Subsidiaries acquired pursuant to any Permitted Acquisition or Investment permitted by Section 7.12; provided, that after giving effect to any such Restricted Payment on a pro forma basis, the Leverage Ratio shall be at least 0.25x less than the Leverage Ratio then permitted by Section 7.08B;

(k)so long as no Default exists immediately prior and after giving effect thereto, the Company may make other Restricted Payments in an aggregate amount not to exceed the Available ECF Amount; provided that after giving effect to any such Restricted Payment on a pro forma basis, the Company shall be in compliance with Section 7.08B; and

(l)the payment of dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06.

7.07    Accounting Changes. No Credit Party will, nor will any Credit Party permit any Subsidiary to, make any significant change in accounting practices, except as required or permitted by GAAP.

7.08A    Leverage Ratio. Prior to the consummation of the Heartland Acquisition, the Leverage Ratio at the end of each Fiscal Quarter shall not be greater than 3.50 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters; provided that not more than two times during the term of this Agreement, in connection with an Acquisition, the maximum Leverage Ratio, with prior notice to the Administrative Agent, may be increased to 3.75 to 1.00 for the one year period beginning on the closing date of any such Acquisition, so long as the Company is in compliance on a pro forma basis with the maximum Leverage Ratio of 3.75 to 1.00 on the closing date of such Acquisition after giving effect to such Acquisition; provided, further, that at the end of any such one year period, the maximum Leverage Ratio permitted shall revert to 3.50 to 1.00 and the Administrative Agent shall have received a Compliance Certificate pursuant to Section 6.01(c) demonstrating compliance with the maximum Leverage Ratio of 3.50 to 1.0 before the Leverage Ratio may be increased pursuant to the foregoing proviso a second time.
7.08B    Leverage Ratio. Upon and after the consummation of the Heartland Acquisition, the Leverage Ratio at the end of each Fiscal Quarter shall not be greater than (i) 5.00 to 1.0 as of the end of any Fiscal Quarter ending during the period from the Heartland Acquisition Closing Date to and including August 31, 2016, (ii) 4.75 to 1.0 as of the end of any Fiscal Quarter ending during the period from September 1, 2016 to and including February 28, 2017, (iii) 4.50 to 1.0 as of the end of any Fiscal Quarter ending during the period from March 1, 2017 to and including August 31, 2017, (iv) 4.25 to 1.0 as of the end of any Fiscal Quarter ending during the period from September 1, 2017 through and including February 28, 2018 and (v) 4.00 to 1.0 as of the end of any Fiscal Quarter ending thereafter.
7.09A    Fixed Charge Coverage Ratio. Prior to the consummation of the Heartland Acquisition, the ratio of (i) EBITR to (ii) Fixed Charges as at the end of each Fiscal Quarter, shall not be less than 2.50 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.
7.09B    Fixed Charge Coverage Ratio. Upon and after the consummation of the Heartland Acquisition, the ratio of (i) EBITR to (ii) Fixed Charges as at the end of each Fiscal Quarter, shall not be less than 2.25 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.
7.10    Sanctions. No Credit Party shall, nor will any Credit Party permit any Subsidiary to directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, to the knowledge of any Credit Party, is the subject of Sanctions, or, to the knowledge of any Credit Party, in any other manner that will result in a violation by the Company or any of its Subsidiaries or any Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or Swap Provider of Sanctions.

7.11    Anti-Corruption Laws. No Credit Party shall, nor will any Credit Party permit any Subsidiary to directly or, to the knowledge of any Credit Party, indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions with authority or jurisdiction over the Borrowers or their Subsidiaries.

7.12    Investments. Upon and after the consummation of the Heartland Acquisition, no Credit Party will, nor will any Credit Party permit any Subsidiary to make any Investments, except:

(a)Investments held in the form of cash or Cash Equivalents;

(b)Investments of the Company and its Subsidiaries (determined before giving effect to the Heartland Acquisition) existing as of the Heartland Acquisition Closing Date, which Investments were not created or incurred in contemplation of such event;

(c)Investments, directly or indirectly, in any Person that is a Credit Party prior to giving effect to such Investment; provided, that in the case of any such indirect Investment, such indirect Investment is ultimately received by a Credit Party as a direct Investment substantially contemporaneously with the making of the initial Investment;

(d)Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Guarantees permitted by Section 7.01B;

(g)Permitted Acquisitions;

(h)loans and advances to officers, employees, consultants and independent contractors in an aggregate amount outstanding not to exceed $5,000,000;

(i)Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with Asset Sales not prohibited by this Agreement;

(j)Investments to the extent that payment for such Investments is made solely with the Equity Interests of the Company;

(k)Investments in connection with the Heartland Acquisition and Investments held by Heartland and its Subsidiaries on the Heartland Acquisition Closing Date; and

(l)Investments in any Subsidiary in connection with the Corporate Restructuring; and

(m)to the extent constituting Investments, transactions permitted by Section 7.03 (other than Sections 7.03(h)(iii) and 7.03(k)(ii)) and Restricted Payments permitted by Section 7.06;

(n)Investments consisting of prepaid expenses, pledges or deposits made in the ordinary course of business;

(o)Investments of a nature not contemplated in the foregoing clauses in an aggregate amount outstanding not to exceed $150,000,000 during any Fiscal Year of the Company, as such amount may be increased by the unused portion of the RP Basket during such Fiscal Year;

(p)Investments of a nature not contemplated in the foregoing clauses; provided that after giving effect to any such Investment on a pro forma basis, the Leverage Ratio shall be less than 3.50 to 1.00; and

(q)Investments in an aggregate amount not to exceed at any time the Available ECF Amount; provided, that after giving effect to any such Investment on a pro forma basis, the Company shall be in compliance with Section 7.08B.

7.13    Burdensome Agreements. Upon and after the consummation of the Heartland Acquisition, no Credit Party shall, nor will any Credit Party permit any Subsidiary to enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (a) make Restricted Payments to any Credit Party, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) transfer any of its property to any Credit Party, (e) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) in the case of a Person required by the Loan Documents to be a Credit Party, act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) through (e) above) for (i) this Agreement and the other Loan Documents, (ii) any document, instrument or restriction relating to Indebtedness incurred pursuant to Section 7.01B(b); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iii) any document, instrument or restriction relating to Settlement Obligations or Indebtedness incurred pursuant to Section 7.01B(a), 7.01B(e), 7.01B(f), 7.01B(m), 7.01B(o), 7.01B(p), 7.01B(s), 7.01B(u) or 7.01B(v), (iv) any Permitted Encumbrance or any document or instrument governing any Permitted Encumbrance; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Encumbrance or (v) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.03 pending the consummation of such sale.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default.. Any of the following shall constitute an Event of Default:

(a)The Company or the applicable Borrower shall fail to pay when and as required to be paid herein, and in the currency required herein, any principal of any Loan or any L/C Obligation;

(b)the Company or the applicable Borrower shall fail to pay any interest on any Loan or on any L/C Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied thereafter for a period of five Business Days;

(c)any representation or warranty made or deemed made in writing by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement, in any other Loan Document, or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been untrue or incorrect in any material respect when made or deemed made;

(d)the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), Section 6.03 (with respect to the Company’s existence) or Section 6.08, or in Article VII; provided, that the failure to observe or perform the covenants set forth in Sections 7.08B and 7.09B shall not in and of itself constitute an Event of Default with respect to any Heartland Incremental Term B Loan unless the Required Financial Covenant Lenders have accelerated the Existing Term Loan, any Incremental Term Loan, the Delayed Draw Term Loan and any Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Heartland Incremental Term B Lenders declare an Event of Default in connection therewith;

(e)any Credit Party or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c) or (d) of this

Article), and such failure shall continue unremedied for a period of 30 days after (i) any officer of any Borrower becomes aware thereof, or (ii) notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period for such payment;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holders of any Material Indebtedness or any trustees or agents on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness or Indebtedness of a Subsidiary that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or of all the Equity Interests of such Subsidiary, as the case may be, in a transaction otherwise expressly permitted under this Agreement, and such Indebtedness is paid at or prior to the time it becomes due as a result of such transaction;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or cease to pay its debts generally as such debts become due, (vi) take any action for the purpose of effecting any of the foregoing;

(j)one or more final judgments for the payment of money in an aggregate amount in excess of $75,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or deferred, or the judgment or judgments shall not have been paid in full or otherwise released or discharged;

(k)the Company or any of its ERISA Affiliates shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any of its ERISA Affiliates, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c) (5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or federal tax liens and/or liens of the PBGC under Section 4068 of ERISA shall be rendered or filed against the Company or any of its ERISA Affiliates which shall continue unsatisfied, unreleased and unstayed for a period of 60 days; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Company or any of its ERISA Affiliates shall be obligated to contribute to, terminate its participation in, or incur any withdrawal liability with respect to, a Multiemployer Plan; provided, that no Default or Event of Default shall arise under this paragraph (k) unless, in the reasonable opinion of the Required Lenders, when taken together with all other events described in this clause (k) that have occurred, the foregoing matters could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $75,000,000;

(l)a Change in Control shall occur; or

(m)any provision of any Loan Document, at any time after its execution and delivery and for any reason other than in accordance with the terms of such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Credit Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare all Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers, (iii) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount) and (iv) exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of all Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall become effective, in each case without further act of the Administrative Agent or any Lender.
8.02    Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically be required to be Cash Collateralized as set forth in the last paragraph of Section 8.01), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent to the extent payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer to the extent payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Related Swap Agreements and (b) Cash Collateralize that portion of

L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the Swap Providers and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Credit Party shall not be paid with amounts received from such Credit Party or such Credit Party’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Obligations arising under Related Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Swap Provider. Each Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01    Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof (including entering into any Customary Settlement Lien Intercreditor Agreement and the Secured Cash Management Intercreditor Agreement), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Company shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Swap Provider and potential Cash Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto (including entering into any Customary Settlement Lien Intercreditor Agreement and the Secured Cash Management Intercreditor Agreement). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message,

Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06    Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default exists, the consent of the Company (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with, so long as no Event of Default exists, the consent of the Company (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender) and acceptance by such Lender of such appointment, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07    Non‑Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.
9.10    Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacity as a potential Swap Provider and a potential Cash Management Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) if the Obligations have been paid-in-full (other than any Obligations pursuant to any Related Swap Agreement) and the Commitments have terminated, (ii) that is transferred, sold or otherwise disposed of as part of or in connection with any transfer, sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event, or (iii) as approved in accordance with Section 10.01;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02A or Section 7.02B, as applicable;

(c)to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or, prior to the consummation of the Heartland Acquisition, is eligible to be released from its Subsidiary Guaranty in accordance with a request by any Borrower pursuant to the last sentence of Section 6.09A; and

(d)    to enter into and perform its obligations under any Customary Settlement Lien Intercreditor Agreement and the Secured Cash Management Intercreditor Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11    Related Swap Agreements. No Swap Provider that obtains the benefit of Section 8.02, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Related Swap Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Provider. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Related Swap Agreements in the case of the Maturity Date or if the Obligations (other than Obligations under Related Swap Agreements) have been paid-in-full (other than contingent and other obligations not then due and owing).

ARTICLE X
MISCELLANEOUS

10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;

(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) if the effect of such amendment is to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d)change Section 2.13 or Section 8.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f)release the Company from its obligations under the Loan Documents (including the Company Guaranty) or all or substantially all of the value of the Subsidiary Guaranty, without the written consent of each Lender, except, with respect to the Subsidiary Guaranty, to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(g)amend Section 1.06 or the definition of “Alternative Currency”, “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency” without the written consent of each Lender and L/C Issuer obligated to make Credit Extensions in Alternative Currencies;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (iii) unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; and (vi) only the consent of the Company and the Lenders and L/C Issuer that have agreed to issue such Credit Extensions in the applicable Alternative Currency shall be necessary to amend the definition of “Eurocurrency Base Rate” to provide for the addition of a replacement interest rate with respect to such Alternative Currency.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Company may replace such non‑consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuer, the Company and the Lenders obligated to make Credit Extensions in Alternative Currencies to amend the definition of “Alternative Currency”, “LIBOR Quoted Currency”, “Non-LIBOR Quoted Currency” or “Eurocurrency Base Rate” solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.06.
Notwithstanding any provision herein to the contrary the Administrative Agent and the Company may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
10.02    Notices; Effectiveness; Electronic Communication.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Company or any Foreign Subsidiary Borrower or the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of such Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each of the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of any one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable jurisdiction) for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the L/C Issuer or any Lender (or any Affiliate of such Lender for expenses incurred in connection with duties performed under Section 2.02) related (including the fees, charges and disbursements of any one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable jurisdiction) for the Administrative Agent or any Lender, and any additional counsel reasonably necessary in the case of any actual or potential conflict of interest identified by the Administrative Agent or by one or more Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary, or any Environmental Liability related in any way to any Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Credit Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding anything to the contrary in this Section 10.04(b), with respect to any individual claim (or series of related claims), in no event shall the Borrowers be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable jurisdiction, but excluding any in‑house counsel) for all Indemnitees collectively, as well as any additional counsel reasonably necessary in the case of any actual or potential conflict of interest identified by the Administrative Agent or by one or more Indemnitees. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the unused Commitments, Revolving Exposure, Outstanding Amount of the Existing Term Loan, Outstanding Amount of all Incremental Term Loans, Outstanding Amount of all Delayed Draw Term Loans and Outstanding Amount of all Heartland Incremental Term B Loans of such Lender at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each of them hereby waives on behalf of itself and the other Credit Parties, and acknowledges that no Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from either (i) the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction, or (ii) the material breach of such Indemnitee’s confidentiality obligations under this Agreement or any other Loan Document as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e), shall survive the resignation of the Administrative Agent, the Swing Line Lender and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time after the Closing Date assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; provided that, any Loans extended to a Borrower governed by the laws of The Netherlands can only be assigned if the assignee will acquire a Loan of at least EUR 100,000 (or its equivalent in another currency) or such Affiliate or Lender otherwise qualifies as a PMP; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitments and the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required in respect of (1) any unfunded Existing Term Loan Commitment, any unfunded Incremental Term Loan Commitment, any unfunded Delayed Draw Term Loan Commitment, any unfunded Heartland Incremental Term B Loan Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) the Existing Term Loan, any Incremental Term Loan, any Delayed Draw Term Loan or any Heartland Incremental Term B Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iii)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv)No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person); provided, however, that notwithstanding the foregoing, any Heartland Incremental Term B Lender may assign all or any portion of its Heartland Incremental Term B Loans hereunder to the Company or any of its Subsidiaries, but only if:

(A)such assignment is made pursuant to a Dutch Auction open to all Heartland Incremental Term B Lenders on a pro rata basis;

(B)no Event of Default has occurred and is continuing or would result therefrom;

(C)any such Heartland Incremental Term B Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Company or any of its Subsidiaries;

(D)the Company or its Subsidiaries, as applicable, shall at the time of such assignment affirm the No Undisclosed Information Representation; and

(E)the Company and its Subsidiaries do not use the proceeds of the Revolving Commitments to acquire such Heartland Incremental Term B Loans.

(v)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties and to any Swap Provider (or such Swap Provider’s professional advisor) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective Swap Provider (or its advisors), (g) on a confidential basis to (A) rating agencies with respect to ratings of a Lender or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the L/C Issuer, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the L/C Issuer and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary in connection with the Transactions relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower (other than, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Company and such Lender) against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation. As used in this Agreement the term “interest” does not include any fees (including, but not limited to, any loan fee, periodic fee, unused commitment fee or waiver fee) or other charges imposed on the Borrowers in connection with the indebtedness evidenced by this Agreement, other than the interest described herein. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. It is the express intent hereof no Borrower shall pay, and no Lender receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable Law, including the usury laws in force in the State of Georgia.

10.10    Counterparts; Integration; Effectiveness; Amendment and Restatement.

(a)This Agreement and each of the Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

(b)The parties to the 2014 Credit Agreement each hereby agree that, at such time as this Agreement shall have become effective pursuant to the terms of Section 4.01, (i) the 2014 Credit Agreement automatically shall be deemed amended and restated in its entirety by this Agreement, (ii) the Revolving Commitments under the 2014 Credit Agreement and as defined therein automatically shall be replaced with the Revolving Commitments hereunder and (iii) all promissory notes issued to the Lenders under the 2014 Credit Agreement and outstanding on the Closing Date shall be null and void and shall be deemed to have been replaced by the Notes issued to the Lenders under this Agreement on the Closing Date. This Agreement is not a novation of the 2014 Credit Agreement.

(c)The parties to the 2014 Term Loan Agreement each hereby agree that, as of July 31, 2015, (i) the 2014 Term Loan Agreement automatically shall be deemed amended and restated in its entirety by this Agreement, (ii) the Term Loan Commitments under the 2014 Term Loan Agreement and as defined therein automatically shall be replaced with the Existing Term Loan Commitments hereunder and (iii) all promissory notes issued to the Lenders under the 2014 Term Loan Agreement and outstanding on the Closing Date shall be null and void and shall be deemed to have been replaced by the Notes issued to the Lenders under this Agreement on the Closing Date. This Agreement is not a novation of the 2014 Term Loan Agreement.

10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the

Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not violate applicable Laws;

(e)any Loans extended to a Borrower governed by the laws of The Netherlands can only be assigned if the assignee will acquire a Loan of at least EUR 100,000 (or its equivalent in another currency) or such assignee otherwise qualifies as a PMP; and

(f)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR

TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. THE COMPANY AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.14(b). The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each Foreign Subsidiary Borrower until all Obligations payable by such Foreign Subsidiary Borrower shall have been paid in full in accordance with the provisions hereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 10.14(b) by service of process upon the Company as provided in this Section 10.14(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by certified or registered mail or sent by facsimile to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth on Section 10.02. Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon personal delivery to such Foreign Subsidiary Borrower.

10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s‑length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers nor the Lenders have any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers nor the Lenders have any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Act. Each Borrower shall (and the Company shall cause each Subsidiary Guarantor to), promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti‑money laundering rules and regulations, including the Act.

10.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages redacted.]

Schedule 1.01

Existing Letters of Credit

Existing Letters of Credit as of the First Amendment Effective Date:

L/C Issuer	Credit Party	Beneficiary	LC No.	Date of Expiry	Face Amount
Bank of America, N.A.	Global Payments Inc.	American Express Travel Related Services Company, Inc.	68054323	3/5/2016	$100,000.00
Bank of America, N.A.	Global Payments Inc.	Robinsons Land Corporation	68054479	7/31/2016	$145,000.00
Bank of America, N.A.	Global Payments Inc.	Wells Fargo Bank, N.A.	68098496	7/11/2016	$1,300,000.00
Bank of America, N.A.	Global Payments Inc.	The Travelers Indemnity Company	68054324	11/16/2016	$553,766.00]
Bank of America, N.A.	Global Payments Inc.	Visa Canada Corporation	68056354	3/28/2016	9,600,000.00 (Canadian Dollars)

Not including those listed above, Existing Letters of Credit as of the Heartland Acquisition Closing Date:

L/C Issuer	Credit Party	Beneficiary	LC No.	Date of Expiry	Face Amount
Bank of America, N.A.	Heartland Payment Systems, Inc.	Indiana University of Pennsylvania	68105090	7/21/2016	$100,000.00
Bank of America, N.A.	Heartland Payment Systems, Inc.	University of Wisconsin	68110563	3/9/2017	$200,000.00
PNC Bank, National Association	Heartland Payment Systems, Inc.	University of Missouri	12500168-00-000	4/13/2016	$100,000.00
PNC Bank, National Association	Heartland Payment Systems, Inc.	Samford University	18113328-00-000	7/5/2016	$100,000.00
PNC Bank, National Association	Heartland Payment Systems, Inc.	University of Cincinnati	18114765-00-000	6/30/2016	$13,000.00

Schedule 2.01

Commitments and Applicable Percentages

Lender	Revolving Commitment	Applicable Percentage of Revolving Commitment	Existing Term Loan Commitment	Applicable Percentage of Existing Term Loan Commitment	Delayed Draw Term Loan Commitment	Applicable Percentage of Delayed Draw Term Loan Commitment
BANK OF AMERICA, N.A.	$137,916,666.67	11.033333334%	$312,083,333.33	17.833333333%	$100,000,000.00	14.598540146%
THE BANK OF TOKYO-MITSUBISHI UFJ	$120,000,000.00	9.600000000%	$180,000,000.00	10.285714286%	$0.00	0.000000000%
PNC BANK, NATIONAL ASSOCIATION	$120,000,000.00	9.600000000%	$180,000,000.00	10.285714286%	$0.00	0.000000000%
TD BANK, N.A.	$120,000,000.00	9.600000000%	$180,000,000.00	10.285714286%	$0.00	0.000000000%
FIFTH THIRD BANK	$93,750,000.00	7.500000000%	$131,250,000.00	7.500000000%	$0.00	0.000000000%
SUNTRUST BANK	$100,000,000.00	8.000000000%	$125,000,000.00	7.142857143%	$0.00	0.000000000%
BARCLAYS BANK PLC	$62,500,000.00	5.000000000%	$72,500,000.00	4.142857143%	$65,000,000.00	9.489051095%
CAPITAL ONE, N.A.	$41,666,666.67	3.333333334%	$58,333,333.33	3.333333333%	$100,000,000.00	14.598540146%
BANK OF MONTREAL	$62,500,000.00	5.000000000%	$87,500,000.00	5.000000000%	$0.00	0.000000000%
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH	$62,500,000.00	5.000000000%	$87,500,000.00	5.000000000%	$0.00	0.000000000%
REGIONS BANK	$62,500,000.00	5.000000000%	$87,500,000.00	5.000000000%	$0.00	0.000000000%
U.S. BANK NATIONAL ASSOCATION	$41,666,666.67	3.333333334%	$87,500,000.00	5.000000000%	$0.00	0.000000000%
HSBC BANK USA, N.A.	$100,000,000.00	8.000000000%	$0.00	0.000000000%	$0.00	0.000000000%
BRANCH BANKING AND TRUST	$31,250,000.00	2.500000000%	$43,750,000.00	2.500000000%	$0.00	0.000000000%
CITIBANK, N.A.	$31,250,000.00	2.500000000%	$43,750,000.00	2.500000000%	$0.00	0.000000000%
CITIZENS BANK, N.A.	$0.00	0.000000000%	$0.00	0.000000000%	$75,000,000.00	10.948905109%
MIZUHO BANK, LTD.	$0.00	0.000000000%	$0.00	0.000000000%	$75,000,000.00	10.948905109%
THE NORTHERN TRUST COMPANY	$20,833,333.33	1.666666666%	$29,166,666.67	1.666666667%	$0.00	0.000000000%
WELLS FARGO BANK, NATIONAL ASSOCIATION	$20,833,333.33	1.666666666%	$29,166,666.67	1.666666667%	$0.00	0.000000000%
BANCO POPULAR DE PUERTO RICO, NEW YORK BRANCH	$0.00	0.000000000%	$0.00	0.000000000%	$25,000,000.00	3.649635036%
CAPITAL BANK CORPORATION	$0.00	0.000000000%	$0.00	0.000000000%	$25,000,000.00	3.649635036%

GOLDMAN SACHS BANK USA	$20,833,333.33	1.666666666%	$0.00	0.000000000%	$0.00	0.000000000%
FIRST COMMERCIAL BANK, LTD. NEW YORK BRANCH	$0.00	0.000000000%	$0.00	0.000000000%	$20,000,000.00	2.919708029%
TAIWAN BUSINESS BANK, LOS ANGELES	$0.00	0.000000000%	$0.00	0.000000000%	$20,000,000.00	2.919708029%
BANK OF TAIWAN, NEW YORK BRANCH	$0.00	0.000000000%	$0.00	0.000000000%	$20,000,000.00	2.919708029%
LAND BANK OF TAIWAN, NEW YORK BRANCH	$0.00	0.000000000%	$0.00	0.000000000%	$20,000,000.00	2.919708029%
HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY	$0.00	0.000000000%	$0.00	0.000000000%	$20,000,000.00	2.919708029%
TAIWAN COOPERATIVE BANK, LTD., ACTING THROUGH ITS NEW YORK BRANCH	$0.00	0.000000000%	$0.00	0.000000000%	$20,000,000.00	2.919708029%
FIRSTMERIT BANK, N.A.	$0.00	0.000000000%	$15,000,000.00	0.857142857%	$0.00	0.000000000%
TRUSTMARK BANK, N.A.	$0.00	0.000000000%	$0.00	0.000000000%	$15,000,000.00	2.189781022%
STIFEL BANK & TRUST	$0.00	0.000000000%	$0.00	0.000000000%	$15,000,000.00	2.189781022%
CRÉDIT INDUSTRIEL ET COMMERCIAL - NY BRANCH	$0.00	0.000000000%	$0.00	0.000000000%	$15,000,000.00	2.189781022%
FIRST HAWAIIAN BANK	$0.00	0.000000000%	$0.00	0.000000000%	$15,000,000.00	2.189781022%
CITY NATIONAL BANK OF FLORIDA	$0.00	0.000000000%	$0.00	0.000000000%	$15,000,000.00	2.189781022%
AMERICAN SAVINGS BANK, F.S.B.	$0.00	0.000000000%	$0.00	0.000000000%	$15,000,000.00	2.189781022%
ATLANTIC CAPITAL BANK, N.A.	$0.00	0.000000000%	$0.00	0.000000000%	$10,000,000.00	1.459854015%
Total:	$1,250,000,000.00	100.000000000%	$1,750,000,000.00	100.000000000%	$685,000,000.00	100.000000000%

Schedule 5.11

Subsidiaries

Name	Type of Entity	Jurisdiction of Organization	Holders of Equity Interests	% of Ownership	Significant or Material?	Borrower?
Comercia Global Payments Entidad de Pago, S.L.	Sociedad Limitada (limited liability)	Spain	Sabir Invest, S.L.U.	51.00%	Material
DolEx Europe, S.L.	Sociedad Limitada (limited liability)	Spain	Global Payments Acquisition Corp 1 B.V.	100.00%
Ematters Australia Pty, Ltd.	Proprietary limited company	Australia	Ezi Holdings, Pty, Ltd.	100.00%
Equifax Credit Services LLC	Limited liability company	Russian Federation	Global Payments Europe, s.r.o.	25.00%
Ezidebit HK, Ltd.	Limited liability	Hong Kong	Ezi Holdings, Pty, Ltd.	100.00%
Ezi Holdings, Pty, Ltd.	Proprietary limited company	Australia	Global Payments Australia 2 Pty, Ltd.	100.00%
Ezi Management Pty, Ltd.	Proprietary limited company	Australia	Ezidebit Pty, Ltd.	100.00%
Ezi Properties Pty, Ltd.	Proprietary limited company	Australia	Ezi Holdings, Pty, Ltd.	100.00%
Ezidebit Pty, Ltd.	Proprietary limited company	Australia	Ezi Holdings, Pty, Ltd.	100.00%
Ezidebit (NZ), Ltd.	Limited liability company	New Zealand	Ezidebit Pty, Ltd.	100.00%
Global Payment Holding Company	Corporation	Delaware	Global Payments Inc.	100.00%
Global Payment Systems LLC	Limited Liability Company	Georgia	GPS Holding Limited Partnership	92.19%
			Global Payment Holding Company	7.80%
			NDC Holdings (UK) L td	0.01%
Global Payment Systems of Canada, Ltd.	Limited company	Canada	Global Payment Systems LLC	100.00%
Global Payments Acquisition Corp 1 B.V.	Limited liability company	Netherlands	Global Payments Acquisition PS 2 C.V.	100.00%
Global Payments Acquisition Corp 2 B.V.	Limited liability company	Netherlands	Global Payments Acquisition Corp 1 B.V.	99.00%
			Global Payments Acquisition PS 2 C.V.	1.00%
Global Payments Acquisition Corp 3 B.V.	Limited liability company	Netherlands	Global Payments Acquisition PS 2 C.V.	100.00%
Global Payments Acquisition Corp. 4 B.V.	Limited liability company	Netherlands	Global Payments Acquisition PS 2 C.V.	100.00%

Global Payments Acquisition Corporation 2 Sarl	Private company	Luxembourg	Global Payments Acquisition PS 2 C.V.	100.00%	YES
Global Payments Acquisition Corporation 3 Sarl	Private company	Luxembourg	Global Payments Acquisition Corporation 2 Sarl	100.00%
Global Payments Acquisition Corporation 4 Sarl	Private company	Luxembourg	Global Payments Acquisition Corporation 2 Sarl	99.00%
			Global Payments Acquisition Corporation 3 Sarl	1.00%
Global Payments Acquisition PS 1 C.V.	Limited Partnership	Netherlands	Global Payments Direct, Inc.	95.00%
			NDC Holdings (UK) Ltd.	5.00%
Global Payments Acquisition PS 2 C.V.	Limited Partnership	Netherlands	Global Payments Acquisition PS1 - Global Payments Direct S.e.n.c.	94.70%	YES
			NDC Holdings (UK) Ltd.	5.3%
Global Payments Acquisition PS1 - Global Payments Direct S.e.n.c.	General Partnership	Luxembourg	Global Payments Acquisition Corp PS 1 C.V.	90.00%	YES
			Global Payments Direct, Inc.	10.00%
Global Payments Asia-Pacific (Hong Kong Holding) Limited	Limited liability	Hong Kong	Global Payments Asia-Pacific Limited	100.00%
Global Payments Asia-Pacific (Hong Kong) Limited	Limited liability	Hong Kong	Global Payments Asia-Pacific Limited	100.00%
Global Payments Asia-Pacific India Private, Limited	Limited liability	India	Global Payments Asia-Pacific Limited	100.00%
			Global Payments Asia-Pacific (Hong Kong Holding) Limited	1 share
Global Payments Asia-Pacific Lanka (Private) Limited	Limited liability	Sri Lanka	Global Payments Asia-Pacific Limited	100.00%
Global Payments Asia-Pacific Limited	Limited liability	Hong Kong	Global Payments Acquisition PS 2 C.V.	56.00%
			Global Payments U.K. Ltd.	44.00%
GP Asia-Pacific (Macau) Limited	Limited liability	Macau	Global Payments Acquisition Corp. 3 B.V.	100.00%
Global Payments Asia-Pacific (Shanghai) Limited	Limited liability	People’s Republic of China	Global Payments Asia-Pacific Limited	100.00%

			Global Payments Asia-Pacific (Hong Kong Holding) Limited	1 share
Global Payments Asia-Pacific (Philippines) Incorporated	Corporation	Philippines	Global Payments Asia-Pacific (Singapore Holding) Limited	100.00%
Global Payments Asia-Pacific Processing Company Limited	Limited liability	Hong Kong	Global Payments Acquisition PS 2 C.V.	100.00%
Global Payments Asia-Pacific (Singapore Holding), Limited	Limited liability	Singapore	Global Payments Asia-Pacific, Ltd.	100.00%
Global Payments Asia-Pacific (Singapore) Private, Limited	Limited liability	Singapore	Global Payments Acquisition Corp 3 B.V.	100.00%
Global Payments Australia 1 Pty Ltd.	Proprietary limited company	Australia	Global Payments Acquisition Corporation 2 S.a.r.l.	100.00%
Global Payments Australia 2 Pty Ltd.	Proprietary limited company	Australia	Global Payments Australia 1 Pty Ltd.	100.00%
Global Payments Canada GP	General partnership	Canada	Global Payments Canada Inc.	74.86%
			Global Payment Systems of Canada, Ltd.	25.13%
Global Payments Canada Inc.	Corporation	Canada	Global Payments Direct, Inc.	100.00%
Global Payments Card Processing Malaysia Sdn. Bhd	Limited liability company	Malaysia	Global Payments Asia-Pacific Limited	100.00%
Global Payments Check Recovery Services, Inc.	Corporation	Georgia	Global Payments Direct, Inc.	100.00%
Global Payments Check Services, Inc.	Corporation	Illinois	Global Payments Direct, Inc.	100.00%
Global Payments Comerica Alliance, LLC	Limited Liability Company	Delaware	Global Payments Direct, Inc.	51.00%
Global Payments Direct, Inc.	Corporation	New York	Global Payments Inc.	100.00%	Material and Significant	YES
Global Payments Europe, d.o.o.	Limited liability company	Bosnia	Global Payments Europe, s.r.o.	100.00%
Global Payments Europe, s.r.o.	Limited liability company	Czech Republic	Global Payments Acquisition Corp 2 B.V.	100.00%
Global Payments Gaming Canada, Inc.	Corporation	Canada	Global Payments Check Services, Inc	100.00%
Global Payments Gaming International, Inc.	Corporation	Georgia	Global Payments Direct, Inc.	100.00%

Global Payments Gaming Services, Inc.	Corporation	Illinois	Global Payments Check Services, Inc.	100.00%	Material and Significant
Global Payments Limited	Corporation	Malta	Global Payments Acquisition Corporation 2 S.a.r.l.	99.9167%
			Global Payments Acquisition Corporation 3 S.a.r.l.	0.0833%
Global Payments Systems Asia-Pacific (Malaysia) Sdn. Bhd.	Limited liability company	Malaysia	Global Payments Acquisition Corp. 3 B.V.	50.00%
			Global Payments Acquisition Corp. PS2 C.V.	50.00%
Global Payments U.K. 2 Ltd.	Limited liability	United Kingdom	Global Payments UK Ltd.	100.00%
Global Payments U.K. Ltd.	Limited liability	United Kingdom	Global Payments Acquisition Corporation 2 Sarl	100.00%		YES
GP Finance, Inc.	Corporation	Delaware	Global Payments Inc.	100.00%
GPC Financial Corporation	Corporation	Canada	Global Payments Direct, Inc.	100.00%
GPS Holding Limited Partnership	Limited Partnership	Georgia	Global Payment Holding Company	85.46%
			NDPS Holdings, Inc.	14.54%
GPUK LLP	Limited Liability Partnership	United Kingdom	Global Payments U.K. Ltd.	100.00%	Material
Merchant Services U.S.A., Inc.	Corporation	North Carolina	Global Payments Inc.	100.00%
Modular Data, Inc.	Corporation	Delaware	Global Payment Systems LLC	100.00%
NDC Holdings (UK) Ltd.	Corporation	Georgia	Global Payments Inc.	100.00%
NDPS Holdings, Inc.	Corporation	Delaware	Global Payments Direct, Inc.	100.00%
Pay and Shop Limited	Limited liability company	Ireland	Global Payments - Realex Holding Company	100.00%
PayPros LLC.	Limited liability company	Delaware	Global Payments Direct, Inc.	100.00%
Peoplehub Pty Ltd.	Proprietary limited company	Australia	Ezi Holdings, Pty, Ltd.	100.00%
Regalcroft Pty Ltd.	Proprietary limited company	Australia	Ezi Holdings, Pty, Ltd.	100.00%
Sabir Invest, S.L.U.	Limited liability company	Spain	Global Payments Acquisition Corporation 2 Sarl	100.00%
Secure Payment Solutions Pty Ltd.	Proprietary limited company	Australia	Ezi Holdings, Pty, Ltd.	100.00%

Simple Business Technologies Pty Ltd.	Proprietary limited company	Australia	Ezi Holdings, Pty, Ltd.	100.00%
Storman Holdings Pty Ltd.	Proprietary limited company	Australia	Ezi Holdings, Pty, Ltd.	100.00%
Storman Software, Inc.	Corporation	California	Storman Holdings Pty Ltd.	100.00%
Storman Software Limited	Limited liability company	New Zealand	Storman Holdings Pty Ltd.	100.00%
Storman Software Ltd.	Limited liability	United Kingdom	Storman Holdings Pty Ltd.	100.00%
Storman Software Pty Ltd.	Proprietary limited company	Australia	Storman Holdings Pty Ltd.	100.00%
UCS Terminal Joint Stock Company	Corporation	Russian Federation	United Card Service Joint Stock Company	99.00%
			Global Payments Acquisition Corporation 4 S.a.r.l.	1.00%
United Card Service Joint Stock Company	Corporation	Russian Federation	Global Payments Acquisition Corporation 4 Sarl	100.00%
Global Payments Process Centre, Inc.	Corporation	Philippines	Global Payments Singapore Private Limited	100.00%
Global Payments - Realex Holding Limited	Limited liability company	Ireland	Global Payments Acquisition Corporation 2 S.à r.l. (100%)	100.00%
Global Payments - Servicos de Pagamentos S.A.	Limited liability company	Brazil	Global Payments South America, Brazil - Servicos de Pagamentos Ltda.	90.00%
Global Payments Singapore Private Limited	Private limited company	Singapore	Global Payments Acquisition PS 2 CV	100.00%
Global Payments South America, Brasil - Servicos de Pagamentos Ltda.	Limited liability	Brazil	Global Payments Acquisition Corp 1 B.V.	49.5%
			Global Payments Acquisition Corp 2 B.V.	0.05%
Greater Giving, Inc.	Corporation	Delaware	Global Payments Direct, Inc.	100.00%
GP-APT Direct, LLC	Limited liability company	Delaware	Global Payments Direct, Inc.	100.00%

Schedule 7.01

Existing Indebtedness

Facility letter among Global Payments Asia-Pacific Lanka (Private) Limited, as Borrower, Global Payments Inc., as Guarantor, and HSBC Limited, as Lender, dated as of July 13, 2006, as amended from time to time, including a non-settlement tranche in the amount of LKR50,000,000. As of the First Amendment Effective Date, the facility tranche was undrawn.

Schedule 7.02

Existing Liens

UCC Liens

None.

Other Liens

Debtor	Secured Party	Original File Date	Original File No.	Collateral Description
Global Payment Systems LLC	The State of Georgia and Fulton County	11/8/2011	2011-0294927	County tax lien: $147.74

Schedule 10.02

Notice Contact Information

BORROWERS:

Global Payments Inc.
Attention: Legal Department
10 Glenlake Parkway, NE
Atlanta, Georgia 30328-3473
Telephone: (770) 829-8256
Telecopier: (770) 829-8265
Electronic Mail: david.green@globalpay.com

Global Payments Direct, Inc.
c/o Global Payments Inc.
Attention: Legal Department
10 Glenlake Parkway, NE
Atlanta, Georgia 30328-3473
Telephone: (770) 829-8256
Telecopier: (770) 829-8265
Electronic Mail: david.green@globalpay.com

ADMINISTRATIVE AGENT:

For Payments and Requests for Credit Extensions:

David Tasillo
Bank of America, N.A.
Mail Code: NC1-001-05-46
One Independence Center
101 N Tryon Street
Charlotte, NC 28255
Phone: 980-387-1608
Fax: 704-409-0135
Email: david.tasillo@baml.com

For Credit Related Matters:

Thomas M. Paulk
Bank of America, N.A.
Mail Code: GA1-006-13-15
600 Peachtree Street NE
Atlanta, GA 30308-2265
Phone: 404-607-5806
Fax: 312-453-5733
Email: thomas.m.paulk @baml.com

Other Notices/Deliveries to Administrative Agent:

Rosanne Parsill
Bank of America, N.A.
Mail Code: IL4-135-05-41
135 South LaSalle Street

Chicago, IL 60603
Phone: 312-923-1639
Fax: 877-206-8429
Email: Rosanne.parsill@baml.com

LETTERS OF CREDIT:

If to Bank of America as L/C Issuer:

Alfonso (Al) Malave
Mail Code: PA6-580-02-30
One Fleet Way
Scranton, PA 18507
Phone: 570-330-4212
Fax: 570-330-4186
Email: alfonso.malave@baml.com

OR

Standby Letter of Credit Customer Service
Bank of America, N.A.
Mail Code: PA6-580-02-30
One Fleet Way
Scranton, PA 18507
Phone: 1-800-370-7519
Fax: 800-755-8743
Email: scranton_standby_lc@bankofamerica.com

SWING LINE LENDER:

David Tasillo
Bank of America, N.A.
Mail Code: NC1-001-05-46
One Independence Center
101 N Tryon Street
Charlotte, NC 28255
Phone: 980-387-1608
Fax: 704-409-0135
Email: david.tasillo@baml.com

EXHIBIT A-1

FORM OF LOAN NOTICE

Date: ____________, ____

To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests:

_______    A Borrowing of [Revolving Loans][the Term Loan][an Incremental Term Loan][the Delayed Draw Term Loan][a Heartland Incremental Term B Loan]

_______    A conversion or continuation of [Revolving Loans][the Term Loan][an Incremental Term Loan][the Delayed Draw Term][a Heartland Incremental Term B Loan]

1.	On ________________________ (a Business Day).

2.	In the amount of ________________________.

3.	Comprised of ________________________.

4.	For Eurocurrency Rate Loans: with an Interest Period of _____ [week][month[s]].

5.	Currency: ______________________________.

The undersigned hereby represents and warrants that [(i)]1 such request complies with the requirements of Section 2.01 of the Credit Agreement [and (ii) each of the conditions set forth in Sections 4.02(a) and (b) of the Credit Agreement has been satisfied on and as of the date of such Borrowing]2.

[APPLICABLE BORROWER]

By:
Name:
Title

1 Bracketed language not to be included in the case of any Request for Credit Extension pursuant to any Heartland Facility.
2 Bracketed language not to be included in the case of any Request for Credit Extension pursuant to any Heartland Facility.

EXHIBIT A-2

FORM OF SWING LINE LOAN NOTICE

Date: ____________, ____

To:    Bank of America, N.A., as Swing Line Lender

Cc:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other borrowers from time to time party thereto (each a “Borrower” and together the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.    On ______________________     (a Business Day).

2.    In the amount of $_________________________.

The undersigned hereby represents and warrants that (a) the Borrowing of Swing Line Loans requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (b) each of the conditions set forth in Sections 4.02(a) and (b) of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Swing Line Loans.

GLOBAL PAYMENTS INC.

By:
Name:
Title

EXHIBIT B‑1

FORM OF REVOLVING NOTE
[US Borrower(s)]

____________, ____

FOR VALUE RECEIVED, the undersigned hereby jointly and severally promise to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to one or more of the undersigned under that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned jointly and severally promise to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Revolving Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for payments in such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, currency and maturity of its Revolving Loans and payments with respect thereto.

Each of the undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[INSERT APPLICABLE BORROWER(S)]

By:
Name:
Title

EXHIBIT B‑2

FORM OF REVOLVING NOTE
[Each Foreign Borrower]

____________, ____

FOR VALUE RECEIVED, the undersigned hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the undersigned under that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Revolving Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for payments in such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, currency and maturity of its Revolving Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[INSERT APPLICABLE BORROWER]

By:
Name:
Title

EXHIBIT B-3

FORM OF EXISTING TERM NOTE

____________, ____

FOR VALUE RECEIVED, the undersigned hereby jointly and severally promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan from time to time made by the Lender to one or more of the undersigned under that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned jointly and severally promise to pay interest on the unpaid principal amount of the Term Loan from the date of the Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The portion of the Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

Each of the undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GLOBAL PAYMENTS INC.,
a Georgia corporation

By:
Name:
Title

GLOBAL PAYMENTS DIRECT, INC.,
a New York corporation

By:
Name:
Title

EXHIBIT B-4

FORM OF INCREMENTAL TERM NOTE

____________, ____

FOR VALUE RECEIVED, the undersigned hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Incremental Term Loan from time to time made by the Lender to the undersigned under that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned promises to pay interest on the unpaid principal amount of each Incremental Term Loan from the date of such Incremental Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Incremental Term Note is one of the Incremental Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Incremental Term Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Incremental Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Each Incremental Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Incremental Term Note and endorse thereon the date, amount and maturity of each Incremental Term Loan and payments with respect thereto.

Each of the undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Incremental Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[INSERT APPLICABLE BORROWER]

By:
Name:
Title

EXHIBIT B-5

FORM OF DELAYED DRAW TERM NOTE

____________, ____

FOR VALUE RECEIVED, the undersigned hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Delayed Draw Term Loan from time to time made by the Lender to the undersigned under that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned promises to pay interest on the unpaid principal amount of the Delayed Draw Term Loan from the date of the Delayed Draw Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Delayed Draw Term Note is one of the Delayed Draw Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Delayed Draw Term Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Delayed Draw Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The portion of the Delayed Draw Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Delayed Draw Term Note and endorse thereon the date, amount and maturity of the Delayed Draw Term Loan and payments with respect thereto.

Each of the undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Delayed Draw Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GLOBAL PAYMENTS INC.,
a Georgia corporation

By:
Name:
Title

EXHIBIT B-6

FORM OF HEARTLAND INCREMENTAL TERM B NOTE

____________, ____

FOR VALUE RECEIVED, the undersigned hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Heartland Incremental Term B Loan from time to time made by the Lender to one or more of the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned promises to pay interest on the unpaid principal amount of each Heartland Incremental Term B Loan from the date of the Heartland Incremental Term B Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Heartland Incremental Term B Note is one of the Heartland Incremental Term B Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Heartland Incremental Term B Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Heartland Incremental Term B Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Each Heartland Incremental Term B Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Heartland Incremental Term B Note and endorse thereon the date, amount and maturity of each Heartland Incremental Term B Loan and payments with respect thereto.

Each of the undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Heartland Incremental Term B Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[INSERT APPLICABLE BORROWER]

By:
Name:
Title

EXHIBIT B‑7

FORM OF SWING LINE NOTE

____________, ____

FOR VALUE RECEIVED, the undersigned hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the undersigned under that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Global Payments Inc., a Georgia corporation, certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in Same Day Funds at the Administrative Agent’s Office for payments in Dollars. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Swing Line Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GLOBAL PAYMENTS INC.,
a Georgia corporation

By:
Name:
Title

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE
[Pre-Heartland Acquisition]

Confidential

To:	The Lenders party to the Credit Agreement described below

This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Global Payments Inc., a Georgia corporation (the “Company”), certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected __________________ of the Company.

2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its consolidated Subsidiaries during the accounting period covered by the attached financial statements.

3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4.    Schedule I attached hereto sets forth financial data and computations evidencing compliance with Sections 7.08A and 7.09A of the Credit Agreement, all of which data and computations are true, complete and correct.

[5.    Schedule II attached hereto describes in reasonable detail any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements for the immediately preceding Fiscal Year that is material with respect to the financial statements accompanying this Certificate.]3

6.    [The company-prepared financial statements which accompany this Certificate fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes.]4

[signature page follows]

3 Include only if applicable.
4 Include paragraph 6 for Compliance Certificates delivered pursuant to Section 6.01(b) of the Credit Agreement.

The foregoing certifications, together with the computations set forth in Schedule I hereto [and the description provided in Schedule II hereto]5, and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of ____________, _____.

_________________________
_____________ of Global Payments Inc.

5 Include only if applicable.

SCHEDULE I TO COMPLIANCE CERTIFICATE

For the Fiscal Quarter ending _______, ____ (“Statement Date”)
Global Payments Inc.
000 $’s

Confidential
Compliance as of the Statement Date with Sections 7.08A
and 7.09A of the Credit Agreement

SECTION 7.08A ‑ Leverage Ratio

The Leverage Ratio at the end of each Fiscal Quarter shall not be greater than 3.50 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.

(a)    Total Debt of Company and its Subsidiaries    $
(b)    EBITDA of Company and its Subsidiaries

Actual Ratio

Required Ratio    ≤    3.50 to 1.006

SECTION 7.09A ‑ Fixed Charge Coverage Ratio

The ratio of (i) EBITR to (ii) Fixed Charges as at the end of each Fiscal Quarter, shall not be less than 2.50 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.

(i)    EBITR of Company and its Subsidiaries    $
(ii)    Fixed Charges of Company and its Subsidiaries

Ratio of (i) to (ii)

Required Ratio    ≥ 2.50 to 1.0

6 Per Section 7.08A of the Credit Agreement, not more than two times during the term of the Credit Agreement, in connection with an Acquisition, the maximum Leverage Ratio, with prior notice to the Administrative Agent, may be increased to 3.75 to 1.00 for the one-year period beginning on the closing date of any such Acquisition, so long as the Company is in compliance on a Pro Forma Basis with the maximum Leverage Ratio of 3.75 to 1.00 on the closing date of such Acquisition after giving effect to such Acquisition; provided, further, that at the end of any such one-year period, the maximum Leverage Ratio permitted shall revert to 3.50 to 1.00 and the Administrative Agent shall have received a Compliance Certificate pursuant to Section 6.01(c) demonstrating compliance with the maximum Leverage Ratio of 3.50 to 1.0 before the Leverage Ratio may be increased pursuant to the foregoing proviso a second time.

EXHIBIT C-2

FORM OF COMPLIANCE CERTIFICATE
[Post-Heartland Acquisition]

Confidential

To:	The Lenders party to the Credit Agreement described below

This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Global Payments Inc., a Georgia corporation (the “Company”), certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected __________________ of the Company.

2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its consolidated Subsidiaries during the accounting period covered by the attached financial statements.

3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4.    Schedule I attached hereto sets forth financial data and computations evidencing compliance with Sections 7.08B and 7.09B of the Credit Agreement, all of which data and computations are true, complete and correct.

[5.    Schedule II attached hereto describes in reasonable detail any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements for the immediately preceding Fiscal Year that is material with respect to the financial statements accompanying this Certificate.] 7

6.    [Schedule III attached hereto contains an updated copy of the schedules to the Security Agreement][There are no updates necessary to be made to the schedules to the Security Agreement].

7.    [The company-prepared financial statements which accompany this Certificate fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes.]8

[signature page follows]

7 Include only if applicable.
8 Include paragraph 7 for Compliance Certificates delivered pursuant to Section 6.01(b) of the Credit Agreement.

The foregoing certifications, together with the computations set forth in Schedule I hereto [and the description provided in Schedule II hereto]9 [and the schedules provided in Schedule III hereto]10, and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of ____________, _____.

_________________________
_____________ of Global Payments Inc.

9 Include only if applicable.
10 Include only if applicable.

SCHEDULE I TO COMPLIANCE CERTIFICATE

For the Fiscal Quarter ending _______, ____ (“Statement Date”)
Global Payments Inc.

Confidential
Compliance as of the Statement Date with Sections 7.08B
and 7.09B of the Credit Agreement

	FQ-1	FQ-2	FQ-3	FQ-4
I. Section 7.08B - Leverage Ratio
A. Total Debt of the Company and its Subsidiaries
+ 0. Obligations for borrowed money
+ 1. Obligations evidenced by bonds, debentures, notes or other similar instruments
=+ 2. Obligations in respect of the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of business on terms customary in the trade and (ii) the current and long-term portions of accrued buyout obligations)

+ 3. Obligations under any conditional sale or other title retention agreement(s) relating to property acquired
+ 4. Capital Lease Obligations
+ 5. Obligations, contingent or otherwise, in respect of letters of credit, acceptances or similar extensions of credit
+ 6. Guarantees of the type of indebtedness described in Lines 0 through 5 above
+ 7. Indebtedness of a third party secured by any lien on property owned by the Company or its Subsidiaries, whether or not such indebtedness has been assumed by the Company or its Subsidiaries
+ 8. Obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests
+ 9. Off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of the Company and its Subsidiaries

- 10. Guarantees of Indebtedness of the Company or its Subsidiaries by the Company or its Subsidiaries
- 11. Obligations in respect of Swap Agreements
= 12. Total Debt[11]
B. EBITDA of the Company and its Subsidiaries
+ 1. Net Income
+ 2. Federal, state, local and foreign income, value added and similar taxes
+ 3. Depreciation
+ 4. Amortization
+ 5. Interest Expense
+ 6. Extraordinary or unusual losses incurred other than in the ordinary course of business
+ 7. Non-Cash Items to the extent such Non-Cash Items do not represent an accrual or reserve for a future cash expenditure, charge or loss
=+ 8. Non-Recurring Items[12]

11 Shall not include (i) Settlement Obligations or any contingent obligations under surety bonds or similar obligations incurred in the ordinary course of business or (ii) any liabilities of a Bank Subsidiary for, or in respect of, deposits received by such Bank Subsidiary.
12 May not exceed Non-Recurring Cash Items Charge Limit for any period of determination

- 9. Extraordinary gains realized other than in the ordinary course of business
- 10. Non-cash income or gains

=+ 11. With respect to each Acquisition not prohibited under the Credit Agreement (other than the Heartland Acquisition), cost synergies (net of continued associated expenses) and integration, business optimization and operating improvement expenses that are anticipated by the Company in good faith to be realized within 12 months following such Acquisition[13]

=+ 12. With respect to the Heartland Acquisition, cost synergies (net of continued associated expenses) and integration, business optimization and operating improvement expenses that are anticipated by the Company in good faith to be realized within 18 months following the Heartland Acquisition[14]

+ 13. EBITDA of any Persons or assets that became Acquired Entities at any time during such period, calculated on a pro forma basis for such Acquired Entities for the entire period in a manner otherwise consistent with the definition of EBITDA and the definitions referred to therein

= 14. EBITDA[15]
C. Leverage Ratio (Line I.A.12 ÷ Line I.B.14)
D. Maximum Leverage Ratio Permitted[16]

II. Section 7.09B - Fixed Charge Coverage Ratio
A. EBITR
+ 1. EBITDA
+ 2. Lease Expense
- 3. Depreciation and amortization
= 4. EBITR
B. Fixed Charges
+ 1. Interest Expense
+ 2. Lease Expense
= 3. Fixed Charges
C. Fixed Charge Coverage Ratio (Line II.A.4 ÷ Line II.B.3)
D. Minimum Fixed Charge Cover Ratio Permitted	2.25 to 1.0

13 Provided that (A) such cost synergies are factually supportable and (B) the aggregate amount of such adjustments under this clause taken into account in determining EBITDA for any period of determination shall not exceed an aggregate amount equal to 10% of the EBITDA attributable to the property acquired (or the property of the Person acquired) in such Acquisition
14 Provided that (A) such cost synergies are factually supportable and (B) the aggregate amount of such adjustments under this clause taken into account in determining EBITDA for any period of determination shall not exceed $125,000,000
15 Notwithstanding the foregoing, “EBITDA” for Heartland and its Subsidiaries (i) for the Fiscal Quarter ended March 31, 2015 shall be deemed to be $[_______], (ii) for the Fiscal Quarter ended June 30, 2015 shall be deemed to be $[_______], (3) for the Fiscal Quarter ended September 30, 2015 shall be deemed to be $[_______] and (4) for any other Fiscal Quarter ending prior to the Heartland Acquisition Closing Date, such amounts as agreed by the Administrative Agent and the Company, in each case, as may be adjusted on a pro forma basis in accordance with the terms of the Credit Agreement.
16 The Leverage Ratio at the end of each Fiscal Quarter shall not be greater than (i) 5.00 to 1.0 as of the end of any Fiscal Quarter ending during the period from the Closing Date to and including August 31, 2016, (ii) 4.75 to 1.0 as of the end of any Fiscal Quarter ending during the period from September 1, 2016 to and including February 28, 2017, (iii) 4.50 to 1.0 as of the end of any Fiscal Quarter ending during the period from March 1, 2017 to and including August 30, 2017, (iv) 4.25 to 1.0 as of the end of any Fiscal Quarter ending during the period from September 1, 2017 through and including February 28, 2018 and (v) 4.00 to 1.0 as of the end of any Fiscal Quarter ending thereafter

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all of the outstanding rights and obligations under the respective facilities identified below (including, without limitation, Letters of Credit, Swing Line Loans and Guaranties included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	___________________________________
[Assignor [is][is not] a Defaulting Lender.]
2.	Assignee:	___________________________________
[and is an Affiliate/Approved Fund of [identify Lender]17]

3.	Company:	Global Payments Inc.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Second Amended and Restated Credit Agreement dated as of July 31, 2015 among the Company, the other Borrowers parties thereto, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

6.	Assigned Interest:

17Select as applicable.

Facility Assigned[18]	Aggregate amount of outstanding Loans being assigned herein by Assignor*	Aggregate amount of Outstanding Loans held by all Lenders	Percentage of outstanding Loans of all Lenders being assigned herein to Assignee[19]	Percentage of outstanding Loans of all Lenders retained by Assignor[7]
	$	$	%	%

[7.	Trade Date: ____________________________][20]

Effective Date: ___________ ___, ____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non‑public information about the Borrowers and the Related Parties or its securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

18Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan,” etc.)
19Set forth, to at least 9 decimals, as a percentage of the Commitment/Loan of all Lenders.
20To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]\

By:
Name:
Title

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title

[Consented to and][21] Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title

[Consented to:][22]

GLOBAL PAYMENTS INC.

By:
Name:
Title

21To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
22To be added only if the consent of the Company is required by the terms of the Credit Agreement.

[Consented to:][23]

BANK OF AMERICA, N.A.,
as Swing Line Lender

By:
Name:
Title

[Consented to:][24]

BANK OF AMERICA, N.A.,
as L/C Issuer

By:
Name:
Title

23To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
24To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.

ANNEX 1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF JULY 31, 2015, AMONG GLOBAL PAYMENTS INC., CERTAIN OTHER BORROWERS FROM TIME TO TIME PARTY THERETO, THE LENDERS FROM TIME TO TIME PARTY THERETO, AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, SWING LINE LENDER AND L/C ISSUER

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers and each of the Borrowers’ Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers and each of the Borrowers’ Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTY

[attached]

EXHIBIT F

FORM OF BORROWER REQUEST AND ASSUMPTION AGREEMENT

Date: ___________, _____

To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.16 of that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Each of] ______________________ ([the “Applicant Borrower”][each, an “Applicant Borrower” and collectively, the “Applicant Borrowers”]) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that [the][such] Applicant Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.16 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that with effect from the date hereof, [the][each] Applicant Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which [the][such] Applicant Borrower would have had if [the][such] Applicant Borrower had been an original party to the Credit Agreement as a Borrower. [The][Each] Applicant Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that [the][each] Applicant Borrower become a Borrower under the Credit Agreement and that [the][such] Applicant Borrower be entitled to receive Revolving Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Applicant Borrower[s] nor the Company on their behalf shall have any right to request any Revolving Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.16 of the Credit Agreement.

This Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[APPLICANT BORROWER]

By:
Name:
Title

GLOBAL PAYMENTS INC.,
a Georgia corporation

By:
Name:
Title

EXHIBIT G

FORM OF BORROWER NOTICE

Date: ___________, _____

To:    Global Payments Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Borrower Notice is made and delivered pursuant to Section 2.16 of that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [_________________________] shall be a Borrower and may receive Revolving Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title

EXHIBIT H

FORM OF SECOND AMENDED AND RESTATED COMPANY GUARANTY

[attached]

EXHIBIT I-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation (the “Company”), the other Borrowers party thereto (together with the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BENE, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title

Date:	______________________________, ___________

EXHIBIT I-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation (the “Company”), the other Borrowers party thereto (together with the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BENE, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title

Date:	____________________________, ___________

EXHIBIT I-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation (the “Company”), the other Borrowers party thereto (together with the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BENE, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BENE, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title

Date:	______________________________, ___________

EXHIBIT I-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Global Payments Inc., a Georgia corporation (the “Company”), the other Borrowers party thereto (together with the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BENE, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BENE, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title

Date:	_____________________________, ___________

EXHIBIT J
FORM OF SECURED PARTY DESIGNATION NOTICE
Date: _________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:
THIS SECURED PARTY DESIGNATION NOTICE is made by _______________________, a ______________ (the “Designor”), to BANK OF AMERICA, N.A., as Administrative Agent under that certain Credit Agreement referenced below (in such capacity, the “Administrative Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.
W I T N E S S E T H :

WHEREAS, Global Payments Inc., a Georgia corporation (the “Company”), the other Borrowers party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, have entered into that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) pursuant to which certain loans and financial accommodations have been made to the Borrowers;

WHEREAS, in connection with the Credit Agreement, a Lender or Affiliate of a Lender is permitted to designate its [Swap Agreement][Cash Management Agreement] as a [Related Swap Agreement][Secured Cash Management Agreement] under the Credit Agreement and the Collateral Documents;
WHEREAS, the Credit Agreement requires that the Designor deliver this Secured Party Designation Notice to the Administrative Agent; and
WHEREAS, the Designor has agreed to execute and deliver this Secured Party Designation Notice:
[1.    Designation. The Designor hereby designates the Swap Agreement described on Schedule 1 hereto to be a Related Swap Agreement and hereby represents and warrants to the Administrative Agent that such Swap Agreement satisfies all the requirements under the Loan Documents to be so designated. By executing and delivering this Secured Party Designation Notice, the Designor, as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Loan Documents which are applicable to it as a provider of a Related Swap Agreement and hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Secured Party Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Section 9.01 of the Credit Agreement), and (c) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a provider of a Swap Agreement. Without limiting the foregoing, the Designor agrees to indemnify the Administrative Agent as contemplated by Section 10.04(c) of the Credit Agreement.]25

[1.    Designation. The Designor hereby designates the Cash Management Agreement described on Schedule 1 hereto to be a Secured Cash Management Agreement and hereby represents and warrants to the Administrative Agent that such Cash Management Agreement satisfies all the requirements under the Loan Documents to be so designated. By executing and delivering this Secured Party Designation Notice, the Designor, as provided below, hereby agrees to be bound by all of the provisions of the Loan Documents which are applicable to it as a provider

25 Use this section 1 for a Secured Party Designation Notice being delivered in connection with a Related Swap Agreement.

of a Secured Cash Management Agreement and hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Secured Party Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of the following paragraph), and (c) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a provider of a Cash Management Agreement. Without limiting the foregoing, the Designor agrees to indemnify the Administrative Agent as contemplated by Section 10.04(c) of the Credit Agreement.
Each of the Cash Management Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Cash Management Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto (including entering into the Customary Settlement Lien Intercreditor Agreement and the Secured Cash Management Intercreditor Agreement). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 of the Credit Agreement for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Article IX of the Credit Agreement and Article X of the Credit Agreement (including Section 10.04(c) of the Credit Agreement, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
No Cash Management Bank that obtains the benefit of any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder, under the Credit Agreement or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Collateral Document) other than in its capacity as a Lender under the Credit Agreement and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any provision of this Agreement, the Security Agreement or any provision of Article IX of the Credit Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Secured Cash Management Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Secured Cash Management Agreements in the case of the Maturity Date or the payment-in-full of the Obligations (other than Related Swap Agreements).]26
2.    GOVERNING LAW. THIS SECURED PARTY DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[signature page follows]

26 Use this section 1 for a Secured Party Designation Notice being delivered in connection with a Secured Cash Management Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Secured Party Designation Notice to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

[DESIGNOR]:

By:
Name:
Title

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title

cc:	Global Payments Inc.
10 Glenlake Parkway, NE
Atlanta, Georgia 30328-3473
Attn: Legal Department

Schedule 1

To Secured Party Designation Notice

EXHIBIT K
FORM OF INCREMENTAL TERM LOAN LENDER JOINDER AGREEMENT
THIS INCREMENTAL TERM LOAN LENDER JOINDER AGREEMENT dated as of __________, 20__ (this “Agreement”) is by and among each of the Persons identified as “Incremental Term Lenders” on the signature pages hereto (each, an “Incremental Term Lender”), Global Payments Inc., a Georgia corporation (the “Company”), certain other borrowers party hereto (together with the Company, each a “Borrower” and collectively, the “Borrowers”), the Guarantors party hereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement (as defined below).
W I T N E S S E T H
WHEREAS, pursuant to that certain Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among the Borrowers, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the Lenders have agreed to provide the Borrowers with the credit facilities provided for therein;
WHEREAS, pursuant to Section 2.01(c) of the Credit Agreement, the Company has requested that each Incremental Term Lender provide a portion of an Incremental Term Loan under the Credit Agreement; and
WHEREAS, each Incremental Term Lender has agreed to provide a portion of an Incremental Term Loan on the terms and conditions set forth herein and to become an “Incremental Term Lender” under the Credit Agreement in connection therewith.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Each Incremental Term Lender severally agrees to make a portion of an Incremental Term Loan in a single advance to [insert applicable Borrower] on the date hereof in the amount of its respective Incremental Term Loan Commitment; provided, that, after giving effect to such advances, the Outstanding Amount of such Incremental Term Loan shall not exceed the aggregate amount of the Incremental Term Loan Commitments of the Incremental Term Lenders. The Incremental Term Loan Commitments of each of the Incremental Term Lenders and the Applicable Percentage of the portion of the Incremental Term Loan for each of the Incremental Term Lenders shall be as set forth on Schedule 2.01 attached hereto. The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.
2.    The Applicable Rate with respect to the Incremental Term Loan evidenced hereby shall be (a) [__] percent ([__]%), with respect to Eurocurrency Rate Loans, and (b) [__] percent ([__]%), with respect to Base Rate Loans.
3.    The Incremental Term Loan Maturity Date for the Incremental Term Loan evidenced hereby shall be [__].
4.    [Insert applicable Borrower] shall repay to the Incremental Term Lenders the principal amount of the Incremental Term Loan evidenced hereby in [quarterly installments] on the dates set forth below as follows:

Date	Principal Amortization Payment	Date	Principal Amortization Payment

		Incremental Term Loan Maturity Date	Outstanding Amount
Total:
5.Each Incremental Term Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become an Incremental Term Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as an Incremental Term Lender thereunder and shall have the obligations of an Incremental Term Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Incremental Term Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as an Incremental Term Lender.
6.    Each of the Administrative Agent, each Borrower, and each Guarantor agrees that, as of the date hereof, each Incremental Term Lender shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be an “Incremental Term Lender” for all purposes of the Credit Agreement and the other Loan Documents and (c) have the rights and obligations of an Incremental Term Lender under the Credit Agreement and the other Loan Documents.
7.    The address of each Incremental Term Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by such Incremental Term Lender to the Administrative Agent.
8.    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
9.    THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

INCREMENTAL TERM LENDERS:
[INSERT INCREMENTAL TERM LENDER]

By:
Name:
Title

BORROWERS:	[INSERT BORROWER]

By:
Name:
Title

GUARANTORS:	[INSERT GUARANTOR]

By:
Name:
Title

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title

EXHIBIT L
FORM OF HEARTLAND INCREMENTAL TERM B LOAN LENDER JOINDER AGREEMENT
THIS HEARTLAND INCREMENTAL TERM B LOAN LENDER JOINDER AGREEMENT dated as of __________, 20__ (this “Agreement”) is by and among each of the Persons identified as “Heartland Incremental Term B Lenders” on the signature pages hereto (each, a “Heartland Incremental Term B Lender”), Global Payments Inc., a Georgia corporation (the “Company”), certain other borrowers party hereto (together with the Company, each a “Borrower” and collectively, the “Borrowers”), the Guarantors party hereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement (as defined below).
W I T N E S S E T H
WHEREAS, pursuant to that certain Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among the Borrowers, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the Lenders have agreed to provide the Borrowers with the credit facilities provided for therein;
WHEREAS, pursuant to Section 2.01(e) of the Credit Agreement, the Company has requested that each Heartland Incremental Term B Lender provide a portion of a Heartland Incremental Term B Loan under the Credit Agreement; and
WHEREAS, each Heartland Incremental Term B Lender has agreed to provide a portion of a Heartland Incremental Term B Loan on the terms and conditions set forth herein and to become a “Heartland Incremental Term B Lender” under the Credit Agreement in connection therewith.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Each Heartland Incremental Term B Lender severally agrees to make a portion of a Heartland Incremental Term B Loan in a single advance to [insert applicable Borrower] on the date hereof in the amount of its respective Heartland Incremental Term B Loan Commitment; provided, that, after giving effect to such advances, the Outstanding Amount of such Heartland Incremental Term B Loan shall not exceed the aggregate amount of the Heartland Incremental Term B Loan Commitments of the Heartland Incremental Term B Lenders. The Heartland Incremental Term B Loan Commitments of each of the Heartland Incremental Term B Lenders and the Applicable Percentage of the Heartland Incremental Term B Loans for each of the Heartland Incremental Term B Lenders shall be as set forth on Schedule 2.01 attached hereto. The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.
2.    The Applicable Rate with respect to the portion of the Heartland Incremental Term B Loan evidenced hereby shall be (a) [__] percent ([__]%), with respect to Eurocurrency Rate Loans, and (b) [__] percent ([__]%), with respect to Base Rate Loans; provided, that, the Eurocurrency Base Rate shall in no event be less than [__] percent ([__]%) at any time.
3.    The Heartland Incremental Term B Loan Maturity Date for the Heartland Incremental Term B Loan evidenced hereby shall be [__].
4.    [Insert applicable Borrower] shall repay to the Heartland Incremental Term B Lenders the principal amount of the Heartland Incremental Term B Loan evidenced hereby in quarterly installments on the dates set forth below as follows:

Date	Principal Amortization Payment	Date	Principal Amortization Payment

		Heartland Incremental Term B Loan Maturity Date	Outstanding Amount
Total:
5.    Pursuant to Section 2.05(b)(iv) of the Credit Agreement, [insert applicable Borrower] shall prepay the Heartland Incremental Term B Loan in an aggregate amount equal to [fifty percent (50%) (if the Leverage Ratio as of the end of such fiscal year is equal to or greater than [__] to 1.0), twenty-five percent (25%) (if the Leverage Ratio as of the end of such fiscal year is less than [__] to 1.0 but equal to or greater than [__] to 1.0), or zero percent (0%) (if the Leverage Ratio as of the end of such fiscal year is less than [__] to 1.0)] of Excess Cash Flow; provided, that, the amount of any such prepayment shall be reduced in accordance with Section 2.05(b)(iv) of the Credit Agreement. Subject to Section 2.15 of the Credit Agreement, each such prepayment shall be applied ratably to the Heartland Incremental Term B Loans (in each case to the remaining scheduled principal amortization payments on a pro rata basis). Such prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities, shall be subject to Section 3.05 of the Credit Agreement, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
6.    Pursuant to Section 2.05(a)(i) of the Credit Agreement, if any voluntary prepayment is made with respect to the Heartland Incremental Term B Loans within [six (6) months] after the Heartland Acquisition Closing Date in connection with a Repricing Event, the Company shall, on the date of such prepayment, pay to the Lenders a prepayment premium equal to one percent (1.00%) of the principal amount of the Heartland Incremental Term B Loans so prepaid.
7.    Each Heartland Incremental Term B Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Heartland Incremental Term B Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Heartland Incremental Term B Lender thereunder and shall have the obligations of a Heartland Incremental Term B Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Heartland Incremental Term B Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Heartland Incremental Term B Lender.
8.    Each of the Administrative Agent, each Borrower, and each Guarantor agrees that, as of the date hereof, each Heartland Incremental Term B Lender shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be aa “Heartland Incremental Term B Lender” for all purposes of the Credit Agreement and the other Loan

Documents and (c) have the rights and obligations of a Heartland Incremental Term B Lender under the Credit Agreement and the other Loan Documents.
9.    The address of each Heartland Incremental Term B Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by such Heartland Incremental Term B Lender to the Administrative Agent.
10.    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.    THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

HEARTLAND INCREMENTAL TERM B LENDERS:
[INSERT HEARTLAND INCREMENTAL TERM B LENDER]

By:
Name:
Title

BORROWERS:	[INSERT BORROWER]

By:
Name:
Title

GUARANTORS:	[INSERT GUARANTOR]

By:
Name:
Title

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title

EXHIBIT M
FORM OF SOLVENCY CERTIFICIATE
[__], 20__
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned chief financial officer of Global Payments Inc., a Georgia corporation (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.03(i) of that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Company, certain other Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
(d)    “Will be able to pay their Liabilities as they mature”
For the period from the date hereof through the Maturity Date, Company and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.
(e)    “Do not have Unreasonably Small Capital”
Company and its Subsidiaries taken as a whole after consummation of the Transactions does not have unreasonably small capital to conduct its business. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.    For purposes of this certificate, I, or officers of Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 6.01 of the Credit Agreement.
(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
(c)    As chief financial officer of Company, I am familiar with the financial condition of Company and its Subsidiaries.
4.    Based on and subject to the foregoing, after giving effect to the consummation of the Transactions, (i) the Fair Value of the assets of Company and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Company and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Company and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.
* * *
IN WITNESS WHEREOF, Company has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

GLOBAL PAYMENTS INC.,
a Georgia corporation

By:
Name:
Title

EXHIBIT N

FORM OF SECURITY AGREEMENT

[attached]

ANNEX II

(See attached.)

SECOND AMENDED AND RESTATED COMPANY GUARANTY

THIS SECOND AMENDED AND RESTATED COMPANY GUARANTY (this “Guaranty”) is made as of July 31, 2015, by the undersigned (the “Guarantor”) in favor of the Administrative Agent and the Holders of Obligations (as defined below), under the Credit Agreement referred to below.

The Guarantor is party to a certain Amended and Restated Company Guaranty dated as of February 28, 2014 (as amended, supplemented, or otherwise modified from time to time until (but not including) the date of this Guaranty, the “2014 Company Guaranty”) in favor of the Administrative Agent on behalf of the Holders of the Obligations (as defined therein).

The 2014 Company Guaranty was amended and restated by this Guaranty (as amended, supplemented or otherwise modified from time to time until (but not including) the First Amendment Effective Date, the “Existing Revolving Company Guaranty”).

The Guarantor is party to a certain Second Amended and Restated Subsidiary Guaranty dated as of July 31, 2015 (as amended, supplemented or otherwise modified from time to time until (but not including) the First Amendment Effective Date, the “Existing Term Loan Company Guaranty” and together with the Existing Revolving Company Guaranty, the “Existing Company Guaranties”) in favor of Bank of America, N.A., as administrative agent and the Holders of Obligations (as defined in the Existing Term Loan Company Guaranty).

The parties to this Guaranty desire to amend the Existing Company Guaranties as set forth herein.

WITNESSETH

WHEREAS, the Guarantor, the other borrowers from time to time party thereto (each a “Borrower” and collectively the “Borrowers”), the institutions from time to time parties thereto as lenders (the “Lenders”), and Bank of America, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”), Swing Line Lender and L/C Issuer, have entered into that certain Second Amended and Restated Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of Loans and other financial accommodations to be made by the Lenders to the Credit Agreement;

WHEREAS, it is a condition precedent to the extensions of Loans by the Lenders and the issuance of Letters of Credit under the Credit Agreement that the Guarantor execute and deliver this Guaranty, whereby the Guarantor shall guarantee the payment when due of all Obligations of Global Payments Direct, Inc. and the Designated Borrowers (collectively, the “Other Borrowers”); and

WHEREAS, in consideration of the direct and indirect financial and other support that the Other Borrowers have provided, and such direct and indirect financial and other support as the Other Borrowers may in the future provide, to the Guarantor, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, the Guarantor is willing to guarantee the Obligations of the Other Borrowers.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2.    Representations, Warranties and Covenants. The Guarantor represents and warrants that:

(A)    It is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B)    It has the requisite power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by the Guarantor of this Guaranty and the performance by the Guarantor of its obligations hereunder have been duly authorized by all necessary corporate action by the Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(C)    Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its Organization Documents or the provisions of any indenture, material instrument or material agreement to which the Guarantor is a party or is subject, or by which it, or its property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of this Guaranty.

In addition to the foregoing, the Guarantor covenants that, until the Obligations (as defined in the Credit Agreement) (other than (i) contingent and other obligations not then due and owing and (ii) obligations pursuant to any Related Swap Agreement) shall have been paid in full in cash and the Commitments (as defined in the Credit Agreement) have been terminated, it will fully comply with those covenants and agreements applicable to the Guarantor set forth in the Credit Agreement.

SECTION 3.    The Guaranty. The Guarantor hereby unconditionally guarantees the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations (other than the Excluded Swap Obligations) of each of the Other Borrowers, including, without limitation, (i) the principal of and interest on each Loan made to the Other Borrowers pursuant to the Credit Agreement, (ii) all obligations of the Other Borrowers owing under any Letter of Credit, (iii) all obligations of the Other Borrowers owing under any Related Swap Agreement, (iv) all other amounts payable by the Other Borrowers or any other Credit Party under the Credit Agreement, any Related Swap Agreement and the other Loan Documents and (v) the punctual and faithful performance, keeping, observance, and fulfillment by the Other Borrowers of all of the agreements, conditions, covenants, and obligations of the Other Borrowers contained in the Loan Documents (all of the foregoing (other than, for the avoidance of doubt, the Excluded Swap Obligations) being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations (including the Administrative Agent) being referred to collectively as the “Holders of Obligations”). For the avoidance of doubt, Guaranteed Obligations shall include any amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (as hereinafter defined). Any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Guarantor or any Other Borrower (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantor, the Administrative Agent and the Holders of the Obligations that the Guaranteed Obligations should be determined without regard to any rule of law or order that may relieve the Guarantor or the Other Borrowers of any portion of such Guaranteed Obligations. Upon (x) the failure by the Other Borrowers or any other Credit Party, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, the Guarantor agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement, any Related Swap Agreement or the

relevant Loan Document, as the case may be. The Guarantor hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and performance and is not a guaranty of collection. The Guarantor hereby agrees that the obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty.

SECTION 4.    Guaranty Unconditional. The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A)    any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B)    any modification or amendment of or supplement to the Credit Agreement, any Related Swap Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(C)    any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D)    any change in the corporate, partnership or other existence, structure or ownership of the Other Borrowers or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Other Borrowers or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Other Borrowers or any other guarantor of any of the Guaranteed Obligations;

(E)    the existence of any claim, setoff or other rights which the Guarantor may have at any time against the Other Borrowers, any other guarantor of any of the Guaranteed Obligations, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F)    the enforceability, legality or validity of the Guaranteed Obligations or any part thereof or the genuineness, legality, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other illegality, invalidity or unenforceability relating to or against the Other Borrowers or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Related Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Other Borrowers or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(G)    the failure of any Holder of Obligations to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H)    the election by, or on behalf of, any one or more Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I)    any borrowing or grant of a security interest by the Other Borrowers, as debtor‑in‑possession, under Section 364 of the Bankruptcy Code;

(J)    the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any Holder of Obligations for repayment of all or any part of the Guaranteed Obligations;

(K)    [reserved]; or

(L)    any other act or omission to act or delay of any kind by the Other Borrowers, any other guarantor of the Guaranteed Obligations, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder except as provided in Section 5.

SECTION 5.    Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. The Guarantor’s obligations hereunder shall remain in full force and effect until the Obligations (as defined in the Credit Agreement) (other than (i) contingent and other obligations not then due and owing and (ii) obligations pursuant to any Related Swap Agreement) shall have been paid in full in cash and the Commitments (as defined in the Credit Agreement) have been terminated or until the Guarantor is released from its obligations hereunder pursuant to Section 12 below. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Other Borrowers or any other party under the Credit Agreement, any Related Swap Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Other Borrowers or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The obligations of the Guarantor with respect to the immediately preceding sentence shall survive termination of this Guaranty.

SECTION 6.    General Waivers; Additional Waivers.

(A)    General Waivers. The Guarantor irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice, as well as any requirement that at any time any action be taken by any Person against the Other Borrowers, any other guarantor of the Guaranteed Obligations, or any other Person.

(B)    Additional Waivers. Notwithstanding anything herein to the contrary, the Guarantor hereby absolutely, unconditionally, knowingly, and expressly waives to the fullest extent permitted by law:

(i)    any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii)    (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations , including any increase, extension, substitution, amendment, renewal or other modification thereof; (c) notice of the amount of the Guaranteed Obligations, subject, however, to the Guarantor’s right to make inquiry of the Administrative Agent and the Holders of Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the Other Borrowers or of any other fact that might increase the Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to the Guarantor hereunder or under the Loan Documents) and demands to which the Guarantor might otherwise be entitled;

(iii)    its right, if any, to require any Holder of Obligations to institute suit against, or to exhaust any rights and remedies which any Holder of Obligations has or may have against or any third party, or against any collateral provided by any third party;

(iv)    (a) any rights to assert against any Holder of Obligations any defense (legal or equitable), set‑off, counterclaim, or claim which the Guarantor may now or at any time hereafter have against the Other Borrowers or any other party liable to any Holder of Obligations; (b) any defense, set‑off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense the Guarantor has to performance hereunder, and any right the Guarantor has to be exonerated, arising by reason of: the impairment or suspension of any Holder of Obligations’ rights or remedies against the Guarantor; the alteration by any Holder of Obligations of the Guaranteed Obligations; any discharge of the Guarantor’s obligations to any Holder of Obligations by operation of law as a result of any Holder of Obligations’ intervention or omission; or the acceptance by any Holder of Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to the Guarantor’s liability hereunder;

(v)    any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by any Holder of Obligations; or (b) any election by any Holder of Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantor; and

(vi)    to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

SECTION 7.    Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A)    Subordination of Subrogation. Until the discharge of the Guarantor’s obligations pursuant to Section 5 or Section 12 hereof, the Guarantor shall (i) have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which any Holder of Obligations now have or may hereafter have against the Other Borrowers, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantor waives any benefit of, and any right to participate in, any security or collateral given to any Holder of Obligations to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Other Borrowers to any Holder of Obligations. Should the Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, the Guarantor hereby expressly and irrevocably (a) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that the Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (b) waives any and all defenses available to a surety, guarantor or accommodation co‑obligor until the discharge of the Guarantor’s obligations pursuant to Section 5 or Section 12 hereof. The Guarantor acknowledges and agrees that this subordination is intended to benefit each Holder of Obligations and shall not limit or otherwise affect the Guarantor’s liability hereunder or the enforceability of this Guaranty, and that such Holder of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B)    Subordination of Intercompany Indebtedness. Prior to the Heartland Acquisition, the Guarantor agrees that any and all claims of the Guarantor against the Other Borrowers (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, the Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Prior to the Heartland

Acquisition, notwithstanding any right of the Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of the Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations in those assets. Prior to the Heartland Acquisition, no Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to the Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Prior to the Heartland Acquisition, should any payment, distribution, security or instrument or proceeds thereof be received by the Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Other Borrowers and the Holders of Obligations, the Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations. Prior to the Heartland Acquisition, if the Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Prior to the Heartland Acquisition, the Guarantor agrees that until the discharge of the Guarantor’s obligations pursuant to Section 5 or Section 12 hereof, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim the Guarantor has or may have against any Obligor except as otherwise permitted pursuant to any Loan Document. Prior to the Heartland Acquisition, the Guarantor's liability under this Guaranty is limited so that each obligation of, or transfer by, the Guarantor under this Guaranty, without the requirement of amendment or any other formality, be limited to a maximum aggregate amount equal to the greatest amount that would not render its liability hereunder subject to avoidance as a fraudulent transfer or conveyance under applicable Debtor Relief Laws.

SECTION 8.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Other Borrowers under the Credit Agreement, any Related Swap Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Other Borrowers, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Related Swap Agreement or any other Loan Document shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent.

SECTION 9.    Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 10.02 of the Credit Agreement with respect to the Administrative Agent at its notice address referenced therein and with respect to the Guarantor at the address of the Company referenced therein.

SECTION 10.    No Waivers. No failure or delay by the any Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Related Swap Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.    Successors and Assigns. This Guaranty is for the benefit of any Holder of Obligations and their respective successors and permitted assigns; provided that, except as otherwise permitted by the Credit Agreement, the Guarantor shall not have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Related Swap Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon the Guarantor and its respective successors and assigns.

SECTION 12.    Changes in Writing; Releases. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except in writing and in accordance with this Guaranty and the Credit Agreement (including compliance with Section 10.01 of the Credit Agreement, if applicable).

SECTION 13.    GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 14.    CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A)    CONSENT TO JURISDICTION. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE OTHER BORROWERS OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(B)    WAIVER OF VENUE. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(C)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY

OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 16.    Taxes, Expenses, Judgment Currency, etc. Without limiting the general applicability of the terms of the other Loan Documents to this Guaranty and the parties hereto, the terms of Sections 3.01, 10.04 and 10.19 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, with each instance of the term “Borrower” or “Company” being replaced with “Guarantor” (in each case, with application to singular and plural forms thereof).

SECTION 17.    Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations may, without notice to the Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Obligations to the Guarantor, and (ii) any moneys, credits or other property belonging to the Guarantor, at any time held by or coming into the possession of such Holder of Obligations or any of their respective affiliates. The rights of the Holders of Obligations under this Section shall be reinstated in the event of any reinstatement of any obligations hereunder pursuant to Section 5.

SECTION 18.    Financial Information. The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Other Borrowers and any and all endorsers of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and the Guarantor hereby agrees that none of the Holders of Obligations shall have any duty to advise the Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to the Guarantor.

SECTION 19.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 20.    Merger. This Guaranty, taken together with the other Loan Documents, represents the final agreement of the Guarantor with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations.

SECTION 21.    Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 22. Keepwell.

At the time the guaranty becomes effective with respect to any Swap Obligation of any Specified Credit Party, the Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Guarantor’s obligations and undertakings under this Guaranty voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of the Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. The Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of the Commodity Exchange Act.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

GLOBAL PAYMENTS INC.
By:
Name:
Title

[additional signature page follows]

Acknowledged and Agreed
as of the date first above written:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title

SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTY

THIS SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTY (this “Guaranty”) is made as of July 31, 2015, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Company (as defined below) that become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent and the Holders of Obligations (as defined below), under the Credit Agreement referred to below.

Certain Initial Guarantors are party to a certain Amended and Restated Subsidiary Guaranty dated as of February 28, 2014 (as amended, supplemented, or otherwise modified from time to time until (but not including) the date of this Guaranty, the “2014 Subsidiary Guaranty”) in favor of the Administrative Agent on behalf of the Holders of Obligations (as defined therein).

The 2014 Subsidiary Guaranty was amended and restated by this Guaranty (as amended, supplemented or otherwise modified from time to time until (but not including) the First Amendment Effective Date, the “Existing Revolving Subsidiary Guaranty”).

Certain Subsidiaries of the Company are party to a certain Second Amended and Restated Subsidiary Guaranty dated as of July 31, 2015 (as amended, supplemented or otherwise modified from time to time until (but not including) the First Amendment Effective Date, the “Existing Term Loan Subsidiary Guaranty” and together with the Existing Revolving Subsidiary Guaranty, the “Existing Subsidiary Guaranties”) in favor of Bank of America, N.A., as administrative agent and the Holders of Obligations (as defined in the Existing Term Loan Subsidiary Guaranty).

The parties to this Guaranty desire to amend the Existing Subsidiary Guaranties as set forth herein.

WITNESSETH

WHEREAS, Global Payments Inc., a Georgia corporation (the “Company”), the other borrowers from time to time party thereto (each a “Borrower” and collectively the “Borrowers”), the institutions from time to time parties thereto as lenders (the “Lenders”), and Bank of America, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”), Swing Line Lender and L/C Issuer, have entered into that certain Second Amended and Restated Credit Agreement dated as of July 31, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of Loans and other financial accommodations to be made by the Lenders to the Credit Agreement;

WHEREAS, it is a condition precedent to the extensions of Loans by the Lenders and the issuance of Letters of Credit under the Credit Agreement that each of the undersigned Guarantors (constituting all of the Subsidiaries of the Company required to execute this Guaranty pursuant to the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrowers have provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the Obligations.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2.    Representations, Warranties and Covenants. Each of the Guarantors represents and warrants that:

(A)    It is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B)    It has the requisite power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each Guarantor of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action by such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(C)    Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its Organization Documents or the provisions of any indenture, material instrument or material agreement to which such Guarantor is a party or is subject, or by which it, or its property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.

In addition to the foregoing, each of the Guarantors covenants that, until the Obligations (as defined in the Credit Agreement) (other than (i) contingent and other obligations not then due and owing and (ii) obligations pursuant to any Related Swap Agreement) shall have been paid in full in cash and the Commitments (as defined in the Credit Agreement) have been terminated, it will fully comply with those covenants and agreements applicable to such Guarantor set forth in the Credit Agreement.

SECTION 3.    The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations (other than the Excluded Swap Obligations), including, without limitation, (i) the principal of and interest on each Loan made to any Borrower pursuant to the Credit Agreement, (ii) all obligations of any Borrower owing under any Letter of Credit, (iii) all obligations of any Borrower owing under any Related Swap Agreement, (iv) all other amounts payable by the Borrowers or any other Credit Party under the Credit Agreement, any Related Swap Agreement and the other Loan Documents and (v) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrowers of all of the agreements, conditions, covenants, and obligations of the Borrowers contained in the Loan Documents (all of the foregoing (other than, for the avoidance of doubt, the Excluded Swap Obligations) being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations (including the Administrative Agent) being referred to collectively as the “Holders of Obligations”). For the avoidance of doubt, Guaranteed Obligations shall include any amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (as hereinafter defined). Any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Guarantor or any Borrower (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors, the Administrative Agent and the Holders of the Obligations that the Guaranteed Obligations should be determined without regard to any rule of law or order that may relieve the Guarantors or the Borrowers of any portion of such Guaranteed

Obligations. Upon (x) the failure by any Borrower or any other Credit Party, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement, any Related Swap Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and performance and is not a guaranty of collection. Each of the Guarantors hereby agrees that the obligations of such Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty.

SECTION 4.    Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A)    any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B)    any modification or amendment of or supplement to the Credit Agreement, any Related Swap Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(C)    any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D)    any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of any Borrower or any other guarantor of any of the Guaranteed Obligations;

(E)    the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F)    the enforceability, legality or validity of the Guaranteed Obligations or any part thereof or the genuineness, legality, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other illegality, invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Related Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by any Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(G)    the failure of any Holder of Obligations to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H)    the election by, or on behalf of, any one or more Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I)    any borrowing or grant of a security interest by any Borrower, as debtor‑in‑possession, under Section 364 of the Bankruptcy Code;

(J)    the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any Holder of Obligations for repayment of all or any part of the Guaranteed Obligations;

(K)    the failure of any other guarantor or any other Person to sign or become party to this Guaranty, any other guaranty or agreement or any amendment, change, or reaffirmation hereof or thereof; or

(L)    any other act or omission to act or delay of any kind by any Borrower, any other guarantor of the Guaranteed Obligations, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder except as provided in Section 5.

SECTION 5.    Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until the Obligations (as defined in the Credit Agreement) (other than (i) contingent and other obligations not then due and owing and (ii) obligations pursuant to any Related Swap Agreement) shall have been paid in full in cash and the Commitments (as defined in the Credit Agreement) have been terminated or until such Guarantor is released from its obligations hereunder pursuant to Section 13 below. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Borrower or any other party under the Credit Agreement, any Related Swap Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The obligations of the Guarantors with respect to the immediately preceding sentence shall survive termination of this Guaranty.

SECTION 6.    General Waivers; Additional Waivers.

(A)    General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(B)    Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives to the fullest extent permitted by law:

(i)    any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii)    (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations, including any increase, extension, substitution, amendment, renewal or other modification thereof; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and the Holders of Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of any Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

(iii)    its right, if any, to require any Holder of Obligations to institute suit against, or to exhaust any rights and remedies which any Holder of Obligations has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in cash) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv)    (a) any rights to assert against any Holder of Obligations any defense (legal or equitable), set‑off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against any Borrower or any of the other Guarantors or any other party liable to any Holder of Obligations; (b) any defense, set‑off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of any Holder of Obligations’ rights or remedies against the other Guarantors; the alteration by any Holder of Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to any Holder of Obligations by operation of law as a result of any Holder of Obligations’ intervention or omission; or the acceptance by any Holder of Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder;

(v)    any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by any Holder of Obligations; or (b) any election by any Holder of Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors; and

(vi)    to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

SECTION 7.    Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A)    Subordination of Subrogation. Until the discharge of a Guarantor’s obligations pursuant to Section 5 or Section 13 hereof, such Guarantor shall (i) have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which any Holder of Obligations now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and such Guarantor waives any benefit of, and any right to participate in, any security or collateral given to any Holder of Obligations to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of any Borrower to any Holder of Obligations. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (a) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (b) waives any and all defenses available to a surety, guarantor or accommodation co‑obligor until the discharge of such Guarantor’s obligations pursuant to Section 5 or Section 13 hereof. Each Guarantor acknowledges and agrees that this subordination is intended to benefit each Holder of Obligations and shall not limit or otherwise affect such

Guarantor’s liability hereunder or the enforceability of this Guaranty, and that such Holder of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B)    Subordination of Intercompany Indebtedness. Prior to the Heartland Acquisition, each Guarantor agrees that any and all claims of such Guarantor against any Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Prior to the Heartland Acquisition, notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations in those assets. Prior to the Heartland Acquisition, no Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document have been terminated. Prior to the Heartland Acquisition, if all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Prior to the Heartland Acquisition, should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrowers and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations. Prior to the Heartland Acquisition, if any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Prior to the Heartland Acquisition, each Guarantor agrees that until the discharge of such Guarantor’s obligations pursuant to Section 5 or Section 13 hereof, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor except as otherwise permitted pursuant to any Loan Document. Prior to the Heartland Acquisition, each Guarantor's liability under this Guaranty is limited so that each obligation of, or transfer by, any Guarantor under this Guaranty, without the requirement of amendment or any other formality, be limited to a maximum aggregate amount equal to the greatest amount that would not render its liability hereunder subject to avoidance as a fraudulent transfer or conveyance under applicable Debtor Relief Laws.

SECTION 8.    Contribution with Respect to Guaranteed Obligations.

(A)    To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor

Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Credit Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(C)    This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E)    The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Credit Agreement and the Related Swap Agreements.

SECTION 9.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrowers under the Credit Agreement, any Related Swap Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Related Swap Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 10.    Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 10.02 of the Credit Agreement with respect to the Administrative Agent at its notice address referenced therein and with respect to any Guarantor, in care of the Borrower at the address of the Company referenced therein.

SECTION 11.    No Waivers. No failure or delay by any Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Related Swap Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12.    Successors and Assigns. This Guaranty is for the benefit of the Holders of Obligations and their respective successors and permitted assigns; provided that, except as otherwise permitted by the Credit Agreement, no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Related Swap Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 13.    Changes in Writing; Releases. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, or the release of any Guarantor pursuant to Sections 6.09 and 9.10 of the Credit Agreement, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except in writing and in accordance with this Guaranty and the Credit Agreement (including compliance with Section 10.01 of the Credit Agreement, if applicable).

SECTION 14.    GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 15.    CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A)    CONSENT TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(B)    WAIVER OF VENUE. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(C)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 16.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 17.    Taxes, Expenses, Judgment Currency, etc. Without limiting the general applicability of the terms of the other Loan Documents to this Guaranty and the parties hereto, the terms of Sections 3.01, 10.04 and 10.19 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, with each instance of the term “Borrower” being replaced with “Guarantor” (in each case, with application to singular and plural forms thereof); provided that, for purposes of clarification, no such substitution shall be made for the term “Company”.

SECTION 18.    Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Obligations to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations or any of their respective affiliates. The rights of the Holders of Obligations under this Section shall be reinstated in the event of any reinstatement of any obligations hereunder pursuant to Section 5.

SECTION 19.    Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrowers and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 20.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 21.    Merger. This Guaranty, taken together with the other Loan Documents, represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations.

SECTION 22.    Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 23.    Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

SECTION 24.    Keepwell. Each Guarantor that is a Qualified ECP Guarantor at the time this Guaranty becomes effective with respect to any Swap Obligation of any Specified Credit Party, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Guaranty voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Each Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of the Commodity Exchange Act. For purposes of this Section 24, “Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

GLOBAL PAYMENTS CHECK SERVICES, INC.
By:
Name:
Title

GLOBAL PAYMENTS DIRECT, INC.
By:
Name:
Title

GLOBAL PAYMENTS GAMING SERVICES, INC.
By:
Name:
Title

[additional signature page follows]

Acknowledged and Agreed
as of the date first above written:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title

ANNEX I TO SUBSIDIARY GUARANTY
SUPPLEMENT TO SUBSIDIARY GUARANTY

Reference is hereby made to the Second Amended and Restated Subsidiary Guaranty (the “Guaranty”) made as of July 31, 2015 by and among [GLOBAL PAYMENTS CHECK SERVICES, INC., GLOBAL PAYMENTS DIRECT, INC., AND GLOBAL PAYMENTS GAMING SERVICES, INC.] [Confirm list of Guarantors] (the “Initial Guarantors” and along with any additional Subsidiaries of the Company that have become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty.

By its execution of this Supplement to Subsidiary Guaranty (this “Supplement”), the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] (the “New Guarantor”), agrees that by execution of this Supplement it is a Guarantor (as defined in the Guaranty) under the Guaranty as if a signatory thereof on the effective date thereof, and the New Guarantor (a) shall comply with, and be subject to, and have the benefit of, all of the terms, conditions, covenants, agreements and obligations set forth in the Guaranty and (b) hereby makes each representation and warranty set forth in the Guaranty. The New Subsidiary hereby agrees that (i) each reference to a “Guarantor” or the “Guarantors” in the Guaranty and other Loan Documents shall include the New Guarantor and (ii) each reference to the “Guaranty Agreement” as used therein shall mean the Guaranty as supplemented hereby. Without limiting the generality of the foregoing terms of this paragraph, the New Guarantor hereby jointly and severally together with the other Guarantors, guarantees to each Holder of Obligations, as provided in the Guaranty, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

[Include the following text upon and after the consummation of the Heartland Acquisition]

[By its execution of this Supplement, the New Guarantor agrees that the New Guarantor will be deemed to be a party to the Security Agreement, and shall have all the obligations of a “Debtor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The New Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms hereof, the New Guarantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties (as such term is defined in Section 1 of the Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the New Guarantor in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the New Guarantor.]

Notwithstanding anything herein or in any Loan Document to the contrary, if any Foreign Subsidiary is or becomes a Guarantor, such Foreign Subsidiary shall not guarantee any obligation of (i) a U.S. Person or (ii) a disregarded entity of a U.S. Person.

IN WITNESS WHEREOF, New Guarantor has executed and delivered this Supplement counterpart to the Guaranty as of this ____________ day of ____________, 20___.

[NAME OF NEW GUARANTOR]

By:
Name:
Title